      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2002



                                                      REGISTRATION NO. 333-90918

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           COLE NATIONAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                            5945                           34-1744334
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number)

                             ---------------------
                             5915 LANDERBROOK DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                            TELEPHONE: 440-449-4100
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               MS. LESLIE D. DUNN
                  SENIOR VICE PRESIDENT-BUSINESS DEVELOPMENT,
                         GENERAL COUNSEL AND SECRETARY
                           COLE NATIONAL GROUP, INC.
                             5915 LANDERBROOK DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                            TELEPHONE: 440-449-4100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                                DAVID P. PORTER
                           JONES, DAY, REAVIS & POGUE
                                  NORTH POINT
                              901 LAKESIDE AVENUE
                           CLEVELAND, OHIO 44114-1190
                            TELEPHONE: 216-586-3939
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 The information in this prospectus is not complete. Cole National Group, Inc. may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Cole National Group, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 3, 2002

PROSPECTUS
                                  $150,000,000

                               OFFER TO EXCHANGE
           ALL OUTSTANDING 8 7/8% SENIOR SUBORDINATED NOTES DUE 2012
                                      FOR
                   8 7/8% SENIOR SUBORDINATED NOTES DUE 2012

                                       OF

                           COLE NATIONAL GROUP, INC.

 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 8,
                                     2002.

                             ----------------------
THE EXCHANGE NOTES

     - The terms of the notes to be issued are substantially identical to the outstanding notes that Cole National Group, Inc. issued on May 22, 2002, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes that will not apply to the exchange notes.
     - Interest on the notes accrues at the rate of 8 7/8% per year, payable in cash every six months on May 15 and November 15, with the first payment on November 15, 2002.

     - The notes are not secured by any collateral.

     - There is no existing market for the notes.

MATERIAL TERMS OF THE EXCHANGE OFFER


     - Expires at 5:00 p.m., New York City time, on August 8, 2002, unless extended.


     - This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

     - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes which are registered under the Securities Act of 1933.

     - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

     - Cole National Group, Inc. will not receive any cash proceeds from the exchange offer.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date upon which the exchange offer is consummated, subject to any blackout period, or such shorter period in some circumstances, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
                             ---------------------
    PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS
                                  PROSPECTUS.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IN ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                 The date of this prospectus is July   , 2002.

                      REFERENCES TO ADDITIONAL INFORMATION

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. HOLDERS OF OUTSTANDING NOTES MAY OBTAIN DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FREE OF CHARGE BY REQUESTING THE DOCUMENTS, IN WRITING OR BY TELEPHONE, FROM US AT:

    COLE NATIONAL GROUP, INC.
    5915 LANDERBROOK DRIVE
    MAYFIELD HEIGHTS, OHIO 44124
    ATTENTION: SECRETARY
    TELEPHONE: 440-449-4100


     IF YOU WOULD LIKE TO REQUEST COPIES OF THESE DOCUMENTS, PLEASE DO SO BY AUGUST 1, 2002 IN ORDER TO RECEIVE THEM BEFORE THE EXPIRATION OF THE EXCHANGE OFFER. SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION."


                             ---------------------

                               TABLE OF CONTENTS

Summary...............................    1
Risk Factors..........................    9
Forward-Looking Statements............   16
Use of Proceeds.......................   16
Capitalization........................   17
Selected Historical Consolidated
  Financial Data......................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   27
Management............................   35
Security Ownership of Certain
  Beneficial Owners...................   45
Compensation Committee Interlocks and
  Insider Participation and Certain
  Relationships and Related Party
  Transactions........................   46
Description of Other Indebtedness.....   47
The Exchange Offer....................   49
Description of Notes..................   58
Certain U.S. Federal Income Tax
  Considerations......................   95
Plan of Distribution..................   98
Legal Matters.........................   99
Experts...............................   99
Other Matters.........................   99
Where You Can Find Additional
  Information.........................  100
Index to Consolidated Financial
  Statements..........................  F-1

                             ---------------------

     All trademarks set forth in this prospectus are the property of their respective third-party owners, except for the trademarks Pearle Vision, Nobody Cares for Eyes More than Pearle and Things Remembered and any others that we or our subsidiaries own.

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                                    SUMMARY

     The following summary highlights certain significant aspects of our business and this offering, but you should read this entire prospectus, including the financial data and related notes, before making an investment decision. Our fiscal years end on the Saturday closest to January 31 and are identified according to the calendar year in which they begin. In this prospectus, unless the context otherwise requires, the terms "we," "us," "our" and other similar terms refer to the consolidated businesses of Cole National Group, Inc. and all of its subsidiaries and not to its parent, Cole National Corporation. You should carefully consider the information set forth under the heading "Risk Factors."

                           COLE NATIONAL GROUP, INC.

OVERVIEW

     We are a leading provider of vision care products and services, managed vision care programs and personalized gifts with 2,917 retail locations in 50 states, Canada and the Caribbean as of February 2, 2002. Our retail vision locations do business primarily under the names "Pearle Vision," "Sears Optical," "Target Optical" and "BJ's Optical," and our managed vision care programs are offered primarily through Cole Managed Vision. We refer to these businesses as "Cole Vision." Our personalized gifts are offered through retail locations, e-commerce and catalogs under the name "Things Remembered." We believe that, based on industry data, we are one of the largest retail optical companies in North America, and we believe we operate the only nationwide chain of personalized gift stores. For fiscal 2001, we generated net revenue of $1.1 billion and EBITDA of $75.8 million.

COLE VISION

     Cole Vision contributed 75% of our net revenue in fiscal 2001 with 2,143 company-owned and franchised retail locations throughout the United States, Canada and the Caribbean as of February 2, 2002. Cole Managed Vision's programs provide vision care benefits to participants through access to networks of company-owned, franchised and third-party optical locations.

  PEARLE VISION

     As of February 2, 2002, Pearle Vision's operations consisted of 423 company-owned and 440 franchised stores located in 45 states, Canada and the Caribbean. Most Pearle Vision stores operate in either an "Express" or "Mainline" store format. Express stores contain a full surfacing lab that can produce most glasses in approximately one hour. Mainline stores can produce approximately 50% of prescriptions on-site in approximately one hour. Other prescriptions are sent to Pearle Vision's central laboratory in Dallas. As of February 2, 2002, 275 of the company-owned stores and 129 of the franchised stores were Express format, with the balance being Mainline format.

  COLE LICENSED BRANDS

     Cole Licensed Brands operates principally under the "Sears Optical," "Target Optical" and "BJ's Optical" names. As of February 2, 2002, Cole Licensed Brands operated 1,280 retail locations in 47 states and Canada, including 816 departments on the premises of Sears department stores, 124 free-standing Sears Optical stores, 224 departments in Target stores and 116 departments in BJ's Wholesale Club stores.

     Locations are, in most cases, retail eyecare stores offering brand name and private label prescription eyeglasses, contact lenses and accessories, which make available services of a doctor of optometry who performs complete eye examinations and prescribes eyeglasses and contact lenses. Eye examination services are available in most stores and are provided by independent doctors of optometry, when required by state law, and by employees of Cole Licensed Brands in other situations.

  COLE MANAGED VISION

     Cole Managed Vision's programs provide a comprehensive range of eyecare benefits primarily marketed directly to large employers, health maintenance organizations, or HMOs, insurance companies and other organizations. It offers enhanced programs to plan sponsors to provide their members with prepaid eye examinations, as well as pricing discounts or funded materials benefits. Its Vision One discount program gives plan sponsors the opportunity to offer their members a group discount at locations within Cole Managed Vision's network with minimal direct cost to the plan sponsor. Cole Managed Vision offers multiple provider panels to its clients, including a network of more than 20,000 providers. Managed vision care programs generated approximately 37% of Cole Vision's revenues in fiscal 2001.

THINGS REMEMBERED

     Things Remembered contributed 25% of our net revenue in fiscal 2001. As of February 2, 2002, Things Remembered operated 774 stores and kiosks generally located in large, enclosed shopping malls located in 46 states. Each location carries a wide assortment of engravable items and provides "while you shop" personalization services for any occasion including holiday, wedding, business recognition and other special occasion gift events. Engraving is offered for items purchased at the store as well as for items purchased elsewhere. Customers can also access Things Remembered's broad gift assortment through its catalogs (1-800-274-7367) and its e-commerce site, www.thingsremembered.com (the contents of this website are not a part of this prospectus).

                              RECENT DEVELOPMENTS

     On April 26, 2002 we commenced a tender offer to purchase all of our $150.0 million aggregate principal amount of 9 7/8% senior subordinated notes due 2006. The tender offer expired on May 23, 2002 at which time we purchased $136.8 million of our 9 7/8% senior subordinated notes due 2006 at 104.9375% of the aggregate principal amount of the notes, plus accrued interest up to the date of purchase. In addition, holders of the 9 7/8% senior subordinated notes due 2006 who tendered their notes and delivered the related consents on or before 5:00 p.m., New York City time, on May 9, 2002 received a premium of 0.1625% of the aggregate principal amount of the notes. On May 30, 2002, we redeemed the remaining $13.2 million of our 9 7/8% senior subordinated notes due 2006 at 104.9375% of the aggregate principal amount of the notes. None of our 9 7/8% senior subordinated notes due 2006 remain outstanding.

     On May 23, 2002, we and our lenders amended our senior credit facility to, among other things, extend the term of our senior credit facility to May 31, 2006, provide a working capital commitment of $75 million and reduce borrowing rates.

     On June 13, 2002, we replaced Arthur Andersen LLP as our independent public accountants and appointed Deloitte & Touche LLP as our auditors for fiscal year 2002.

                  INFORMATION ABOUT COLE NATIONAL GROUP, INC.

     We are a Delaware corporation. Our principal executive office is located at 5915 Landerbrook Drive, Mayfield Heights, Ohio 44124, and our telephone number is (440) 449-4100. We are a wholly-owned subsidiary of Cole National Corporation, a holding company that has common stock traded on the New York Stock Exchange. Our parent also has a 21% interest in Pearle Europe B.V., which has optical stores in the Netherlands, Belgium, Germany, Austria, Italy, Portugal and Poland.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   We are offering to exchange $150.0 million in
                                 aggregate principal amount of our 8 7/8% senior subordinated notes due 2012, which have been registered under the federal securities laws, for $150.0 million aggregate principal amount of our outstanding unregistered 8 7/8% senior subordinated notes due 2012, which we issued on May 22, 2002 in a private offering. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

                                 In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

REGISTRATION RIGHTS
AGREEMENT.....................   We issued the outstanding notes on May 22, 2002
                                 to a limited number of initial purchasers. At that time, we signed a registration rights agreement with those initial purchasers, which requires us to conduct this exchange offer.
                                 This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you liquidated damages.

FAILURE TO EXCHANGE YOUR
OUTSTANDING NOTES.............   If you do not exchange your outstanding notes
                                 for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.


EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on August 8, 2002, unless we decide to extend the expiration date. See
                                 "The Exchange Offer -- Expiration Date;
                                 Extensions; Amendments."


CONDITIONS TO THE EXCHANGE
OFFER.........................   The exchange offer is subject to conditions
                                 that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.
                                 See "The Exchange Offer -- Conditions."

                                 We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

                                 - to delay the acceptance of the outstanding
                                   notes;

                                 - to terminate the exchange offer if specified
                                   conditions have not been satisfied;

                                 - to extend the expiration date of the exchange
                                   offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes; and

                                 - to waive any condition or otherwise amend the
                                   terms of the exchange offer in any respect.
                                   See "The Exchange Offer -- Expiration Date;
                                   Extensions; Amendments."

PROCEDURES FOR TENDERING
NOTES.........................   If you wish to tender your outstanding notes
                                 for exchange, you must:

                                 - complete and sign the enclosed letter of
                                   transmittal by following the related
                                   instructions; and

                                 - send the letter of transmittal, as directed
                                   in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specific procedures for guaranteed delivery of the outstanding notes.

                                 Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                                 Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should only be sent the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange Offer -- Exchange Agent."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   If your outstanding notes are registered in the
                                 name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See "The Exchange
                                 Offer -- Procedures for Tendering."

WITHDRAWAL RIGHTS.............   You may withdraw the tender of your outstanding
                                 notes at any time prior to the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading "The
                                 Exchange Offer -- Withdrawal of Tenders."

FEDERAL INCOME TAX
CONSIDERATIONS................   The exchange of outstanding notes for the
                                 exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax
                                 Considerations."

RESALES OF EXCHANGE NOTES.....   We believe that you will be able to offer for
                                 resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery requirements of the federal securities laws, provided that:

                                 - you are acquiring the exchange notes in the
                                   ordinary course of business;

                                 - you do not have any arrangement or
                                   understanding with any person to participate in the distribution of the exchange notes;

                                 - you are not engaged in, and do not intend to
                                   engage in, a distribution of the exchange notes;

                                 - you are not one of our "affiliates," as
                                   defined in Rule 405 of the Securities Act.

                                 Our belief is based on interpretations by the staff of the SEC, as set forth in no action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

                                 If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

                                 Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. See "The Exchange Offer -- Resale of the Exchange Notes."

EXCHANGE AGENT................   The exchange agent for the exchange offer is
                                 Wells Fargo Bank Minnesota, N.A. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange
                                 Offer -- Exchange Agent" and in the letter of transmittal.

                               THE EXCHANGE NOTES

EXCHANGE NOTES................   $150,000,000 in aggregate principal amount of
                                 8 7/8% Senior Subordinated Notes due 2012.

MATURITY DATE.................   May 15, 2012.

INTEREST PAYMENT DATES........   May 15 and November 15, commencing November 15,
                                 2002.

RANKING.......................   The exchange notes will be unsecured and:

                                   - subordinate in right of payment to all of
                                     our existing and future senior
                                     indebtedness;

                                   - equal in right of payment to our existing
                                     and future senior subordinated
                                     indebtedness;

                                   - senior in right of payment to our future
                                     subordinated indebtedness; and

                                   - effectively junior to all indebtedness of
                                     our existing and future subsidiaries.

                                 Assuming we had completed the offering of the outstanding notes on February 2, 2002 and after giving effect to the application of the proceeds from that offering, our outstanding senior debt and the debt and other obligations of our subsidiaries would have been $204.0 million, including $69.4 million we owe to our parent.

OPTIONAL REDEMPTION...........   On or after May 15, 2007, we may redeem some or
                                 all of the exchange notes at any time at the redemption prices described in the section
                                 "Description of Notes -- Optional Redemption."

                                 Before May 15, 2005, we may redeem up to 40% of the original aggregate principal amount of the exchange notes with the net cash proceeds of certain public offerings of equity, provided at least 60% of the original aggregate principal amount of the exchange notes remains outstanding after the redemption.

MANDATORY OFFER TO PURCHASE...   If we experience specific kinds of changes in
                                 control, we must offer to repurchase the exchange notes at the prices, plus accrued and unpaid interest, if any, to the date of redemption, listed in the section "Description of Notes -- Repurchase at the Option of Holders."

COVENANTS.....................   The indenture governing the exchange notes
                                 (among other things) limits our ability and that of our restricted subsidiaries to:

                                   - incur additional indebtedness and issue
                                     preferred stock;

                                   - pay dividends or make other distributions;

                                   - make other restricted payments and
                                     investments;

                                   - create liens;

                                   - incur restrictions on the ability of our
                                     subsidiaries to pay dividends or other
                                     payments to us;

                                   - sell assets;

                                   - merge or consolidate with other entities;
                                     and

                                   - enter into transactions with affiliates.

                                 Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of Notes -- Certain Covenants."

USE OF PROCEEDS...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes. See "Use of Proceeds."

                                  RISK FACTORS

     You should consider carefully all the information set forth in this prospectus and, in particular, should evaluate the specific factors under the section "Risk Factors" beginning on page 9.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth our summary consolidated financial data. The summary statement of operations and balance sheet data as of and for the fiscal years ended January 29, 2000, February 3, 2001 and February 2, 2002 are derived from our audited consolidated financial statements. The summary statement of operations and balance sheet data as of and for the first quarters ended May 4, 2002 and May 5, 2001 are derived from our unaudited consolidated financial statements. Our consolidated balance sheets as of February 3, 2001 and February 2, and May 4, 2002 and our consolidated statements of operations and consolidated statements of cash flows for the fiscal years ended January 29, 2000, February 3, 2001 and February 2, 2002, and first quarters ended May 5, 2001 and May 4, 2002 and the independent auditors' report for fiscal years ended January 29, 2000, February 3, 2001 and February 2, 2002, are included elsewhere in this prospectus. Fiscal years end on the Saturday closest to January 31 and are identified according to the calendar year in which they begin. Fiscal 2001 and fiscal 1999 each consisted of a 52-week period, and fiscal 2000 consisted of a 53-week period. The summary consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements and the related notes and our unaudited interim consolidated financial statements and related notes. The results of operation for interim periods are not necessarily indicative of results for a full year's operations.

                                                FISCAL YEAR ENDED
                              ------------------------------------------------------      FIRST QUARTER ENDED
                              JANUARY 29, 2000   FEBRUARY 3, 2001   FEBRUARY 2, 2002   -------------------------
                                 (52 WEEKS)         (53 WEEKS)         (52 WEEKS)      MAY 5, 2001   MAY 4, 2002
   (dollars in thousands)     ----------------   ----------------   ----------------   -----------   -----------
STATEMENT OF OPERATIONS
  DATA:
Net revenue.................     $1,037,581         $1,076,420         $1,101,333      $   270,291   $   290,109
Operating income............         34,560             34,094             36,362            7,831        11,512
Interest expense............         27,405             28,402             27,553            6,901         6,993
Net income..................          4,140              1,883              4,911              560         2,890
BALANCE SHEET DATA (END OF
  PERIOD):
Total assets................        543,528            561,000            561,779          566,464       572,587
Total long-term debt (1)....        274,795            274,311            274,372          274,326       274,390
Stockholder's equity........         52,949             54,291             59,176           54,642        62,188
OTHER DATA:
EBITDA (2)..................         73,045             71,445             75,807           17,140        20,470
EBITDAR (3).................        200,080            201,869            214,913           51,706        56,969
Capital expenditures and
  systems development.......         39,516             43,474             41,997            8,040         7,576
Depreciation and
  amortization..............         38,485             37,351             39,445            9,309         8,958
Ratio of total long-term
  debt to EBITDA............            3.8x               3.8x               3.6x            16.0x         13.4x
Ratio of EBITDA to interest
  expense...................            2.7x               2.5x               2.8x             2.5x          2.9x
Ratio of earnings to fixed
  charges (4)...............            1.2x               1.1x               1.2x             1.1x          1.3x
NUMBER OF UNITS (END OF
  PERIOD):
Cole Licensed Brands........          1,056              1,164              1,280            1,186         1,286
Pearle Vision
  company-owned.............            454                439                423              438           422
Pearle Vision franchised....            416                426                440              421           442
                                 ----------         ----------         ----------      -----------   -----------
  Total Cole Vision.........          1,926              2,029              2,143            2,045         2,150
Things Remembered...........            796                784                774              781           776
                                 ----------         ----------         ----------      -----------   -----------
  Total Cole National.......          2,722              2,813              2,917            2,826         2,926

                                                FISCAL YEAR ENDED
                              ------------------------------------------------------      FIRST QUARTER ENDED
                              JANUARY 29, 2000   FEBRUARY 3, 2001   FEBRUARY 2, 2002   -------------------------
                                 (52 WEEKS)         (53 WEEKS)         (52 WEEKS)      MAY 5, 2001   MAY 4, 2002
   (dollars in thousands)     ----------------   ----------------   ----------------   -----------   -----------
COMPARABLE STORE SALES
  GROWTH:
Cole Licensed Brands
  (U.S.)....................           (2.7)%              3.7%               3.8%             4.9%          3.5%
Pearle Vision company-owned
  (U.S.)....................           (5.5)%              2.0%               2.6%             1.2%         10.6%
  Total Cole Vision.........           (3.5)%              3.1%               2.6%             2.7%          5.9%
Things Remembered...........            7.2%               5.4%              (1.8)%            0.1%         (3.0)%
  Total Cole National.......           (0.8)%              3.7%               1.4%             2.1%          3.9%
Pearle Vision U.S. franchise
  stores....................            0.4%               3.3%               0.0%            (1.9)%         5.9%
Pearle Vision U.S.
  chain-wide................           (2.4)%              2.7%               1.2%            (0.5)%         8.1%

---------------

(1) Total long-term debt includes current and non-current obligations under capital leases.

(2) EBITDA represents income from operations before income taxes, interest expense, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of our operating performance or as a measure of liquidity.

(3) EBITDAR represents EBITDA plus rent expense.

(4) Ratio of earnings to fixed charges was 1.7x for the fiscal year ended January 31, 1998 and 1.6x for the fiscal year ended January 30, 1999.

                                  RISK FACTORS

     You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before exchanging any outstanding notes pursuant to this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISKS RELATING TO THIS OFFERING

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We have a significant amount of indebtedness. As of February 2, 2002, we had $274.4 million of total long-term indebtedness and after giving pro forma effect to the offering of the outstanding notes and the application of the proceeds from that offering, we would have had total long-term indebtedness of $275.1 million, of which $150.0 million would have consisted of the outstanding notes. In addition, as of February 2, 2002 we owed $73.5 million to our parent and after giving pro forma effect to the offering of the outstanding notes and application of the proceeds from that offering, we would have owed our parent $69.4 million. Also, after giving pro forma effect to the offering of the outstanding notes and the application of the proceeds from that offering, our ratio of earnings to fixed charges would have been 1.2x for the year ended February 2, 2002.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it difficult for us to satisfy our obligations with respect to the exchange notes;

     - make us vulnerable to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds.

     In addition, the indenture, the senior credit facility and the other existing indenture contain financial and other restrictive covenants that will limit our ability to borrow additional funds and engage in other activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR MORE DEBT, WHICH COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the indenture will not fully prohibit us or our subsidiaries from doing so. The senior credit facility, which we guarantee, would permit additional borrowings by our subsidiaries of up to $75.0 million less our outstanding letters of credit (which were $12.3 million as of February 2, 2002, and all of those borrowings would rank senior to the exchange notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

TO SERVICE OUR INDEBTEDNESS, WE REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     We currently expect we will continue to be able to service our obligations on our debt out of cash flow from operations. Our ability to satisfy our obligations will depend upon the future financial and operating performance of our subsidiaries and upon our ability to renew or refinance borrowings or to raise additional equity capital. Each of these alternatives depends on financial, competitive, legislative, regulatory, business and other general economic factors affecting us and our subsidiaries and the optical and personalized gifts retailing businesses in particular, many of which are beyond our control and the control of our subsidiaries. If we and our subsidiaries are unable to generate sufficient cash flow to meet our debt service obligations, we will have to pursue one or more alternatives, which may include reducing or delaying capital expenditures, refinancing debt, selling assets or our parent raising additional equity capital. We cannot assure you that any of these alternatives could be accomplished on satisfactory terms. While we believe that cash flow from operations will provide an adequate source of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond our control would increase the need for alternative sources of liquidity.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES IS JUNIOR TO OUR EXISTING SENIOR INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS.

     The exchange notes rank behind all of our existing senior indebtedness, other than trade payables, and all of our future borrowings, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full before any payment may be made with respect to the exchange notes.

     Assuming we had completed the offering of the outstanding notes and applied the proceeds from that offering on February 2, 2002, the outstanding notes would have been subordinated to $69.5 million of senior debt of which $69.4 million is owed to our parent, and approximately $75.0 million (less outstanding letters of credit of $12.3 million) would have been available for borrowing by our subsidiaries and guaranteed by us under the senior credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. However, our senior credit facility limits the amount of senior debt we can borrow, but from time to time this limit may change.

     In addition, all payments on the exchange notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the exchange notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture will require that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of exchange notes may receive less, ratably, than the holders of our senior debt.

THE EXCHANGE NOTES WILL BE EFFECTIVELY SUBORDINATED TO THE DEBTS OF OUR SUBSIDIARIES.

     We derive all of our revenue and substantially all of our cash flow from our subsidiaries. Our parent will not and our subsidiaries will not initially guarantee the exchange notes. Creditors of our subsidiaries, including trade creditors, will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the exchange notes will effectively be subordinated to the prior payment of all of the debts, including trade payables, of our subsidiaries.

     Assuming we had completed the offering of the outstanding notes and applied the proceeds from that offering on February 2, 2002, the aggregate amount of trade payables and other accrued and long-term liabilities of our subsidiaries would have been approximately $134.5 million. Further, approximately $75.0 million (less outstanding letters of credit of $12.3 million) would have been available to our subsidiaries for additional borrowing under the senior credit facility, which is guaranteed by us. In the event a payment default exists on our senior debt and the maturity of that debt is accelerated, we cannot assure you that our subsidiaries will be able to repay such accelerated indebtedness. We cannot assure you that our assets and our subsidiaries' assets will be sufficient to fully repay the exchange notes and our other indebtedness.

WE MAY NOT HAVE ACCESS TO THE CASH FLOW AND OTHER ASSETS OF OUR SUBSIDIARIES THAT MAY BE NEEDED TO MAKE PAYMENT ON THE EXCHANGE NOTES.

     Although our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the exchange notes. Accordingly, our ability to make payments on the exchange notes depends on the earnings and the distribution of funds from our subsidiaries. The terms of our senior credit facility restricts our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the exchange notes when due.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

     Our parent will not guarantee the exchange notes and our subsidiaries will not initially guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

     Assuming we had completed the offering of the outstanding notes and applied the proceeds from that offering on February 2, 2002, the outstanding notes would have been effectively junior to $134.5 million of trade payables and other accrued and long-term liabilities of our subsidiaries and approximately $75.0 million (less outstanding letters of credit of $12.3 million), which is guaranteed by us, would have been available to our subsidiaries for future borrowing under the senior credit facility. Our subsidiaries generated 100% of our consolidated revenues in the year ended February 2, 2002 and held 88.2% of our consolidated assets as of February 2, 2002.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the happening of specified change of control events, we will be required to offer to repurchase all of the exchange notes and the existing notes at 101% of their principal amount, plus any accrued and unpaid interest and liquidated damages, if any, to the date of the purchase. A change of control under the indenture governing the exchange notes will result in a default under the senior credit facility. The exercise by the holders of the exchange notes or the existing notes of their right to require us to repurchase the exchange notes or the existing notes upon a change of control could also cause a default under other debt, including the senior credit facility, even if the change of control itself does not, because of the financial effect on us of the repurchase. Our ability to pay cash to the holders of the exchange notes or the existing notes upon a repurchase may be limited by our then existing financial resources. We cannot assure you that in the event of a change of control, we will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding debt to pay the required purchase price for all the exchange notes or the existing notes tendered by holders upon a change of control. Our obligations to offer to repurchase the exchange notes are subject to our obligations to offer to repurchase the existing notes and redeem amounts outstanding under the senior credit facility. Even if we can satisfy our obligations to the holders of the existing notes and under the senior credit facility, we cannot assure you that we would be able to fund the repurchase of any exchange notes. In addition, various corporate events, such as a leveraged recapitalization, which would increase the level of our indebtedness, would not constitute a "change of control" under the indenture.

THE TERMS OF OUR DEBT INSTRUMENTS IMPOSE FINANCIAL AND OPERATING RESTRICTIONS.

     The senior credit facility, the indenture governing the exchange notes and the indenture governing our existing notes each contain a number of covenants that, among other things, limit our ability to:

     - incur additional debt;

     - pay dividends;

     - prepay subordinated debt;

     - dispose of specific assets;

     - create liens;

     - make capital expenditures;

     - make investments or acquisitions; and

     - otherwise restrict corporate activities.

     The senior credit facility, the indenture governing the exchange notes and the indenture governing our existing notes also require us to comply with financial ratios and tests, under which we are required to achieve financial and operating results. Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these covenants could result in a default under the senior credit facility, the indenture governing the exchange notes or the indenture governing our existing notes, as the case may be. In the event of any such default, depending on the actions taken by the lenders under the senior credit facility, we could be prohibited from making any payments on the exchange notes. In addition, these lenders could elect to declare all amounts borrowed under the senior credit facility, together with accrued interest, to be due and payable, which, in some instances, would be an event of default under the indenture governing the exchange notes. As a result of the priority afforded the senior credit facility, we cannot assure you that we would have sufficient assets to pay debt then outstanding under the senior credit facility, the indenture governing the existing notes and the indenture governing the exchange notes. Any future refinancing of the senior credit facility is likely to contain similar restrictive covenants.

AN ACTIVE LIQUID TRADING MARKET FOR THE EXCHANGE NOTES MAY NOT DEVELOP.

     There is currently no public market for the exchange notes. The exchange notes are a new class of securities which have never been traded. We cannot assure you that an active trading market for the exchange notes will develop, or if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, YOU MAY HAVE DIFFICULTY IN TRANSFERRING THEM AT A LATER TIME.

     We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

     If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.

RISKS RELATING TO OUR BUSINESS

OUR RELATIONSHIPS WITH MAJOR HOST STORES AND FRANCHISEES COULD CHANGE, WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR RESULTS.

     We operate the majority of Cole Vision locations under the names of their respective host stores under leases, licenses or other arrangements with those host stores that may be terminated on 90 days notice or less in some circumstances. We have had a host store relationship with Sears for over 40 years. We cannot assure you that our relationship with Sears or any other host store will remain stable or be maintained or renewed. If our relationship with any host store were to terminate or change materially, there could be a material adverse effect on our business, results of operations or financial condition. Further, our licensed optical business could be adversely affected by a decline in the business of our host stores. In the past, we have operated in other optical chains, such as Montgomery Ward, where we closed operations in December 1999, resulting in a charge of $2.0 million.

     In addition, 440 of our Pearle Vision locations are operated by franchisees as of February 2, 2002. Although we believe our relationship with our franchisees is generally good, we cannot assure you that we will continue to experience and enjoy good relations with our franchisees.

A WEAK FOURTH QUARTER IN OUR GIFT BUSINESS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our Things Remembered gift business historically has been highly seasonal. Over the last three fiscal years, on average, approximately 34.2% of its net revenue and approximately 62.4% of its income from operations was generated in the fourth fiscal quarter because of the importance of gift sales during the Christmas retailing season. A weak fourth quarter in our gift business could adversely affect us.

COMPETITION COULD NEGATIVELY IMPACT OUR OPERATIONS.

     We operate in highly competitive businesses. Our retail optical businesses compete with other optical companies, private ophthalmologists, optometrists, opticians and a growing number of HMOs in a highly fragmented marketplace. Pearle Vision competes on the basis of its recognized brand name and by offering products that appeal to the more affluent and fashion-conscious consumer. Cole Licensed Brands compete primarily on the basis of the service they provide as well as price, fashion, product quality, the reputation of their host stores and the appeal to the customers of the host stores. Things Remembered competes with other gift store retailers on the basis of the value-added point-of-sales, personalization and other services that it provides as well as price and product quality. Competition for our Cole Managed Vision business is principally other managed vision care companies, some of which are associated with professional groups, insurance companies or major retail optical companies and the larger regional optical firms. Competition for this business is driven by size of provider network, the pricing of vision care services and quality and consistency of service. Some of our competitors have greater financial resources than we do.

WE COULD BE NEGATIVELY IMPACTED BY FACTORS THAT COMMONLY AFFECT BUSINESSES LIKE OURS.

     Our future performance may be subject to a number of factors beyond our control, including:

     - economic downturns and cyclical variations in the retail areas we serve;

     - inefficiencies or breakdowns in our product supply chain;

     - our ability to select and stock merchandise attractive to customers;

     - our quality controls in optical manufacturing and engraving;

     - operating factors affecting customer satisfaction, such as store appearance;

     - the mix of goods sold, pricing and other competitive factors;

     - the maintenance and implementation of information systems;

     - unanticipated changes in consumer spending and shopping patterns; and

     - weather factors affecting retail operations.

Any of these factors may adversely affect our revenue, cash flow and profitability.

WE CONDUCT BUSINESS IN A HEAVILY REGULATED INDUSTRY. VIOLATIONS OF FEDERAL AND STATE LAWS MAY ADVERSELY AFFECT OUR BUSINESS.

     Both federal and state governments extensively regulate the health care industry, including relationships among health care providers such as optometrists and retailers like us. Federal fraud and abuse laws and state anti-kickback laws prohibit compensation for referrals of patients, items or services in some circumstances. We must also comply with federal laws such as the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Food and Drug Administration Act, which regulates medical devices such as contact lenses. In addition, many states prohibit business corporations from practicing optometry or controlling the professional judgments or decisions of optometrists. Laws of California and Texas, where we own and operate HMOs, extensively regulate HMOs. Violations of these and other laws could subject us to litigation and result in substantial civil or criminal penalties, including treble civil monetary penalties, could cause us to change our operations, and/or could cause the loss of one of more of our licenses to operate certain of our stores or businesses.

     California statutes and regulations are particularly restrictive. We were recently sued by the Attorney General of California alleging violation of some of these California laws. The suit alleges claims for various statutory violations related to the operation of our 24 Pearle Vision stores in California. Pearle Vision, Inc. does not employ optometrists in California. Optometrists there are employed by Pearle Vision Care, Inc., a vision healthcare service plan, which has been licensed by the State of California since 1986. The claims include alleged untrue or misleading advertising, illegal dilation fees, unlawful advertising of eye exams, maintaining an optometrist on or near the premises by a registered dispensing optician, unlawful advertising of an optometrist, unlicensed practice of optometry, and illegal relationships among dispensing opticians and optometrists. The action seeks unspecified damages, restitution and injunctive relief.

     The case is in its early stages and we cannot predict with certainty its outcome or costs. The California Attorney General's office has moved for a preliminary injunction to enjoin certain advertising practices and from charging dilation fees. Although we believe we are in compliance with California law and intend to continue to defend the issues raised in the motion for injunctive relief and the remaining issues in the case vigorously, we may be required to modify our activities or might be required to pay damages or restitution in currently undeterminable amounts, the cost of which might have an adverse effect on our operating results in one or more periods.

ADOPTION OF NEW FEDERAL AND STATE RULES AND REGULATIONS OR ADVERSE CHANGES TO EXISTING RULES AND REGULATIONS COULD REQUIRE US TO CHANGE OUR OPERATIONS OR MAKE UNANTICIPATED EXPENDITURES.

     Due to the extensive regulation of our business by federal and state governments, new rules and regulations or adverse changes to existing rules and regulations may adversely affect our business and results of operations. For example, in late 2000, the Department of Health and Human Services issued final regulations implementing the standards for electronic transactions and code set and privacy of individually identifiable health information of the Administrative Simplification provision of HIPAA, which regulations became effective in October 2000 and April 2001. These regulations require the development and implementation of privacy and transaction standards for electronic health information and impose significant use and disclosure obligations on covered entities that send or receive individually identifiable electronic health information. We must be in compliance with the privacy regulations by April 14, 2003 and the transaction and code set regulations by October 16, 2002 or file for a one-year extension to meet an October 16, 2003 compliance date. Sanctions for failing to comply with the regulations can include criminal penalties and civil sanctions. We believe that the regulations will require substantial changes to our systems, policies and procedures, which may be costly and may decrease our working capital for other expenditures.

     In addition to the federal health information privacy regulations described above, most states have enacted confidentiality laws that limit the disclosure of confidential health information. The final privacy regulations under HIPAA do not preempt state laws relating to health information privacy that are more restrictive than the HIPAA regulations.

OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO DEVELOP NEW MANAGED CARE BUSINESS AND MAINTAIN OUR EXISTING MANAGED CARE CONTRACTS.

     As an increasing percentage of patients receive health care coverage through managed care payors, our success will continue to depend on our ability to negotiate contracts with employer groups, HMOs, insurance companies and other private third-party payors. We cannot assure you that we will be able to establish or maintain satisfactory relationships with managed care and other third-party payors. In addition, to the extent that patients or enrollees under capitated managed care arrangements require more frequent or extensive care than anticipated, operating margins may be reduced.

     Furthermore, most states impose strict licensure requirements on companies that do business with HMOs. These licensing laws mandate strict financial and other reporting requirements, which can include mandatory filings with the state relating to the quality of care standards maintained by our businesses. Violations of these laws or regulations could result in monetary fines and penalties. We cannot assure you we will be able to continue to meet the extensive licensure requirements in each state.

NEW MEDICAL AND TECHNOLOGICAL CHANGES MAY REDUCE THE NEED FOR OUR OPTICAL PRODUCTS.

     Technological developments in the eyecare industry, such as new surgical procedures or medical devices, may adversely affect the demand for our products. Corneal refractive surgical procedures such as Lasik surgery and the development of new pharmaceutical products may decrease the demand for our optical products. If these new advances were to provide a practical alternative to traditional vision correction, the demand for contact lenses and eyeglasses may materially decrease. We cannot assure you that medical advances and technological developments will not have a material adverse effect on our optical business.

TERRORIST ATTACKS AND OTHER ACTS OF VIOLENCE OR WAR MAY IMPACT THE TRADING MARKET OF THESE NOTES AND OUR OPERATIONS AND PROFITABILITY.

     Terrorist attacks may negatively affect our operations and your investment. Future attacks or armed conflicts may directly impact our physical facilities. Furthermore, these attacks may make the transportation of our supplies and products more difficult and expensive, which could have a material adverse impact on our operating results. In addition, terrorist attacks or related armed conflicts could adversely affect mall traffic or cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy and could result in economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs and may adversely affect the market price and liquidity of the exchange notes.

THERE MAY BE RISKS RELATED TO OUR PREVIOUS USE OF ARTHUR ANDERSEN LLP, OUR FORMER INDEPENDENT PUBLIC ACCOUNTANTS.


     On March 14, 2002, Arthur Andersen LLP, our former independent public accountants, was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corp. On June 15, 2002, Arthur Andersen was found guilty of obstruction of justice. We filed the registration statement of which this prospectus is a part to comply with the provisions of a registration rights agreement we entered into on May 22, 2002 with the initial purchasers of the outstanding notes. If we fail to comply with the registration provisions of the registration rights agreements within the time periods specified therein, we will be required to pay holders of the notes special interest while the failure continues. Although we recently engaged Deloitte & Touche LLP as our auditors for fiscal 2002, our ability to comply with our registration obligations, whether contractual or statutory, in a timely manner could be adversely affected if the SEC ceases accepting financial statements audited previously by Arthur Andersen. Further, it is possible events arising out of the guilty verdict may adversely affect the ability of Arthur Andersen to satisfy any claims that may arise out of Arthur Andersen's audit of our financial statements that are contained in this prospectus. In addition, Arthur Andersen has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because we are filing the registration statement without the consent of Arthur Andersen, investors will not be able to pursue claims against Arthur Andersen under Section 11(a) of the Securities Act.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements including, without limitation, the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

     All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

     Additional factors that could cause actual results to differ materially include, but are not limited to:

     - risks associated with the timing and achievement of improvements in the operations of the optical business;

     - the nature and extent of disruptions of the economy from terrorist activities and from governmental and consumer responses to such acts;

     - the success of new store openings and the rate at which new stores achieve profitability;

     - our relationships with host stores and franchisees;

     - our ability to select, stock and price merchandise attractive to customers;

     - success of systems development and integration;

     - competition and regulation in the optical industry;

     - adverse effect of litigation;

     - integration of acquired businesses;

     - economic, political and weather factors affecting consumer spending;

     - operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods;

     - the mix of goods sold, pricing and other competitive factors;

     - the seasonality of our business; and

     - the actual effect of implementation of new accounting standards.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of February 2, 2002 on an actual basis and as adjusted to reflect completion of the offering of the outstanding notes and the application of the net proceeds from that offering. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. See "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

                                                                 FEBRUARY 2, 2002
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
(dollars in thousands)                                        ---------   -----------
Debt (including current portion) (1):
  9 7/8% senior subordinated notes due 2006 (2).............  $ 150,000    $      --
  Less unamortized discount on 9 7/8% notes due 2006........       (682)          --
  8 5/8% senior subordinated notes due 2007.................    125,000      125,000
  8 7/8% senior subordinated notes due 2012.................         --      150,000
  Obligations under capital leases..........................         54           54
                                                              ---------    ---------
     Total debt.............................................    274,372      275,054
Stockholder's equity:
  Common stock..............................................         --           --
  Paid-in capital...........................................    195,676      195,676
  Accumulated other comprehensive loss......................     (1,198)      (1,198)
  Accumulated deficit (3)...................................   (135,302)    (143,023)
                                                              ---------    ---------
     Total stockholder's equity.............................     59,176       51,455
                                                              ---------    ---------
       Total capitalization.................................  $ 333,548    $ 326,509
                                                              =========    =========

---------------

(1) We are also a party to the $75.0 million senior credit facility that was amended, as of May 23, 2002, to among other things, extend the term to May 31, 2006. As of February 2, 2002, there were no amounts outstanding under the senior credit facility.

(2) Reflects the tender of the 9 7/8% senior subordinated notes due 2006, which occurred on May 23, 2002, and the redemption of the remaining 9 7/8% senior subordinated notes due 2006, which occurred on May 30, 2002, as though each occurred on February 2, 2002.

(3) Reflects the extraordinary charge of $7.7 million, net of tax benefit of $4.2 million, as if it had been incurred on February 2, 2002, as a result of the early extinguishment of the 9 7/8% senior subordinated notes due 2006, the write-off of the related unamortized debt discount, the write-off of the related deferred financing costs and the premium and other costs related to the tender offer. Reflects the aggregate principal amount of 9 7/8% senior subordinated notes tendered on or before May 9, 2002 of $134.6 million purchased at 105.1% of the aggregate principal amount of such notes outstanding, which includes a premium of 0.1625% of the aggregate principal amount of such notes and the aggregate principal amount of such notes tendered after May 9, 2002, but on or before May 23, 2002 of $2.2 million purchased at 104.9375% of the aggregate principal amount of such notes.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected consolidated financial data. The selected statement of operations and balance sheet data as of and for the fiscal years ended January 31, 1998, January 30, 1999, January 29, 2000, February 3, 2001 and February 2, 2002 are derived from our audited consolidated financial statements. The selected statement of operations and balance sheet data as of and for the first quarters ended May 4, 2002 and May 5, 2001 are derived from our unaudited consolidated financial statements. Our consolidated balance sheets as of February 3, 2001 and February 2, and May 4, 2002 and our consolidated statements of operations and consolidated statements of cash flows for the fiscal years ended January 29, 2000, February 3, 2001 and February 2, 2002, and first quarters ended May 5, 2001 and May 4, 2002 and the independent auditors' report for fiscal years ended January 29, 2000, February 3, 2001 and February 2, 2002, are included elsewhere in this prospectus. Our consolidated balance sheets as of January 31, 1998, January 30, 1999 and May 5, 2001 and our consolidated statements of operations and consolidated statements of cash flows for the fiscal years ended January 31, 1998 and January 30, 1999 and the independent auditors' report thereon are not included in this prospectus. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements and the related notes and our unaudited interim consolidated financial statements and related notes. The results of operations for interim periods are not necessarily indicative of results for full year's operations.

                                                           FISCAL YEAR ENDED
                                  -------------------------------------------------------------------
                                  JANUARY 31,   JANUARY 30,   JANUARY 29,   FEBRUARY 3,   FEBRUARY 2,      FIRST QUARTER ENDED
                                     1998          1999          2000          2001          2002       -------------------------
     (DOLLARS IN THOUSANDS)       (52 WEEKS)    (52 WEEKS)    (52 WEEKS)    (53 WEEKS)    (52 WEEKS)    MAY 5, 2001   MAY 4, 2002
     ----------------------       -----------   -----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Net revenue (1).................   $978,165     $1,045,494    $1,037,581    $1,076,420    $1,101,333    $  270,291    $   290,109
Operating income................     63,011         52,366        34,560        34,094        36,362         7,831         11,512
Interest expense................     30,112         27,354        27,405        28,402        27,553         6,901          6,993
Net (loss) income...............     (6,561)        19,335         4,140         1,883         4,911           560          2,890
BALANCE SHEET DATA (END OF
  PERIOD):
Total assets....................    628,335        578,705       543,528       561,000       561,779       566,464        572,587
Total long-term debt (2)........    290,070        275,113       274,795       274,311       274,372       274,326        274,390
Stockholder's equity............     27,553         48,246        52,949        54,291        59,176        54,642         62,188
OTHER DATA:
EBITDA (3)......................     92,069         85,169        73,045        71,445        75,807        17,140         20,470
EBITDAR (4).....................    210,335        209,169       200,080       201,869       214,913        51,706         56,969
Capital expenditures and systems
  development...................     50,556         44,716        39,516        43,474        41,997         8,040          7,576
Depreciation and amortization...     29,058         32,803        38,485        37,351        39,445         9,309          8,958
Net cash provided by operating
  activities....................     33,134         60,436        24,104        33,673        65,419         2,496          5,666
Net cash used for investing
  activities....................     51,450         42,800        42,134        43,347        30,991        (3,433)        (7,671)
Net cash provided by (used for)
  financing activities..........     13,164        (34,568)       (4,074)       17,446        (7,497)
Ratio of long-term debt to
  EBITDA........................        3.2x           3.2x          3.8x          3.8x          3.6x         16.0x          13.4x
Ratio of EBITDA to interest
  expense.......................        3.1x           3.1x          2.7x          2.5x          2.8x          2.5x           2.9x
Ratio of earnings to fixed
  charges.......................        1.7x           1.6x          1.2x          1.1x          1.2x          1.1x           1.3x
NUMBER OF UNITS (END OF PERIOD):
Cole Licensed Brands............      1,157          1,186         1,056         1,164         1,280         1,186          1,286
Pearle Vision company-owned.....        444            471           454           439           423           438            422
Pearle Vision franchised........        401            409           416           426           440           421            442
                                   --------     ----------    ----------    ----------    ----------    -----------   -----------
  Total Cole Vision.............      2,002          2,066         1,926         2,029         2,143         2,045          2,150
Things Remembered...............        831            818           796           784           774           781            776
                                   --------     ----------    ----------    ----------    ----------    -----------   -----------
  Total Cole National...........      2,833          2,884         2,722         2,813         2,917         2,826          2,926
COMPARABLE STORE SALES GROWTH:
Cole Licensed Brands (U.S.).....        6.1%           2.9%         (2.7)%         3.7%          3.8%          4.9%           3.5%
Pearle Vision company-owned
  (U.S.)........................        2.5%          (1.5)%        (5.5)%         2.0%          2.6%          1.2%          10.6%
  Total Cole Vision.............        5.9%           1.6%         (3.5)%         3.1%          2.6%          2.7%           5.9%
Things Remembered...............       (0.5)%          7.4%          7.2%          5.4%         (1.8)%         0.1%          (3.0)%
  Total Cole National...........        3.6%           3.1%         (0.8)%         3.7%          1.4%          2.1%           3.9%
Pearle Vision U.S. franchise
  stores........................        N/A            3.0%          0.4%          3.3%          0.0%         (1.9)%          5.9%
Pearle Vision U.S. chain-wide...        N/A            0.9%         (2.4)%         2.7%          1.2%         (0.5)%          8.1%

---------------

(1) Certain items were reclassified in the years ended January 31, 1998 and January 30, 1999 to conform with current presentation.

(2) Total long-term debt includes current and non-current obligations under capital leases.

(3) EBITDA represents income from operations before income taxes, interest expense, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. However, EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of our operating performance or as a measure of liquidity.

(4) EBITDAR represents EBITDA plus rent expense.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of vision care products and services, managed vision care programs and personalized gifts with 2,917 retail locations in 50 states, Canada and the Caribbean as of February 2, 2002. We believe that, based on industry data, we are one of the largest retail optical companies in North America and we believe we operate the only nationwide chain of personalized gift stores. We differentiate ourselves from other specialty retailers by providing value-added services at the point-of-sale at all of our retail locations.

     We have two reportable segments: Cole Vision, which accounted for 75% of total revenue in fiscal 2001, and Things Remembered, which accounted for 25% of total revenue in fiscal 2001. Most of Cole Vision's revenue represents sales of prescription eyewear, accessories and services through its Cole Licensed Brands and Pearle Vision retail locations. Cole Vision's revenue also includes sales of merchandise to franchisees, royalties based on franchise sales, interest income on franchise notes receivable, initial franchise fees and fees from managed vision care programs. Things Remembered's revenue represents sales of engravable gift merchandise, personalization and other services primarily through retail stores and kiosks.

     Fiscal years end on the Saturday closest to January 31 and are identified according to the calendar year in which they begin. For example, the fiscal year ended February 2, 2002 is referred to as "fiscal 2001." Fiscal 2001 and fiscal 1999 each consisted of a 52-week period, and fiscal 2000 consisted of a 53-week period.

RESULTS OF OPERATIONS

     The following is a discussion of the results of continuing operations for the three fiscal years ended February 2, 2002 and the first quarters ended May 5, 2001 and May 4, 2002. This discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The following table sets forth certain operating information for each period (dollars in millions):

                                                                           CHANGE          FIRST QUARTER ENDED
                                             FISCAL YEAR             -------------------   -------------------
                                    ------------------------------   2001 VS.   2000 VS.    MAY 4,     MAY 5,
                                      2001       2000       1999       2000       1999       2002       2001
                                    --------   --------   --------   --------   --------   --------   --------
Net revenue:
  Cole Vision.....................  $  829.3   $  800.5   $  779.0      3.6%       2.8%    $  236.6   $  216.4
  Things Remembered...............     272.0      275.9      258.6     (1.4)       6.7         53.5       53.9
                                    --------   --------   --------                         --------   --------
    Total net revenue.............   1,101.3    1,076.4    1,037.6      2.3        3.7        290.1      270.3
Gross margin......................     736.6      718.4      673.0      2.5        6.7        194.5      182.3
Operating expenses................     694.4      678.5      633.1      2.4        7.2        183.0      173.3
Goodwill and tradename
  amortization....................       5.8        5.8        5.3     (1.2)      10.6           --        1.5
                                    --------   --------   --------                         --------   --------
    Operating income..............  $   36.4   $   34.1   $   34.6      6.7%      (1.3)%   $   11.5   $    7.8
                                    ========   ========   ========                         ========   ========
Percentage of net revenue:
  Gross margin....................      66.9%      66.7%      64.9%     0.2%       1.8%        67.0%      67.5%
  Operating expenses..............      63.1       63.0       61.1      0.1        1.9         63.0       64.1
  Goodwill and tradename
    amortization..................       0.5        0.5        0.5       --         --           --        0.5
                                    --------   --------   --------                         --------   --------
    Operating income..............       3.3%       3.2%       3.3%     0.1%      (0.1)%        4.0%       2.9%
                                    ========   ========   ========                         ========   ========

                                                                              FIRST QUARTER ENDED
                                                      FISCAL YEAR             -------------------
                                             ------------------------------    MAY 4,     MAY 5,
                                               2001       2000       1999       2002       2001
                                             --------   --------   --------   --------   --------
Number of retail locations at the end of
  the period:
  Cole Licensed Brands.....................     1,280      1,164      1,056      1,286      1,186
  Pearle Vision company-owned..............       423        439        454        422        438
  Pearle Vision franchised.................       440        426        416        442        421
                                             --------   --------
     Total Cole Vision.....................     2,143      2,029      1,926      2,150      2,045
  Things Remembered........................       774        784        796        776        781
                                             --------   --------
     Total Cole National...................     2,917      2,813      2,722      2,926      2,826
                                             ========   ========   ========   ========   ========
Comparable store sales growth:
  Cole Licensed Brands (U.S.)..............       3.8%       3.7%      (2.7)%      3.5%       4.9%
  Pearle Vision company-owned (U.S.).......       2.6        2.0       (5.5)      10.6        1.2
     Total Cole Vision.....................       2.6        3.1       (3.5)       5.9        2.7
  Things Remembered........................      (1.8)       5.4        7.2       (3.0)       0.1
     Total Cole National...................       1.4%       3.7%      (0.8)%      3.9%       2.1%
                                             ========   ========   ========   ========   ========
Pearle Vision U.S. franchise stores........        --%       3.3%       0.4%       5.9%      (1.9)%
Pearle Vision U.S. chain-wide..............       1.2        2.7       (2.4)       8.1       (0.5)

FIRST QUARTER 2002 COMPARED TO FIRST QUARTER 2001

     The $20.2 million increase in consolidated net revenue for the first quarter was primarily attributable to increases in comparable store sales at Cole Vision, growth in managed vision care revenue and an increase in the number of Target Optical stores now open.

     At Cole Licensed Brands, comparable store sales increased primarily from an increase in the average spectacle selling price, as unit sales decreased slightly. At Pearle Vision, the increase in company-owned comparable store sales was driven primarily by an increase in the number of transactions with a modest increase in average spectacle selling price. At Things Remembered, comparable store sales declined as fewer transactions more than offset the increase in average selling price resulting from sales of new merchandise at higher average unit retails, more personalization and less clearance merchandise.

     The first quarter gross margin increase of $12.2 million was attributable to improvements in net revenue at Cole Vision. Overall, the gross margin rate decreased to 67.0% from 67.5% in fiscal 2001 due to a number of factors, including more aggressive pricing of contact lenses, the mix of frames selected by Sears Optical customers and an increase in products sold to Pearle Vision franchisees. Although sales to franchisees generate lower margins, they add gross margin dollars and provide other benefits to the Company including a more uniform merchandise assortment and a consistent brand look across all stores. As a result, the gross margin rate at Cole Vision declined by 0.7 percentage points compared to first quarter 2001. However, the gross margin rate at Things Remembered increased 0.8 percentage points compared to first quarter 2001 benefiting primarily from the improvement in average selling price discussed above.

     The $9.7 million increase in operating expenses for first quarter 2002 was primarily due to costs incurred to support the increase in net revenue and the number of Target Optical stores opened in the past twelve months, partially offset by reduced advertising expenditures at Pearle Vision. As a percentage of net revenue, operating expenses improved to 63.0% from 64.1% in fiscal 2001, gaining operating leverage of 1.1 percentage points. The leverage gain was primarily due to the increase in comparable store sales at Cole Vision and reduced advertising expenditures. Amortization of goodwill and tradenames was stopped in fiscal 2002 as a result of adopting Statement of Financial Accounting Standards No. 142 (SFAS 142).

     The $3.7 million improvement in first quarter 2002 operating income compared to first quarter 2001 was primarily attributable to the increase in net revenues and operating leverage at Cole Vision and the adoption of SFAS 142 as discussed above.

     The $0.8 million increase in interest and other (income) expense, net, was primarily the result of a $0.7 million gain from the sale of a Dallas office facility in fiscal 2001. An income tax provision was recorded in the first quarter of fiscal 2002 and fiscal 2001 using our estimated annual effective tax rates of 40.0% and 70.0%, respectively. The reduction in the estimated effective tax rate compared to fiscal 2001 was primarily a result of adopting SFAS 142 which stopped nondeductible goodwill amortization.

FISCAL 2001 COMPARED TO FISCAL 2000

     The increase in net revenue for fiscal 2001 was attributable to increases in consolidated comparable store sales, the Target Optical expansion, growth in managed vision care revenue and increases in direct channel revenues (both catalog and Internet) at Things Remembered. These increases were partially offset by one less week of revenue in fiscal 2001. The 53rd week in fiscal 2000 provided approximately $18.5 million in revenue.

     At Cole Licensed Brands, the comparable store sales increased by 3.8% primarily reflecting an increase in the average spectacle selling price. At Pearle Vision company-owned stores, the comparable store sales increased 2.6% reflecting an increase in average transaction selling price for the first nine months and an increase in the number of transactions for the fourth quarter. The increase in average transaction selling price was due, in part, to not repeating a "50% off frame" promotion that ran during the entire first quarter of fiscal 2000. At Things Remembered, the comparable store sales decline was attributable to the general slowdown in mall traffic which worsened following the events of September 11 and from not repeating February 2000's aggressive merchandise clearance promotion. However, the average transaction selling price increased as a result of sales of new merchandise at higher average unit retails, more personalization and less promotion.

     The gross margin dollar increase in fiscal 2001 resulted from increased net revenue at Cole Vision and improvements in gross margin rate at Things Remembered. The gross margin rate at Cole Vision was flat compared to the prior year, inclusive of a 0.7 percentage point decline in the second half of fiscal 2001 primarily because more customers selected merchandise from Cole Licensed Brand's new, higher cost frame assortment at Sears. Higher revenue from managed vision care partially offset the impact of the decline in frame margins in fiscal 2001. The offset equaled 0.3% of the gross margin rate. At Things Remembered, the gross margin rate improved 0.5 percentage points compared to the prior year, reflecting the improvement in average selling price and less inventory shrinkage.

     Operating expenses as a percentage of net revenue were essentially even with fiscal 2000. The dollar increase in operating expenses was primarily due to higher store payroll, store occupancy and other store costs incurred to support the increases in revenues and the Target Optical expansion. We opened 107 new Target Optical stores during fiscal 2001. Operating margin improvements from nonstore overhead expenses and reduced advertising expenditures were offset by the negative operating margin impact of fixed payroll and occupancy costs due to lower sales volume following September 11. In fiscal 2000, operating expenses also included a $1.8 million first quarter severance charge in connection with a personnel reduction at Cole Vision.

     In fiscal 2001, our operating income improved 6.7% from $34.1 million to $36.4 million while maintaining expense ratios despite one less week of sales, the absorption of increased losses from the continued expansion of Target Optical and the third quarter decrease in operating expense leverage attributable to the modest growth in net revenue following September 11. The losses associated with the Target Optical expansion are expected to decline as older stores ramp up to profitability, as a result of the new focus on opening only in SuperTarget stores and with a switch from fixed to percentage rent. The average time to store level profitability is also expected to reduce.

     Interest and other (income) expense, net, decreased $1.9 million in fiscal 2001. Contributing factors included one less week of interest expense, no seasonal borrowing during fiscal 2001 and higher interest income from increased temporary cash investments and a $0.7 million gain from the sale of a Dallas office facility no longer needed for Pearle Vision's operations.

     The effective income tax rate was 53.0% in fiscal 2001 compared to 69.8% in fiscal 2000. The effective rates are significantly above the statutory rate because of the impact of nondeductible goodwill. The decrease in the rate for fiscal 2001 versus fiscal 2000 was primarily a result of the increase in pretax income. A more complete discussion of income taxes is included in Note 6 of the Notes to Consolidated Financial Statements.

FISCAL 2000 COMPARED TO FISCAL 1999

     The increase in net revenue for fiscal 2000 was primarily attributable to increases in consolidated comparable store sales, the 53rd week, revenue associated with the MetLife vision care business acquired in October 1999 and the Target Optical expansion. These increases were partially offset by the closing of poor performing stores at Pearle Vision and Things Remembered and the closing of 150 optical departments at Montgomery Ward in December 1999. See Note 2 of the Notes to Consolidated Financial Statements for further discussion of the closing of the Montgomery Ward departments.

     At Cole Licensed Brands and Pearle Vision company-owned stores, the comparable store sales increases primarily reflected increases in the average selling price. The number of transactions at Cole Licensed Brands was even with last year. At Pearle Vision company-owned stores, the average transaction increase was partially offset by a decrease in the number of transactions during the first half of the year. At Things Remembered, the comparable store sales increase reflected an increase in sales of new merchandise at higher average unit retails.

     The gross margin dollar increase was attributable to the revenue increase at Pearle Vision and Things Remembered, the additional revenue associated with the MetLife vision care business and an improvement in gross margin as a percentage of net revenue. The improvement in the gross margin rate was primarily the result of higher average selling prices in the optical businesses. Other factors in the improvement were additional MetLife vision care revenues, resolution of problems experienced during 1999's integration of new manufacturing and merchandise/inventory management systems at Pearle Vision and 1999's inventory write-off due to the closing of the Montgomery Ward Optical departments. At Cole Vision, the gross margin rate improved 2.5 percentage points in fiscal 2000 compared to fiscal 1999. The gross margin rate at Things Remembered decreased 0.3 percentage points compared to fiscal 1999 reflecting the impact of an aggressive merchandise clearance promotion in the first quarter of fiscal 2000.

     The fiscal 2000 operating expense increase was due primarily to increases in staffing for improved service levels in the optical businesses, increases in expenses associated with the 53rd week and the Target Optical expansion, increases in managed vision care costs (primarily associated with the MetLife vision care business) and increases in incentive bonus expense due to improved performance at Cole Vision. These increases were partially offset by $4.7 million of severance costs in fiscal 1999 for our former president and several other executives. As a percentage of net revenue, operating expenses lost leverage in fiscal 2000 because payroll costs increased 2.0 percentage points compared to a year ago for the reasons discussed above. A decline in comparable store sales at Pearle Vision company-owned stores during the first six months of fiscal 2000 and a $1.8 million first quarter 2000 charge for severance costs recorded in connection with a personnel reduction at Cole Vision also impacted the comparison.

     Operating income in fiscal 2000 was slightly below fiscal 1999 reflecting improved operating results at both Cole Vision and Things Remembered offset by increased corporate expenses and the first quarter severance costs. The operating income at Cole Vision improved despite absorbing increased losses associated with the Target Optical start up and store opening program.

     Interest and other (income) expense, net, increased in fiscal 2000 compared to fiscal 1999 because of increased interest expense from the 53rd week, seasonal borrowing and less income from reduced temporary cash investments.

     The effective income tax rate was 69.8% in fiscal 2000 compared to 47.4% in fiscal 1999. The rates reflect the significant impact of nondeductible goodwill in both years. In fiscal 2000, the increase in rate was primarily a result of the lower pretax income.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary source of liquidity is funds provided from operations of our operating subsidiaries. In addition as of year end and as of May 4, 2002, we and our operating subsidiaries have a working capital line of credit ranging from $50.0 million to $75.0 million based on our current debt leverage ratio as described in the senior credit facility. As of year end and as of May 4, 2002, the total commitment was $75.0 million and availability under the senior credit facility totaled $62.7 million, after reduction for commitments under outstanding letters of credit. There were no working capital borrowings outstanding as of February 2, 2002 or at any time during fiscal 2001. In addition, there were no working capital borrowings outstanding at any time during the first quarter of fiscal 2002 or the first quarter of fiscal 2001. The maximum amount outstanding during fiscal 2000 was $20.2 million and the daily average borrowing during fiscal 2000 was $2.8 million.

     The senior credit facility, which is guaranteed by us and our parent, requires us and our principal operating subsidiaries to comply with various operating covenants that restrict corporate activities, including covenants restricting the ability of the subsidiaries to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain investments or make acquisitions. The senior credit facility also requires us to comply with certain financial covenants, including covenants regarding minimum interest coverage, maximum leverage and consolidated net worth. We and our principal operating subsidiaries were in compliance with these covenants at February 2, 2002 and May 4, 2002.

     At the end of fiscal 2001, $150.0 million of 9 7/8% senior subordinated notes due 2006 and $125.0 million of 8 5/8% senior subordinated notes due 2007 were outstanding. The 9 7/8% notes and the 8 5/8% notes are unsecured and mature December 31, 2006 and August 15, 2007, respectively, with no earlier scheduled redemption or sinking fund payment. Interest on the 9 7/8% notes is payable semi-annually on each June 30 and December 31, while the interest on the 8 5/8% notes is payable semi-annually on each February 15 and August 15. The indentures pursuant to which the 9 7/8% notes and the 8 5/8% notes were issued contain certain optional redemption features and mandatory offers to purchase and other covenants, including restrictions on our ability to pay dividends or make other restricted payments to our parent. The indentures permit dividend payments to our parent equal to one-half of our consolidated net income, provided that no default or event of default has occurred under the indentures and that we have met a specified fixed charge coverage ratio test. The indentures also permit payments to our parent for certain tax obligations and for administrative expenses not to exceed 0.25% of net sales. See Note 4 of the Notes to Consolidated Financial Statements. We or our parent may from time to time purchase our existing notes in the open market or refinance them depending on capital market conditions.

     On May 22, 2002, we issued the outstanding notes. These notes are unsecured and mature on May 15, 2012. Interest on the notes is payable semi-annually on each May 15 and November 15, commencing November 15, 2002.

     The indenture pursuant to which the outstanding notes were issued contains certain optional and mandatory redemption features and other financial covenants including restrictions on our ability to pay dividends or make other restricted payments to our parent. The indenture permits dividend payments to our parent equal to 50% of our consolidated net income, provided that no default or event of default has occurred under the indenture and that we have met a specified fixed charge coverage ratio test. The indenture also permits payments to our parent for certain tax obligations and for administrative expenses not to exceed 0.25% of net revenue.

     Net proceeds from the offering of the outstanding notes, together with cash on hand, were used to retire $150.0 million of 9 7/8% senior subordinated notes due 2006 and pay premiums and other costs associated with retiring those notes. We anticipate that our second quarter results will include an extraordinary loss on

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

early extinguishment of debt of approximately $7.6 million, net of an income tax benefit of approximately $4.1 million, representing the payment of premiums and other costs of retiring those notes and the write-offs of unamortized discount and deferred financing fees. In addition to extending our debt maturity schedule, the offering and retirement will reduce annual cash interest expense by $1.5 million.

     In connection with the offering of the outstanding notes, we and our operating subsidiaries amended our existing senior credit facility to, among other things, extend its term to May 31, 2006, provide a working capital commitment of $75.0 million and reduce borrowing rates. The senior credit facility, which is guaranteed by us and our parent, requires us and our principal operating subsidiaries to comply with customary operating covenants that restrict corporate activities, including covenants restricting the ability of the subsidiaries to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain investments or make acquisitions. The senior credit facility also requires us to comply with certain financial covenants, including covenants regarding minimum interest coverage and maximum leverage.

     Our ability and the ability of our subsidiaries to satisfy our obligations will be primarily dependent upon future financial and operating performance of the subsidiaries and upon our ability to renew or refinance borrowings or to raise additional capital through equity financing or sales of assets.

     Cash balances at year end were $63.7 million compared to $36.7 million at February 3, 2001. Operations generated net cash of $65.4 million in fiscal 2001, $33.7 million in fiscal 2000 and $24.1 million in fiscal 1999. The primary source of the $31.7 million improvement in cash provided from operations in fiscal 2001 compared to fiscal 2000 was an improvement in working capital. A reduction in inventories at Cole Vision and Things Remembered during fiscal 2001 provided improved cash flows of $16.7 million compared to fiscal 2000. Changes in accounts payable, accrued liabilities, accounts receivable, prepaid expenses and other assets and liabilities provided improved cash flows of $5.9 million. Most of the remaining improvement resulted from increased operating income before depreciation and amortization and lower interest and other (income) expense, net.

     The primary source of the $9.6 million improvement in cash provided from operations in fiscal 2000 compared to fiscal 1999 was a change in working capital. In fiscal 1999, the decrease in accounts payable and accrued liabilities used $32.1 million more cash than in fiscal 2000. In fiscal 2000, increases in prepaid expenses and inventories used $10.8 million and $9.1 million more cash, respectively, than in fiscal 1999. The increase in prepaid expenses in fiscal 2000 was due to the fact that the fiscal year ended after February 1 when the minimum rent payments were made. The increase in inventories in fiscal 2000 was attributable to the remerchandising of Pearle Vision and the expansion of Target Optical.

     Cash balances at May 4, 2002 were $62.6 million compared to $35.5 million at May 5, 2001. Operations for the first quarter provided $5.7 million of cash in fiscal 2002 compared to $2.5 million in fiscal 2001. The primary reasons for the $3.2 million increase in cash provided by operations were the increase in net income and changes in certain operating assets and liabilities during the first quarter of fiscal 2002 as compared to the same period in fiscal 2001. In the first quarter of fiscal 2002, funds provided by temporary increases in accounts payable and accrued liabilities due primarily to the timing of purchases and payments were partially offset by an increase in accounts receivable from strong April comparable store sales at Cole Vision.

     Capital expenditures and systems development were $42.0 million, $43.5 million, and $39.5 million in fiscal 2001, 2000 and 1999, respectively. The majority of the capital expenditures were for store fixtures, equipment and leasehold improvements for new stores, including the Target Optical expansion, and the remodeling of existing stores. In fiscal 2001, net proceeds of $12.5 million were received from the sales of two facilities no longer needed and from the sale and leaseback of Pearle Vision's central lab and distribution center. We also used $0.7 million in fiscal 2001 and $3.0 million in fiscal 1999 primarily for payments in connection with the acquisition of MetLife's managed vision care business. Finally, we paid approximately $6.9 million, $8.4 million and $13.6 million for systems development costs in fiscal 2001, 2000 and 1999, respectively. Such costs have been capitalized and are being amortized over their estimated useful lives.

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

     Capital expenditures were $6.3 million and $5.9 million for the first quarter of fiscal 2002 and fiscal 2001, respectively. The majority of capital expenditures were for store fixtures, equipment and leasehold improvements for new stores, including the Target Optical expansion, and the remodeling of existing stores. In fiscal 2001, net proceeds of $4.7 million were received from the sale of a facility in Dallas, Texas that was no longer needed. We paid approximately $1.2 million and $2.1 million for systems development costs in the first quarter of fiscal 2002 and fiscal 2001, respectively.

     For fiscal 2002, management plans to expand the number of stores including the opening of approximately 30 Target Optical stores, and to remodel and relocate other stores. In fiscal 2002, we will open only in new SuperTarget stores. SuperTarget stores will offer Target Optical highly visible locations and high traffic. As a result, our emphasis at Target Optical is moving from opening stores to improving their operations. Management currently estimates that capital expenditures in fiscal 2002 will be approximately $38.7 million, excluding acquisitions and systems development costs. Approximately $5.3 million is estimated to be incurred for systems development costs in 2002, which will be capitalized and subsequently amortized.

     We believe that funds provided from operations including cash on hand along with funds available under the credit facility will provide adequate sources of liquidity to allow our operating subsidiaries to continue to expand the number of stores and to fund capital expenditures and systems development costs.

SIGNIFICANT ACCOUNTING POLICIES

     Management relies on the use of estimates and makes assumptions that impact our financial position and results of operations. These estimates are based on historical results and trends as well as our forecasts as to how these might change in the future. A more complete discussion of our accounting policies is included in Note 1 of the Notes to Consolidated Financial Statements. Some of the most critical accounting policies that might materially impact our results include:

          Allowance for Doubtful Accounts. Most of our accounts and notes receivable are due from Licensed Brands' host stores, managed vision care accounts and Pearle Vision franchisees. Estimates are used in determining our allowance for bad debts and are based on historical experience, current trends, credit policy and a percentage of accounts receivable by aging category.

          Reserve for Excess and Obsolete Inventory. Inventories are valued at the lower of cost or market value and have been reduced by a reserve for excess and obsolete inventories. The estimated reserve is based on management's review of inventories on hand compared to estimated future usage and sales. Factors considered include inventory age, condition and whether reorder of the product has been or is about to be discontinued.

          Valuation of Systems Development Costs and Software. Systems development costs and software are amortized over the useful life of the software. Useful lives are based on management's estimates of the period the software will be in service. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the software's future usefulness has been adversely impacted.

          Valuation of Long-Lived Assets. Property and equipment, goodwill and other intangibles are amortized over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenue. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We are subject to financial statement risk to the extent goodwill and tradenames become impaired. A discussion of the fiscal 2002 impact of a change in accounting required by the Financial Accounting Standards Board (FASB) that will affect our accounting for goodwill and tradenames is included in "New Accounting Pronouncements" below.

          Valuation of Deferred Income Taxes. Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Management regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance for tax assets based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. In determining the valuation allowance
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

     related to deferred tax assets, management estimates taxable income into the future. Future taxable income could be materially different from amounts estimated, in which case the valuation allowance and future net income would need to be adjusted.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). We adopted SFAS 142 in the first quarter of fiscal 2002. This statement requires that goodwill and certain intangible assets deemed to have indefinite useful lives will no longer be amortized, but instead, will be subject to annual reviews for impairment, or more frequently if certain indicators arise. With the adoption of this statement, we ceased amortization of goodwill and tradenames as of February 3, 2002. Amortization of goodwill and tradenames totaled $5.8 million in fiscal 2001. A substantial portion of the goodwill amortization is nondeductible for tax purposes. We are in the process of completing the required transitional impairment testing of goodwill.

     The FASB has also issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141), No. 143 "Accounting for Asset Retirement Obligations" (SFAS 143) and No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 141 changes the accounting for business combinations by, among other things, prohibiting the use of the pooling of interests method. SFAS 143 provides guidance for legal obligations arising from the retirement of long-lived assets. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. None of these standards is expected to have a material effect on our financial position or operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our major market risk exposure is to changes in foreign currency exchange rates, which could impact our results of operations and financial condition. Foreign exchange risk arises from our exposure to fluctuations in foreign currency exchange rates because our reporting currency is the United States dollar. Management seeks to minimize the exposure to foreign currency fluctuations through natural internal offsets to the fullest extent possible.

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

                                    BUSINESS

GENERAL

     Cole National Group, Inc., a wholly owned subsidiary of Cole National Corporation, was incorporated as a Delaware corporation in July 1993 as a successor to companies that began operations approximately 60 years ago. We are a leading provider of vision care products and services, managed vision care programs and personalized gifts with 2,917 retail locations in 50 states, Canada and the Caribbean as of February 2, 2002. Our retail vision locations do business primarily under the names "Pearle Vision," "Sears Optical," "Target Optical" and "BJ's Optical," and our managed vision care programs are offered primarily through Cole Managed Vision. We refer to these businesses as "Cole Vision." Our personalized gifts are offered through retail locations, e-commerce and catalogs under the name "Things Remembered." We believe that, based on industry data, we are one of the largest retail optical companies in North America, and we believe we operate the only nationwide chain of personalized gift stores. We differentiate ourselves from other specialty retailers by providing value-added services at the point-of-sale at all of our retail locations. For fiscal 2001, we generated net revenue of $1.1 billion and EBITDA of $75.8 million.

COLE VISION

     Cole Vision contributed 75% of our net revenue in fiscal 2001 with 2,143 company-owned and franchised retail locations throughout the United States, Canada and the Caribbean as of February 2, 2002. Cole Managed Vision's programs provide vision care benefits to participants through access to networks of company-owned, franchised and third-party optical locations.

     PEARLE VISION

     As of February 2, 2002, Pearle Vision's operations consisted of 423 company-owned and 440 franchised stores located in 45 states, Canada and the Caribbean. Most Pearle Vision stores operate in either an "Express" or "Mainline" store format. Express stores contain a full surfacing lab that can produce most glasses in approximately one hour. Mainline stores can produce approximately 50% of prescriptions on-site in approximately one hour. Other prescriptions are sent to Pearle Vision's central laboratory in Dallas. As of February 2, 2002, 275 of the company-owned stores and 129 of the franchised stores were Express format, with the balance being Mainline format.

     The Express stores typically are located in high traffic free-standing, strip centers and mall locations with most stores averaging approximately 3,000 square feet. The Express stores are usually staffed with a manager and a support staff of four to eight associates. Mainline stores have an average size of approximately 1,700 square feet and are also located in free-standing buildings, or in smaller strip or regional centers. Mainline stores are usually staffed with a manager and two to three associates. Most Pearle Vision stores make exams available by on-site doctors of optometry with most leasing space from Pearle Vision on an independent basis with most of the remaining being direct employees of Pearle Vision. In California, eye exams are provided by doctors of optometry employed by Pearle Vision Care, Inc., a licensed health care service plan.

     Pearle Vision's marketing strategy employs a wide range of media at both the national and local levels. The franchised and company-owned stores each contribute a percentage of revenues to Pearle Vision's marketing budget with a significant amount of Pearle Vision's marketing expenditures devoted to television. Pearle Vision's brand positioning of high-quality eyecare products and services has been reinforced by an advertising and promotions program, which includes Pearle Vision's long-standing advertising slogan: Nobody Cares for Eyes More Than Pearle.

     Pearle Vision operates a central lab and distribution center in Dallas that inventories and distributes a comprehensive product line, including frames, eyeglass lenses, contact lenses, optical supplies and eyewear accessories to company-owned and franchised locations.

     Pearle Vision has maintained a franchise program since 1980. Most of the franchised stores are single-store franchise operations. Each franchisee is required to enter into a franchise agreement requiring payment of an initial franchise fee. The term of the typical franchise agreement is equal to the lesser of ten years or

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

the term of the underlying base lease. Royalty and advertising contributions typically have been based on a percentage of the franchisee's gross revenues from the retail operation, excluding nonsurgical professional fees and third party revenues. The total monthly advertising contribution is distributed to Pearle Vision's system-wide advertising fund and the local co-op market advertising fund. Franchisees are generally eligible to participate in Cole Vision's managed vision care programs. In fiscal 2001, 27 new franchise locations were opened.

     COLE LICENSED BRANDS

     Cole Licensed Brands operates principally under the "Sears Optical," "Target Optical" and "BJ's Optical" names. As of February 2, 2002, Cole Licensed Brands operated 1,280 retail locations in 47 states and Canada, including 816 departments on the premises of Sears department stores, 124 free-standing Sears Optical stores, 224 departments in Target stores and 116 departments in BJ's Wholesale Club stores. Retail locations are generally operated under a lease, license or other arrangement through which the host store collects the sales receipts, retains an agreed upon percentage of sales and remits the remainder on a weekly or monthly basis.

     Locations are, in most cases, retail eyecare stores offering brand name and private label prescription eyeglasses, contact lenses and accessories, which make available services of a doctor of optometry who performs complete eye examinations and prescribes eyeglasses and contact lenses. Most optical departments, which are typically 1,000 square feet in size, operate with a department manager and support staff of one to seven associates depending on store sales volume. Eye examination services are available in most stores and are provided by independent doctors of optometry, when required by state law, and by employees of Cole Licensed Brands in other situations.

     Each of the United States retail locations is computer linked to six centralized laboratory facilities, which grind, cut and fit lenses to order and ship them to the stores. The Canadian retail locations are served by a centralized laboratory located near Toronto. Next day delivery is provided on most eyewear when requested by customers. All of the frames and most lenses used in eyeglasses are purchased from outside suppliers, both in the United States and several foreign countries.

     A variety of marketing and promotional efforts, primarily host advertising, newspaper, direct mail, magazines and yellow pages are used to build and maintain the customer base for each of the Cole Licensed Brands stores. Host advertising includes the placement of promotional material within sales circulars or credit card billings sent out by the host store to its customers.

     We believe that we have developed excellent relationships with the host stores in which Cole Licensed Brands operates. We have maintained our relationships in the optical business with Sears for over 40 years. Although leases and licenses with major hosts are terminable upon relatively short notice, Cole Licensed Brands has never had a lease terminated other than in connection with a store closing, relocation or major remodeling.

     COLE MANAGED VISION

     Cole Managed Vision's programs provide a comprehensive range of eyecare benefits primarily marketed directly to large employers, HMOs, insurance companies and other organizations. It offers enhanced programs to plan sponsors to provide their members with prepaid eye examinations, as well as pricing discounts or funded materials benefits. Its Vision One discount program gives plan sponsors the opportunity to offer their members a group discount at locations within Cole Managed Vision's network with minimal direct cost to the plan sponsor. Cole Managed Vision offers multiple provider panels to its clients, including a network of more than 20,000 providers. Managed vision care programs generated approximately 37% of Cole Vision's revenues in fiscal 2001.

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

THINGS REMEMBERED

     Things Remembered contributed 25% of our net revenue in fiscal 2001. As of February 2, 2002, Things Remembered operated 774 stores and kiosks generally located in large, enclosed shopping malls located in 46 states. Each location carries a wide assortment of engravable items and provides "while you shop" personalization services for any occasion including holiday, wedding, business recognition and other special occasion gift events. Engraving is offered for items purchased at the store as well as for items purchased elsewhere. Customers can also access Things Remembered's broad gift assortment through its catalogs (1-800-274-7367) and its e-commerce site, www.thingsremembered.com (the contents of this website are not a part of this prospectus).

     Merchandise sold at Things Remembered stores and through the catalog and internet consists of a broad selection of moderately priced gift categories and items at prices generally ranging from $15 to $150. The gift offerings include writing instruments, clocks, music boxes, picture frames and albums, executive desk sets and accessories, engravable jewelry, glassware, lighters, keys and key rings, door knockers and Christmas ornaments. Things Remembered features brand name merchandise as well as higher margin private label merchandise. At some locations computer-controlled embroidery equipment is utilized for the personalization of merchandise, such as throws, pillows, polo shirts, bathrobes, jackets, baby apparel and baby blankets. These softgoods are also available in most of Things Remembered's other locations with personalization services provided from a central fulfillment facility.

     As of February 2, 2002, Things Remembered locations consisted of 456 stores and 318 kiosks. The typical store consists of about 1,300 square feet, while kiosks, which are units generally located in the center of the common mall area, are typically 200 square feet in size.

     Things Remembered locations are usually operated by one or two employees during nonpeak periods and up to 15 employees during the peak Christmas season. Locations typically employ a store manager on a full-time basis, an assistant store manager on a full or part-time basis and the balance of employees are part-time sales associates.

     Nearly all locations are equipped with computerized engravers and key duplicating machines. Most stores also have equipment for etching glassware items. All locations are equipped with point-of-sale terminals.

     Most of Things Remembered's store merchandise is shipped through its centralized warehouse and distribution facility located near Youngstown, Ohio. The warehouse utilizes a computerized carousel system to automate the process of locating merchandise needed to fulfill store orders. Systems and support are also provided to handle e-commerce, catalog and direct mail fulfillment.

                               BUSINESS STRATEGY

     We intend to continue to increase our sales and profitability by implementing focused initiatives started in January 2000 designed to increase sales productivity of our stores and produce a strong, efficient, customer-driven organization ensuring total customer satisfaction. We are implementing our strategy through distinct management teams who are accountable for the operating performance of each of our businesses. As a result of these initiatives, we experienced increased comparable store sales on all vision brands and the average dollar transaction increased in all our vision and gift businesses in fiscal 2001. In addition, we reduced inventory by $11.1 million in fiscal 2001. The elements of our strategy include:

DEVELOPING A CUSTOMER-DRIVEN SELLING CULTURE

     We will continue developing a customer-driven selling culture that supports and executes our new merchandising and marketing initiatives in all of our retail brands. We have focused our sales associates on selling product features and benefits. We intend to maintain a selling process that is employed consistently in each of our brands by better training our employees and offering compensation programs that include incentives. Our goal is to ensure our sales associates develop good relationships with customers, identify their needs and satisfy those needs. Ultimately, we expect that our customers will be satisfied, will return to us for additional business and will generate additional sales through positive word of mouth.

IMPROVING OUR PRODUCT OFFERINGS AND STRENGTHENING OUR MARKETING PROGRAMS

     We will continue adding quality, fashionable merchandise to our product assortments, including both brand names and private labels. We are also upgrading our optical manufacturing capabilities to ensure functionality and product quality and to incorporate important technological improvements into our products, including titanium frames, which are significantly lighter and stronger than plastic frames; rimless drill-mounted frames, which are exceptionally flexible and light; and cast lenses, which provide our customers with a clearer, lighter lens than traditional ground lenses. We believe our improved product offerings will better satisfy our customers' needs.

     In addition to these improvements in our product offerings, we are also strengthening our marketing programs to grow our customer base by delivering a consistent brand message and an enjoyable and satisfying customer experience. The following are examples of our improved product offerings and our marketing programs:

     - Pearle Vision. We are improving our product assortment by focusing on fashion and technology and by specifically tailoring merchandise assortments based upon store demographics. These assortments now include designer frames such as Ralph Lauren(R), Gucci(R) and Calvin Klein(R). We will also continue to capitalize on the slogan Nobody Cares for Eyes More than Pearle, which has been used for over 20 years and commands strong consumer recognition. We are implementing a franchise focus store program to introduce to franchise stores merchandising, marketing and operating best practices from company-owned stores. As a result of these best practices as well as the customer-focused selling efforts conducted by our sales associates, comparable company-owned store sales increased 2.6% in fiscal 2001.

     - Sears Optical. We are continuing to focus and edit our assortment of branded merchandise and fashionable private label merchandise, which includes the Sears brands Canyon River Blues and Apostrophe. In addition, we introduced over 360 new frames, representing over 50% of our total assortment in fiscal 2001. We will position our products based upon overall value, including price, service and assortment, with less emphasis on promotional events. Comparable store sales increased 3.2% in fiscal 2001.

     - Things Remembered. We are continuing to expand our selection of high-quality brands, such as Marquis by Waterford(R) giftware and clocks by Movado(R), and to tailor store assortments based upon store size, volume and demographics. To continue increasing the average dollar transaction, we are training our employees to emphasize an assortment of "best gifts," which are our most popular items, with appropriate add-ons and personalization. In addition, our stores are equipped with point-of-sale systems that allow our sales associates to capture an array of personal data, including purchasing history, from our customers. This database enables us to customize our marketing efforts toward specific purchasing occasions, such as upcoming weddings or graduations, through our in-store, online and catalog channels. We also are accelerating the adoption of best practices with a focus store program that resulted in a 7.3% increase in comparable store sales for the focus stores in fiscal 2001 and a 13.2% increase in December 2001.

ACCELERATING PEARLE VISION FRANCHISE EXPANSION

     The expansion of the Pearle Vision franchise program enables faster and more profitable growth and further promotes the brand name without significant capital commitment by us. We continue to improve relations with our franchisees by adding more franchise services, using our buying power to lower our franchisees' costs and improving our distribution and manufacturing capabilities. We also plan to share the most successful initiatives from our company-owned stores with our franchisees, initially through a franchise focus store program. In fiscal 2001, we opened 27 new franchise stores, which was the largest number of

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

franchise store openings in a single year in a decade. Half of these new franchise stores were opened by operators of existing franchises.

CAPITALIZING ON OUR GROWTH IN MANAGED VISION CARE

     We are winning new managed vision care accounts while upgrading our systems to make our procedures more efficient. We offer our clients three network options, the largest being a group that exceeds 20,000 providers. We believe our multiple networks of quality eyecare providers enhance our appeal to large national and regional accounts by offering members numerous access points at competitive prices. This has helped Cole Managed Vision add new clients in fiscal 2001 including Sun Microsystems, Inc., McDonald's Corporation, The Sherwin Williams Company and Monsanto Company. Expanding our client base will not only increase our revenue, but help leverage our expenses. In addition, our optical stores as well as other network providers benefit from the traffic generated by the increasing membership of our managed vision care plans.

ENHANCING OPERATING MARGINS

     We are introducing value-added innovations and features to our products and reducing costs. For example, in all our vision brands we have been incorporating more technical innovations such as flexible frames and cast lenses into our product offerings. This has not only brought improved products to our customers, but has also increased the average retail sales price of spectacles. We will continue to focus our efforts on the support processes in our businesses including the leveraging of our data system investments and expenditures to improve the effectiveness of our supply chain. In addition, our new Target Optical departments will be located only in SuperTarget stores, which offer visible, high traffic locations for our optical departments near the checkout lanes. In fiscal 2001, our optical departments in SuperTarget stores produced higher sales volumes and improved financial results compared to standard Target stores. Target Optical produced four consecutive quarters of double-digit increases in comparable store sales, which resulted in an increase in comparable store sales of 19% in fiscal 2001.

     In addition, in fiscal 2001, Cole Managed Vision implemented the first phase of the paperless Patriot claims management system, which reduces claims processing costs. As we implement the second phase, which centers on streamlining claims processing and billing, we expect to achieve future cost savings, which will further enhance our operating margins.

                             COMPETITIVE STRENGTHS

     We believe we have the following competitive strengths within our industry:

WELL-KNOWN BRAND NAMES

     We benefit from a portfolio of stores operating under strong, well-known brands. Our company-owned and franchised stores under the Pearle Vision brand and the licensed brands of our host stores (Sears Optical, Target Optical and BJ's Optical) have become associated with high-quality product selection, convenience and competitive prices. The variety of store brands and formats allows us to reach a broad market of customers. In retail optical, these attributes enable us to compete effectively against other branded optical retailers and independent providers of eyecare.

     We believe there is significant value in the Pearle Vision brand name based in part on over 20 years of national brand advertising. We are widely recognized by customers as a destination for quality, fashion-forward and competitively-priced eyewear and professional service. As a leader based on optical store count, we are able to leverage national marketing campaigns to increase store traffic. The scale of Pearle Vision's business enables us to effectively share the cost of advertising among a large base of both company-owned and franchised stores. In addition, our host store formats (Sears Optical, Target Optical and BJ's Optical) benefit from the brand attraction of the host stores as well as their participation in our hosts' national advertising programs.

     Optical chains and mass merchants have gained business from independent optometrists and we expect this trend to continue. We believe our strong brands, together with our managed vision care business, enable us to benefit from this shift in the industry. Based on industry data, optical chains and mass merchants accounted for approximately 40% of the optical retailing business in 2001 compared to approximately 36% in 1997. Our brands also serve as a strong platform to enlist independent optometrists to become affiliated with us, in compliance with applicable law, through either company-owned or franchised stores. In addition, our variety of brands provides us with scale advantages in merchandising, advertising and the production of completed spectacles.

     We believe our Things Remembered brand is the only nationwide retailer of personalized and engravable gifts and that it is known for its high-quality merchandise, superior customer service and convenience. We seek to build increased brand recognition by reaching customers through our multiple retail channels.

EXTENSIVE EXPERIENCE WITH OPTOMETRISTS

     We have many years experience with both the employed and independent doctors of optometry associated with our optical stores. We work with them to increase customers' access to quality eye exams and to provide caring, friendly, professional service. We also have strong relationships with the doctors of optometry in the Cole Managed Vision network.

STRONG PROCUREMENT AND FULFILLMENT

     We benefit from the aggregated purchasing power provided by all of our owned and franchised retail optical locations, while maintaining customized merchandising strategies at each of our operating businesses. In addition, we benefit from being the largest nationwide operator of retail optical stores not affiliated with a manufacturer of spectacle frames enabling us to offer a wider selection of branded merchandise to our customers. We also believe our highly advanced distribution and fulfillment capabilities at Things Remembered provide us with a competitive advantage compared to local personalization gift retailers.

EFFICIENT, CENTRALIZED, HIGH-QUALITY OPTICAL MANUFACTURING CAPABILITY

     We believe our manufacturing capabilities, both in-store and through our laboratory facilities, provide us with a competitive advantage. We utilize optical laboratory facilities both within our stores (in the case of Pearle Vision) and at eight centralized locations, which grind, cut and fit lenses into frames to fulfill customer purchases. Cole Licensed Brands locations are linked electronically to these centralized locations enabling next day delivery on most eyewear, if requested by our customers. We have had over 40 years of experience operating our centralized manufacturing facilities, which permits us to provide both speed of delivery suited to our customers' preferences and economies of scale and quality afforded by centralization. Pearle Vision Express stores contain full surfacing labs that can produce most prescription eyeglasses in approximately one hour and Pearle Vision Mainline stores can produce approximately 50% of eyeglass prescriptions on-site in approximately one hour.

NATIONAL PRESENCE IN PERSONALIZED GIFT MARKET

     We have 774 Things Remembered stores in 46 states as of February 2, 2002. We believe our Things Remembered business segment is the only nationwide retailer of personalized and engravable gifts. We believe our stores are known for delivering high-quality products and service, including personalization while the customer shops. We leverage our brand by offering our products through catalogs and online. Our 35 years of experience in this business have provided us with competitive advantages in our operations, including developing best practices in training our associates in the selling of personalized gifts and engraving techniques.

PURCHASING

     The merchandise, supplies and component parts required for the various products sold by us are purchased from a large number of suppliers and manufacturers and are generally readily available. In most cases, the purchases are not made under long-term contracts. We believe that the loss of any one supplier or manufacturer would not have a material adverse effect on our operations.

COMPETITION

     We operate in highly competitive businesses. Cole Vision competes with other optical companies, private ophthalmologists, optometrists and opticians and HMOs and other managed vision care companies in a highly fragmented marketplace on the basis of the service it provides, as well as price and product quality. In addition, Pearle Vision competes on the basis of its highly recognized brand name and one-hour express service. We believe that, based on industry data, Cole Vision is one of the largest optical retail companies in North America. We believe Things Remembered operates the only nationwide chain of gift stores offering "while you shop" gift engraving, key duplicating, glass etching and monogramming, as well as related merchandise, although it competes with many other retailers that sell gift items. Things Remembered competes with retailers that sell gift items primarily on the basis of the value-added point-of-sale services, as well as price and product quality. Some competitors have greater financial resources than us.

EMPLOYEES

     As of February 2, 2002, we had approximately 9,600 full-time employees. This full-time work force is supplemented by 7,400 part-time and seasonal employees. Approximately 140 Pearle Vision employees are represented by labor unions. We consider our present labor relations to be satisfactory.

SEGMENT INFORMATION

     Information for our two reportable segments and geographical information are contained in Note 8 of the Notes to our audited Consolidated Financial Statements and Note 3 of the Notes to our unaudited interim Consolidated Financial Statements.

PROPERTIES

     We lease our executive offices in Mayfield Heights, Ohio.

     In January 2001, our parent completed a third party sale and leaseback of our office facility in Twinsburg, Ohio, which comprises approximately 175,000 square feet of space. The lease expires in 2019 and includes two options to renew for ten-year terms. Cole Vision's home office functions are located in this facility.

     All Cole Licensed Brands retail locations are leased or operated under a license with the host store, and none of the individual retail locations is material to operations. Leases for departments operated in Sears, Target stores, SuperTarget stores and BJ's Wholesale Club stores are terminable upon relatively short notice.

     Cole Licensed Brands leases six optical laboratory facilities, located in Columbus, Ohio; Knoxville, Tennessee (two); Memphis, Tennessee; Salt Lake City, Utah; and Richmond, Virginia, pursuant to leases expiring (including renewal options) between 2005 and 2017.

     Pearle Vision leases most of their retail stores under noncancelable operating leases with terms generally ranging from five to ten years and which generally contain renewal options for additional periods. Pearle Vision is the principal lessee on a majority of stores operated by franchisees who sublease the facilities from Pearle Vision.

     In January 2002, Pearle Vision completed a sale and leaseback of its Dallas Support Center, which comprises approximately 129,000 square feet of laboratory and distribution facilities. The lease expires in 2017 and includes four options to renew for five-year terms. An adjoining office facility no longer used for operations was sold in April 2001. Pearle Vision also owns a small headquarters and laboratory in Puerto Rico.

     Cole Vision also leases a home office, an optical laboratory and a distribution facility, near Toronto, Ontario for its Canadian operations pursuant to leases expiring in 2004.

     Leases for Things Remembered stores and kiosks are generally for terms of ten and five years, respectively. Things Remembered's home office functions are located in a 50,000 square foot leased facility in Highland Heights, Ohio. The lease expires (including renewal options) in 2007. Things Remembered leases its 210,000 square foot warehouse and distribution facility located near Youngstown, Ohio. The lease expires in 2013 and includes three options to renew for five-year terms.

LEGAL PROCEEDINGS

     From time to time during the ordinary course of business, we may be threatened with, or may become party to, a variety of legal actions and other proceedings incidental to our business.

     A complaint was filed in the Superior Court of California, County of San Diego against Cole National Corporation, its affiliates and certain of its officers by the Attorney General of the State of California on February 14, 2002 and amended on February 22, 2002. The case, State of California v. Cole National Corporation, et al., Case No. GIC783135, alleges claims for various statutory violations related to the operation of 24 Pearle Vision Centers in California. The claims include alleged untrue or misleading advertising, illegal dilation fees, unlawful advertising of eye exams, maintaining an optometrist on or near the premises by a registered dispensing optician, unlawful advertising of an optometrist, unlicensed practice of optometry, and illegal relationships among dispensing opticians, optical retailers and optometrists. The action seeks unspecified damages, restitution and injunctive relief.

     The case is in its early stages and we cannot predict with certainty its outcome or costs. In May 2002, all of the individual officer defendants were dismissed. The California Attorney General's office has moved for a preliminary injunction to enjoin certain advertising practices and from charging dilation fees. Although we believe we are in compliance with California law and intend to continue to defend the issues raised in the motion for injunctive relief and the remaining issues in the case vigorously, we may be required to modify our activities or might be required to pay damages or restitution in currently undeterminable amounts, the cost of which might have an adverse effect on our operating results in one or more periods.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our officers and directors.

NAME                                     AGE                  POSITION
----                                     ---                  --------
Jeffrey A. Cole.......................    61   Chairman, Chief Executive Officer and
                                               Director
Larry Pollock.........................    55   President, Chief Operating Officer and
                                               Director
Thomas T.S. Kaung.....................    64   Executive Vice President and Chief
                                               Financial Officer
Leslie D. Dunn........................    57   Senior Vice President - Business
                                               Development, General Counsel and
                                               Secretary
Joseph Gaglioti.......................    56   Vice President and Treasurer
Timothy F. Finley.....................    58   Director
Irwin N. Gold.........................    45   Director
Melchert F. Groot.....................    42   Director
Peter V. Handal.......................    59   Director
Charles A. Ratner.....................    60   Director
Walter J. Salmon......................    71   Director

     MR. COLE has been our director since we were organized. He has been Chairman since 1992, Chief Executive Officer since 1984 and served as Chief Financial Officer from 1991 until 1999. He is also a director of our parent, Hartmarx Corporation and Pearle Europe B.V.

     MR. POLLOCK became our director and President and Chief Operating Officer in January 2000. Prior to joining us, Mr. Pollock served as President and Chief Executive Officer of HomePlace, Inc., a housewares retailer, from September 1998 to June 1999. Mr. Pollock joined HomePlace, Inc. in January 1997 as Executive Vice President and Chief Operation Officer. HomePlace, Inc. filed a voluntary petition in bankruptcy in January 1998. From 1994 to 1996, Mr. Pollock served as President, Chief Operating Officer and director of Zale Corporation, a jewelry retailer. Mr. Pollock is also a partner of Independent Group L.P., a privately held radio broadcasting company based in Cleveland, Ohio. Mr. Pollock is also a director of our parent and Borders Group, Inc.

     MR. KAUNG has been our Executive Vice President and Chief Financial Officer since March 23, 2000. Mr. Kaung had been serving as a consultant to us since October 18, 1999. Since 1991, Mr. Kaung provided financial consulting and interim financial executive services to a variety of corporations through his own company, River International. Mr. Kaung had previously been our Chief Financial Officer from 1983 to 1991.

     MS. DUNN has been our Senior Vice President-Business Development, General Counsel and Secretary since September 1997. Prior to joining us, she had been a partner in the law firm of Jones, Day, Reavis & Pogue since 1985.

     MR. GAGLIOTI has been our Vice President since 1992 and Treasurer since 1991. Mr. Gaglioti joined us in 1981.

     MR. FINLEY has been our director since 1992. In 1999, Mr. Finley retired as Chairman and Chief Executive Officer of Jos. A. Bank Clothiers, Inc., a clothing retailer, a position which he has held since 1990. Mr. Finley is also a director of our parent.

     MR. GOLD has been our director since 1992. Mr. Gold is a Senior Managing Director of Houlihan Lokey Howard & Zukin, a specialty investment banking firm, where he has been employed since 1988. Mr. Gold is also a director of our parent, Houlihan Lokey Howard & Zukin and Nexiq Technologies, Inc.

     MR. GROOT became our director on June 19, 2001 pursuant to an agreement entered into with HAL International N.V. Since November 2001, Mr. Groot has served as the Chief Executive Officer of Pearle Europe B.V., an optical retailer. Cole National Corporation owns approximately 21% of the common stock of Pearle Europe B.V. From May 1992 until 2001, Mr. Groot served as a director of HAL Investments B.V., an investment company. Mr. Groot is also a director of our parent.

     MR. HANDAL has been our director since 1992. Currently, Mr. Handal serves as President and Chief Executive Officer of Dale Carnegie Training & Associates, Inc., a provider of corporate business seminars and training courses; President of COWI International Group, a consulting company; President of J4P Associates, a real estate firm; and President of Fillmore Leasing Company. Previously, Mr. Handal served as the President of Victor B. Handal and Bro., Inc., an apparel manufacturer and distributor. He is also a director of our parent, Dale Carnegie Training & Associates, Inc.; Factory 2U Stores, Inc.; and W. Kruk Company of Poland, a specialty gift company.

     MR. RATNER has been our director since March 1995. Since 1993, Mr. Ratner has served as President and, since 1995, Chief Executive Officer of Forest City Enterprises, Inc., a national real estate development and management company. He is also a director of our parent, Forest City Enterprises, Inc. and American Greetings Corporation.

     MR. SALMON has been our director since June 1997. Mr. Salmon is the Stanley Roth Sr. Professor of Retailing, Emeritus at the Harvard University Graduate School of Business Administration, where he has been a member of the faculty since 1956. Mr. Salmon also served as Senior Associate Dean and Director of External Relations from 1989 to 1994. Mr. Salmon previously served as a director of the predecessor of our parent from 1961 to 1984. He is also a director of our parent; Harrah's Entertainment, Inc.; Luby's Cafeterias, Inc.; The Neiman Marcus Group; PetSmart, Inc.; Party City Stores, Inc.; and Stage Stores, Inc.

DIRECTOR COMPENSATION

     Directors serve for a term of one year and until their successors are elected.

Cash Compensation

     Our parent pays directors who are not employees of our parent or any of its subsidiaries an annual fee of $25,000 plus reasonable out-of-pocket expenses. Fees for Mr. Groot's service on the Board of Directors are paid to an affiliate of HAL International N.V. Members of the Audit Committee, the Corporate Finance and Strategic Issues Committee, the Compensation Committee and the Special Compensation Committee receive $1,000 for each day of attendance at or participation in a committee meeting that is not held on the same day as a meeting of the Board of Directors. In addition, the chairpersons of the Audit Committee, the Corporate Finance and Strategic Issues Committee and the Compensation Committee receive an additional $7,500 per year. Other members of the Corporate Finance and Strategic Issues Committee receive an additional $2,500 per year.

Stock-Based Compensation

     In 1997, stockholders of our parent approved the Nonemployee Director Equity and Deferred Compensation Plan. This plan allows nonemployee directors to receive their annual retainer and other fees in the form of shares of common stock of our parent. The plan also allows nonemployee directors to defer the payment and therefore the recognition as income for federal income tax purposes of all or part of their annual retainer and other fees paid to them as directors. During fiscal 2001, Messrs. Handal, Ratner and Salmon elected to defer a portion of their fees and received credits payable in shares of common stock of our parent as follows: Mr. Handal -- 3,325 shares; Mr. Ratner -- 2,197 shares; and Mr. Salmon -- 818 shares.

     Our parent's Nonqualified Stock Option Plan for Nonemployee Directors (the "DIRECTOR PLAN") provides for the granting of stock options for up to an aggregate of 100,000 shares of common stock of our parent to directors who are not employees of our parent or any of its subsidiaries, or who are not otherwise excluded from participation in the Director Plan. This plan provides for the automatic grant of a nonqualified option to purchase 2,500 shares of common stock of our parent to each newly elected or appointed nonemployee director on January 1 of the year immediately following the year in which the director is elected or appointed, and on each January 1 thereafter for as long as the director continues to serve. Nonemployee directors serving at the time of the adoption of the Director Plan became eligible for option grants beginning on January 1, 1997. Options granted under the Director Plan generally vest on the first anniversary of the date of grant of the option, provided that the optionee is still serving as a nonemployee director at that time. The exercise price per share for options granted under the plan is the average of the high and low selling prices of common stock of our parent on the New York Stock Exchange on the last trading date on which such prices are quoted prior to the date of grant. On January 1, 2002, Messrs. Finley, Gold, Handal, Ratner and Salmon each received an automatic grant of options for 2,500 shares, with an exercise price of $16.205. In lieu of a grant of options to Mr. Groot under the Director Plan, on January 1, 2002, an affiliate of HAL International N.V. received a grant of options for 2,500 shares. The exercise price of these options is $16.205, and they are subject to the same vesting schedule and requirements of the Director Plan, based on Mr. Groot's service on the Board of Directors.

EXECUTIVE COMPENSATION

     The table below shows the before-tax compensation for the years shown for our Chief Executive Officer and the four next highest paid executive officers at the end of fiscal 2001, as well as our former Senior Vice President and Controller, who served in that capacity until November 2001.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL                       LONG TERM**
                                                COMPENSATION                COMPENSATION AWARDS
                                     ----------------------------------   -----------------------
                                                              OTHER       RESTRICTED   SECURITIES
                                                              ANNUAL        STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR*    SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS     COMPENSATION(1)
---------------------------  -----   --------   --------   ------------   ----------   ----------   ---------------
Jeffrey A. Cole............  2001    $725,000   $      0          --              --    250,000        $221,619
  Chairman, Chief Executive  2000    $738,942   $126,875          --              --     50,000        $244,429
  Officer(2)                 1999    $725,000   $      0          --              --         --        $246,407
Larry Pollock..............  2001    $ 50,000   $125,000     $27,724(4)           --         --        $  9,417
  President and Chief        2000    $ 50,962   $126,875          --              --         --        $  7,590
  Operating Officer(3)       1999    $  1,731   $      0          --      $3,478,125(3)  362,500(3)          --
Thomas T.S. Kaung..........  2001    $375,000   $      0          --              --         --        $ 15,695
  Executive Vice President
    and                      2000    $320,192   $ 65,625          --              --    100,000        $  9,159
  Chief Financial
    Officer(5)
Leslie D. Dunn.............  2001    $273,461   $      0          --              --      7,500        $ 38,665
  Senior Vice President --   2000    $267,500   $ 46,375          --              --     25,000        $ 36,272
  Business Development,      1999    $236,308   $      0          --              --      5,000        $ 32,634
  General Counsel and
  Secretary
Joseph Gaglioti............  2001    $185,000   $      0          --              --         --        $ 25,064
  Vice President and         2000    $188,558   $ 32,375          --              --         --        $ 23,043
  Treasurer                  1999    $166,827   $      0          --              --         --        $ 21,958
William P. Lahiff, Jr......  2001    $179,615   $      0          --              --     10,000        $ 25,375
  Senior Vice President and  2000    $152,885   $ 50,000          --              --         --        $    104
  Controller(6)              1999    $  9,808   $      0          --              --      5,000        $      0

---------------

 *  Fiscal 2000 included 53 weeks of salary

**  Involves equity securities of our parent.

(1) The amounts listed for fiscal 2001 consist of:

     - payments by our parent pursuant to an agreement between our parent and an insurance company that provides for reimbursements to the named executive officers in amounts up to $20,000 per year for certain medical expenses for themselves and their families not otherwise covered by our parent's group medical insurance plan as follows: Mr. Cole ($5,354), Mr. Pollock ($8,273), Mr. Kaung ($5,745), Ms. Dunn ($8,273) and Mr. Gaglioti ($8,273)
       and Mr. Lahiff ($8,273);

     - payments under our parent's 401(k) Plan to match pre-tax elective deferral contributions as follows: Mr. Cole ($340), Mr. Pollock ($1,006), Ms. Dunn ($340), Mr. Gaglioti ($340) and Mr. Lahiff ($340);

     - payments under our parent's Supplemental Deferred Compensation Plan to match elective deferral contributions as follows: Mr. Cole ($7,563), Mr. Kaung ($4,406) and Mr. Lahiff ($1,420);

     - the value of life insurance provided by our parent for the benefit of the executive officers as follows: Mr. Cole ($11,223), Mr. Pollock ($138), Mr. Kaung ($5,544), Ms. Dunn ($2,552), Mr. Gaglioti ($1,651) and Mr.
       Lahiff ($542);

     - dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis as follows: Mr. Cole ($124,639); and

     - contribution credits in fiscal 2001 provided under our Supplemental Retirement Benefit Plan as follows: Mr. Cole ($72,500), Ms. Dunn ($27,500), Mr. Gaglioti ($14,800) and Mr. Lahiff ($14,800). See
       "-- Supplemental Executive Retirement Plans" below.

(2) Jeffrey A. Cole's employment agreement provides for a three-year term that annually extends on a year-by-year basis until and including the year Mr. Cole reaches age 65, unless notice to the contrary is given. Mr. Cole's annual base salary is to be at least $800,000, and he is entitled to participation in bonus programs and other customary benefits and perquisites. The agreement provides for payments upon involuntary termination of Mr. Cole's employment without cause, self-termination in a window period following a change of control, or after a constructive termination. Mr. Cole is entitled to receive a lump sum payment equal to three times the sum of (a) his salary at the time of termination and (b) his average bonus for the last five fiscal years, plus a prorated bonus for the year of termination. Following the expiration of his agreement, Mr. Cole's benefits will include post retirement coverage for life and medical insurance, medical expense, office, secretarial and consulting services, an automobile and limited use of the corporate aircraft, or in lieu thereof, a lump sum payment. The agreement contains provisions with respect to compensation, bonus and benefits in the event of Mr. Cole's death or disability. In the event that any payments received by Mr. Cole under the agreement or otherwise are subject to an excise tax, he will be entitled to a gross-up payment. Mr. Cole has agreed to provide consulting services until the earlier of 10 years or age 75 upon the expiration of his employment term or his voluntary resignation (other than under circumstances that would have triggered the payments described above). Mr. Cole would be paid consulting fees of $150,000 per year for the first three years; $100,000 per year for the next four years, and $75,000 per year for the last three years.

(3) Our parent entered into a four-year employment agreement with Larry Pollock when he became President and Chief Operating Officer on January 18, 2000 at an annual base salary of $50,000, along with participation in bonus programs and certain of our parent's benefit programs, as well as other customary perquisites. In connection with his employment, Mr. Pollock received grants of nonqualified options to purchase a total of 362,500 shares of common stock of our parent (262,500 of which options remain outstanding and 100,000 of which options expired after 90 days without having been exercised) and an award of 525,000 shares of restricted common stock of our parent. Mr. Pollock has delivered a promissory note to our parent in the amount of $1,668,685, which equals the income tax imposed on his award of restricted stock of our parent. The promissory note matures on January 18, 2004, bears interest at a rate of 3% per annum and is secured by Mr. Pollock's restricted stock of our parent. Mr. Pollock was required to purchase for his own account 262,500 shares of common stock of our parent in the open market, which he has purchased, and is permitted to purchase up to an additional 262,500 shares of common stock of our parent in addition to shares purchased through the exercise of options. In addition, Mr. Pollock has agreed to vote all shares of common stock of our parent owned by him according to the recommendations of a majority of the Board of Directors.

    Mr. Pollock's 262,500 options are fully vested and are exercisable at a price of $10.00 per share. Of Mr. Pollock's shares of restricted stock, 262,500 are now vested. Half of the balance will vest on January 18, 2003 and the remainder on January 18, 2004. Early vesting of the restricted shares will occur in the case of certain events, including after a change of control of our parent or following certain terminations of his employment with our parent. In addition, all unvested restricted shares will become vested if, for any period of 20 consecutive trading days, the closing price of our parent's common stock on the New York Stock Exchange equals or exceeds $25.00 and Mr. Pollock remains employed with our parent. Mr. Pollock has the right to vote the restricted shares, and would be entitled to dividends on those shares were any to be paid.

    The table reflects the dollar value of the award of shares of restricted stock described above, calculated by multiplying the number of shares granted by $6.625, the closing price of the common stock of our parent on the New York Stock Exchange on January 18, 2000, the date of award.

    Mr. Pollock's agreement provides for payments upon a termination of his employment without cause or after a constructive termination occurring before a change of control during the first two years of his agreement. If such a termination occurs before the second anniversary of the agreement, 25% of the amount outstanding under his promissory note would be forgiven.

(4) Includes car allowance of $11,100, the value of personal air travel of $16,376 and the dollar value of the benefit of premiums paid for a long-term disability insurance policy of $248. These perquisites are consistent with company programs provided to other named executive officers but, because Mr. Pollock's salary is minimal, their value exceeds the minimum SEC reporting standard of 10% of Mr. Pollock's annual salary and bonus.

(5) Thomas T.S. Kaung served as a consultant from October 18, 1999 to March 23, 2000. On March 23, 2000, Mr. Kaung became Executive Vice President and Chief Financial Officer of our parent and entered into an employment agreement with a term ending on February 1, 2003 and providing for an annual base salary of $375,000 and participation in bonus programs and other customary benefits and perquisites.

    In connection with his employment, Mr. Kaung was awarded two grants of 50,000 nonqualified stock options of our parent, all of which are vested. The options had a two-year vesting period, with half of each grant vesting on March 23, 2001 and the remainder vesting on March 23, 2002. The exercise price for one grant of 50,000 options is $6.50 per share, the closing price of our parent's common stock on March 23, 2000, the date of grant. The exercise price of the second grant of 50,000 options was fixed at $10.00 per share. As a condition to his employment agreement, Mr. Kaung entered into a termination/ noncompete letter agreement with our parent. This letter agreement also provides for the continuation of Mr. Kaung's base salary upon involuntary termination of his employment without cause, self-termination in a window period following a change of control or after a constructive termination.

(6) Mr. Lahiff, age 48, served as our and our parent's Senior Vice President and Controller from March 2001 to November 7, 2001, and Assistant Secretary and Assistant Treasurer since January 2000. He was also Vice President and Controller from January 2000 to March 2001. Prior to joining our parent, he was a Management Consultant with RHI Management Resources from August 1998 to December 1999 and a Consulting Manager with LakeWest Group, Ltd. from June 1997 to August 1998. Mr. Lahiff was previously employed by our parent from 1987 to 1997, serving most recently as Vice President, Systems and Administration for Things Remembered, Inc. from January 1995 to February 1997. On November 7, 2001, Mr. Lahiff became Senior Vice President of Cole Vision Corporation and General Manager of Target Optical.

COMPENSATION PURSUANT TO EMPLOYEE BENEFIT PLANS

Retirement Plan

     The Cole National Group Retirement Plan (the "RETIREMENT PLAN") generally provides non-contributory benefits integrated with Social Security benefits, based upon an employee's years of credited service and highest average annual base salary for any five consecutive years in the last ten years of service. Compensation covered by the Retirement Plan consists only of an employee's base salary, and does not include bonuses or any other form of compensation. Effective as of March 31, 2002, the Retirement Plan was amended to completely freeze benefits under the Retirement Plan for each participant who is not a Grandfathered Participant. This means that for each participant in the Retirement Plan who is not a Grandfathered Participant, years of credited service and compensation are frozen as of March 31, 2002. In addition, effective as of March 31, 2002, the Retirement Plan was amended to partially freeze benefits under the Retirement Plan for each participant who is a Grandfathered Participant. This means that for each participant in the Retirement Plan who is a Grandfathered Participant, compensation is frozen as of March 31, 2002. A Grandfathered Participant is any participant in the Retirement Plan who had attained age 50 and completed at least 10 years of credited service under the Retirement Plan on December 31, 2001. Of the named executive officers, Jeffrey
A. Cole, Joseph Gaglioti and Thomas T.S. Kaung are Grandfathered Participants.

     Under the Internal Revenue Code, the maximum retirement benefit payable under the Retirement Plan and the maximum amount of annual compensation that can be taken into consideration in the calculation of pension benefits under the Retirement Plan are limited. At retirement, based on years of credited service and current salary levels, it is estimated that the retirement benefits payable to Jeffrey A. Cole, Thomas T.S. Kaung and Leslie D. Dunn will be reduced because of those limits.

     Credited service under the Retirement Plan for each of the individuals named in the Summary Compensation Table is as follows: Jeffrey A. Cole -- 23 years; Leslie D. Dunn -- 3 years; Joseph Gaglioti -- 20 years; Larry
Pollock -- 1 year; Thomas T.S. Kaung -- 14 years; and William P. Lahiff -- 15 years.

     Participants in the Retirement Plan may elect payment of retirement benefits under several different formulae. The following table shows the estimated annual retirement benefits which will be payable to participating employees under the Retirement Plan's normal retirement formula upon retirement at age 65 after selected periods of service. The benefits as presented below do not take into account any reduction for joint and survivor payments.
                               PENSION PLAN TABLE
                              YEARS OF SERVICE(1)

REMUNERATION                                 10         15         20         25         30
------------                               -------   --------   --------   --------   --------
$100,000.................................  $ 7,511   $ 11,267   $ 15,023   $ 18,778   $ 22,534
 125,000.................................    9,761     14,642     19,523     24,403     29,284
 150,000.................................   12,011     18,017     24,023     30,028     36,034
 175,000(2)..............................   14,261     21,392     28,523     35,653     42,784
 200,000(2)..............................   16,511     24,767     33,023     41,278     49,534
 225,000(2)..............................   18,761     28,142     37,523     46,903     56,284
 250,000(2)..............................   21,011     31,517     42,023     52,528     63,034
 300,000(2)..............................   25,511     38,267     51,023     63,778     76,534
 350,000(2)..............................   30,011     45,017     60,023     75,028     90,034
 400,000(2)..............................   34,511     51,767     69,023     86,278    103,534
 500,000(2)..............................   43,511     65,267     87,023    108,778    130,534
 600,000(2)..............................   52,511     78,767    105,023    131,278    157,534
 700,000(2)..............................   61,511     92,267    123,023    153,778    184,534
 725,000(2)..............................   63,761     95,642    127,523    159,403    191,284

---------------

(1) Based on retirement in 2002.

(2) The Internal Revenue Code places certain limitations on the amount of compensation that may be taken into account in calculating pension benefits and on the amount of pensions that may be paid under federal income tax qualified plans. For benefits accruing in plan years beginning after December 31, 2001, no more than $200,000 (indexed for inflation) in annual compensation can be taken into account. Effective March 31, 2002, compensation under the Retirement Plan is frozen at a maximum of $200,000. Under the Pension Plan SERP (as defined below under the caption "-- Supplemental Executive Retirement Plans"), participating executives will receive the amounts to which they otherwise would have been entitled under the Retirement Plan, subject to the freeze, without regard to Internal Revenue Code limitations, provided that they have five years of service with us.

Supplemental Executive Retirement Plans

     We have several supplemental executive retirement plans (the "SERPS") that provide for payment of benefits in addition to the benefits under the Retirement Plan to the participating executives, which includes officers named in the Summary Compensation Table.

     The Cole National Group, Inc. Supplemental Pension Plan (the "PENSION PLAN SERP") is an excess benefit plan that replaces benefits that would otherwise have been payable under the Retirement Plan but that are limited due to Internal Revenue Code limitations. Participants in the Pension Plan SERP will vest in the excess benefits after five years of service (with credit for past service). Benefits under the Pension Plan SERP will be payable on the same basis as the Retirement Plan benefits or, for participants in the 1999 SERP, on the same basis as a participant's 1999 SERP benefits.

     The Cole National Group, Inc. Supplemental Retirement Benefit Plan (the "BENEFIT PLAN SERP") is a defined contribution plan under which participants will receive an annual credit based on a percentage of base salary and an earnings assumption to be determined on an annual basis. Participants in the Benefit Plan SERP will be fully vested in the defined contribution benefits after ten years of service. Benefits under the Benefit Plan SERP will generally be payable upon retirement (age 55 and older) in ten annual installments or, upon approval by Cole National, in another form elected by the participant prior to retirement. The following named individuals received contribution credits in 2001 under the Benefit Plan SERP, which amounts are included in "All Other Compensation" in the Summary Compensation Table: Mr. Cole -- $72,500; Ms.
Dunn -- $27,500; Mr. Lahiff -- $14,800; and Mr. Gaglioti -- $14,800.

     The Cole National Group, Inc. 1999 Supplemental Retirement Benefit Plan (the "1999 SERP") is a defined benefit plan designed to provide additional retirement benefits for certain members of management and highly compensated employees. Benefits under the 1999 SERP will generally be payable on the same basis as the Retirement Plan benefits, or, at the election of a participant, in installments or in a lump sum. Mr. Cole and Ms. Dunn are currently the only participants in the 1999 SERP and are each fully vested. Assuming retirement at age 65, Mr. Cole's total annual retirement benefits under the 1999 SERP and the Retirement Plan will not be less than $474,000. Effective January 25, 2002, Mr. Cole waived participation in and his accrued benefits under the Pension Plan SERP and the Benefit Plan SERP to preclude duplication of benefits under the 1999 SERP. Ms. Dunn's total annual retirement benefits under the 1999 SERP, the Retirement Plan, the Pension Plan SERP and the Benefit Plan SERP, assuming retirement at age 65, will equal 40% of twelve times her average monthly compensation. The level of benefits will be reduced if Mr. Cole or Ms. Dunn retires before age 65. The benefits under the 1999 SERP are payable to Mr. Cole's and Ms. Dunn's respective beneficiaries in the event of his or her death prior to complete payment of benefits.

Stock Option Plans

     Stock option grants are awarded under several plans of our parent. The following table contains information concerning options granted to those executive officers listed in the Summary Compensation Table who received grants during fiscal 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF     PERCENT OF                                POTENTIAL REALISABLE VALUE AT
                           SECURITIES   TOTAL OPTIONS                                 ASSUMED ANNUAL RATES OF
                           UNDERLYING    GRANTED TO                                 STOCK PRICE APPRECIATION FOR
                            OPTIONS     EMPLOYEES IN    EXERCISE OR                        OPTION TERM(2)
                           GRANTED(#)    FISCAL YEAR    BASE PRICE    EXPIRATION   ------------------------------
NAME                          (1)            (%)          ($/SH)         DATE           5%               10%
----                       ----------   -------------   -----------   ----------   -------------    -------------
Jeffrey A. Cole..........   250,000         43.6           15.15      1/25/2012      2,381,938        6,036,300
Leslie D. Dunn...........     7,500          1.3            9.25      3/29/2011         43,630          110,566
William P. Lahiff........    10,000          1.7            9.25      3/29/2011         58,173          147,421

---------------

(1) These stock options provide for periodic vesting in equal annual installments over four to five years with early vesting of all or a portion of the unvested options in the case of certain events, such as after a change of control of our parent or following certain terminations of employment with Cole National. Some of the options described in the table also provides for the re-grant of an additional option, with the same expiration date but at the then-current market price of the common stock of our parent, for each share of common stock of our parent that is surrendered to our parent in payment of withholding taxes and the exercise price if the option is exercised by the surrender of qualifying shares of common stock of our parent.

(2) The value, if any, the optionee may realize upon the exercise of a stock option depends on the excess of the then current market value per share over the exercise price per share. There is no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.

     The following table contains information concerning options exercised during fiscal 2001 and unexercised stock options held as of February 2, 2002.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                 NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                                  ACQUIRED ON          FEBRUARY 2, 2002(#)          AT FEBRUARY 2, 2002($)(1)
NAME                              EXERCISE(#)       EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----                              -----------    -------------------------------    --------------------------
Jeffrey A. Cole.................      --                 329,157/537,500                1,204,999/301,875
Larry Pollock...................      --                       262,500/0                      1,194,375/0
Thomas T.S. Kaung...............      --                   50,000/50,000                  315,000/315,000
Leslie D. Dunn..................      --                   43,708/32,292                   89,237/196,076
Joseph Gaglioti.................      --                    41,416/3,750                         90,932/0
William P. Lahiff...............      --                    2,500/12,500                    23,875/76,875

---------------

(1) Based on the closing price of $14.55 per share of our parent's common stock on the New York Stock Exchange on February 1, 2002, the last trading day of fiscal 2001.

     Some of the older option agreements permit an optionee to exercise options by borrowing funds from our parent, subject to certain restrictions and, in some instances, to preapproval at the time of exercise by the Compensation Committee of the Board of Directors. The principal on such loans is payable five years after the date of exercise, with interest payable annually at a rate fixed on the date of exercise. The interest rate is based on a formula tied to federal borrowing rates. Each loan is made on a recourse basis and is secured by the option shares acquired from the proceeds of such loan. Mr. Cole elected to exercise options in 1993 by borrowing from our parent the full amount of the exercise price of those options. The maturity date of Mr. Cole's loan was extended beyond the original five year term. Mr. Cole's loan will mature January 18, 2004, unless further extended. As of the date of this proxy statement, the amount (excluding accrued interest) owed by Mr. Cole with respect to his loan is $666,666, which bears interest at a rate of 6.01% per year.

Life Insurance Plans

     Our parent's Executive Life Insurance Plan permits certain officers and key employees to obtain life insurance benefits in addition to those generally provided to salaried employees. The level of coverage provided to the named executive officers includes (1) basic term life insurance coverage equal to twice the individual's base salary, (2) an opportunity for the individual to purchase, at group rates based upon age, an additional amount of insurance equal to one or two times such individual's base salary and (3) purchase by our parent of an additional amount of coverage equal to 50% of the amount purchased by the individual under item (2). The maximum level of coverage per individual is $1,500,000.

     In 1999, our parent purchased a $4,000,000 split-dollar life insurance policy for Mr. Cole. The premiums are to be reimbursed to our parent upon Mr. Cole's death or his surrender of the policy. Our parent also has the option to be reimbursed for the premiums at any time on or after June 2, 2016, if the policy at such time has sufficient assets to maintain coverage. The split-dollar agreement provides for funding of premiums through a trust in the event of a threatened change of control of our parent or if Mr. Cole's employment is terminated without cause. Our parent has agreed to pay taxes, if any, owed by Mr. Cole as the result of the funding of the trust.

Management Incentive Bonus Program

     Each fiscal year, the Compensation Committee establishes performance goals for our parent's Management Incentive Bonus Program (the "INCENTIVE PROGRAM"). The Incentive Program was first approved by stockholders of our parent in 1996. Our parent's stockholders reauthorized the Incentive Program at our annual meeting for fiscal year 2000, which allowed the program to continue to be qualified for exclusion from the tax deduction limitations of Section 162(m) of the Internal Revenue Code, and approved certain amendments. The performance goals for the amended Incentive Program include: operating profits (including cash flow, EBIT or EBITDA); net profits; earnings per share; profit return ratios and margins; revenues; stockholder return and/or value; stock price or working capital; or any combination of those factors. The performance goals may reflect absolute performance, a relative comparison of entity performance to the performance of a peer group, growth or a selected external measure of the selected performance goal. Profits, earnings and revenues used for any performance goal measurement may exclude, among other items, gains or losses on operating asset sales or dispositions, asset write-downs, litigation or claim disputes or settlements, certain accruals and the effect of changes in tax laws or accounting principles. If performance fails to achieve the performance goals established by the Compensation Committee, no awards under the Incentive Program will be made. None of the named executive officers received a bonus in fiscal 2001 under the Incentive Program.

401(k) Plan

     On March 1, 2002, our parent merged its 401(k) plans into a single Cole National Corporation 401(k) Plan. Eligible employees may contribute up to 17% of their compensation to the plan, although highly compensated employees, including all executive officers of our parent, were limited to a maximum of 2% of their compensation. There is a 10% mandatory matching of employee contributions by our parent, plus a discretionary match determined annually by the Board of Directors. For fiscal 2001, no discretionary match was made, and the mandatory match was approximately $640,000, net of forfeitures.

Deferred Compensation Plan

     The Cole National Group, Inc. Deferred Compensation Plan for Executives and Other Senior Management (the "DEFERRED COMPENSATION PLAN"), which went into effect on February 1, 1999, generally allows deferral of income without regard to limitations imposed on our parent's 401(k) savings plan. Our parent makes a contribution of its common stock equal to 10% of the participant's deferrals. For fiscal 2001, the mandatory match was approximately $60,000, net of forfeitures. Participants in the Deferred Compensation Plan will be fully vested in the defined contribution benefits after four years of service (with credit for past service). Benefits under the Deferred Compensation Plan will generally be payable upon retirement or voluntary termination in a single lump sum or in installment payments, at the election of the participant prior to retirement.

1999 Employee Stock Purchase Plan

     Our parent's 1999 Employee Stock Purchase Plan (Amended and Restated June 14, 2001) (the "1999 PLAN") provides eligible employees with the opportunity to purchase up to an aggregate of 700,000 shares of common stock of our parent pursuant to a payroll deduction program. The 1999 Plan provides for offering periods of six months, unless the Compensation Committee of the Board of Directors otherwise determines, during which contributions may be made to purchase shares of common stock of our parent. At the end of each offering period, shares of common stock of our parent are purchased automatically at a price equal to the lesser of 85% of the market price of the shares at the beginning of the offering period, or 85% of the market value of the shares on the last day of the offering period. Approximately 379,874 shares of common stock of our parent have been issued under the 1999 Plan through the end of fiscal 2001. The 1999 Plan and the right of eligible employees to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. The 1999 Plan will continue in effect until all shares of common stock of our parent available for issuance under the plan have been issued, unless terminated earlier in the discretion of the Board of Directors or upon the occurrence of certain types of corporate transactions. The 1999 Plan was originally approved by stockholders of our parent at the 1999 annual meeting, and an amendment to the 1999 Plan to increase the number of shares available under the plan to an aggregate of 700,000 shares was approved by stockholders of our parent at the fiscal year 2000 annual meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL      PERCENT
                                           TITLE OF CLASS      OWNERSHIP(1)       OF CLASS
                                           --------------    -----------------    --------
Cole National Corporation................   Common Stock           1,100            100%
5915 Landerbrook Drive
Mayfield Heights, Ohio 44124

---------------

(1) We are a wholly owned subsidiary of Cole National Corporation. Cole National Corporation has the sole power to vote and dispose of all of our outstanding capital stock.


     The following table sets forth information regarding ownership of common stock of Cole National Corporation, our parent, as of April 19, 2002 by each of our directors, executive officers and directors and executive officers as a group. The number of shares of common stock of our parent that was outstanding on April 19, 2002 was 16,009,403. All information with respect to beneficial ownership has been furnished by each director or officer. Unless otherwise indicated below, voting and investment power of shares reported in this table is not shared with others. Beneficial ownership of common stock of our parent has been determined according to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which provide that a person is deemed to be the beneficial owner of shares of stock if the person, directly or indirectly, has or shares the voting or investment power of that stock, or has the right to acquire ownership of the stock within 60 days.


                                                 OUTSTANDING      NO. OF      TOTAL NUMBER
                                                    SHARES      IMMEDIATELY    OF SHARES
                                                 BENEFICIALLY   EXERCISABLE   BENEFICIALLY   PERCENT OF
NAME OF BENEFICIAL OWNER                            OWNED         OPTIONS        OWNED         CLASS
------------------------                         ------------   -----------   ------------   ----------
Jeffrey A. Cole (1)............................     307,282       341,657        648,939         4.0%
Larry Pollock (2)..............................     791,085       262,500      1,053,585         6.6%
Timothy F. Finley..............................       5,431        20,000         25,431           *
Melchert F. Groot..............................           0             0              0          --
Irwin N. Gold..................................      19,230        20,000         39,230           *
Peter V. Handal (3)............................      26,456        20,000         46,456           *
Charles A. Ratner (3)..........................      14,798        11,000         25,798           *
Walter J. Salmon (3)(4)........................       5,685        10,000         15,658           *
Thomas T.S. Kaung..............................      10,735       100,000        110,735           *
Leslie D. Dunn.................................      10,100        53,916         64,016           *
Joseph Gaglioti (4)............................       2,261        41,416         43,677           *
William P. Lahiff, Jr..........................       2,526         5,000          7,526           *
All directors and executive officers as a group
  (12 persons).................................   1,195,589       885,489      2,081,078        13.0%

---------------

* Less than one percent

(1) Includes 123,750 shares of restricted stock.

(2) Includes 262,500 shares of restricted stock. Also includes 133,042 shares deposited with a voting trust of which Mr. Pollock is the trustee. Mr. Pollock sold the economic interest in the shares held by the voting trust but retains sole voting power and sole dispositive power with respect to those shares.

(3) Includes share equivalents, which have no voting rights, held through the Nonemployee Director Equity and Deferred Compensation Plan: Mr. Handal -- 16,838 shares; Mr. Ratner -- 10,798; and Mr. Salmon -- 4,335 shares.

(4) Shares owned jointly with spouse.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION AND CERTAIN
                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Deliberations concerning compensation for fiscal 2001 generally involved the compensation committee, the special compensation committee and the full board of directors including Jeffrey A. Cole and Larry Pollock, employees of Cole National.

     Our parent charges us and our subsidiaries for various costs we incur for the Twinsburg office facility, equipment leases, including capital leases, and general corporate expenditures. These charges totaled $3.3 million in fiscal 2001, $2.9 million in fiscal 2000 and $2.8 million in fiscal 1999. Our parent intends to charge these costs to us in the future.

     We have been included in the consolidated federal income tax returns of our parent and have been charged (credited) an amount equal to the taxes that would have been payable by us if we were a corporation filing separate returns.

     All excess cash balances of our parent are maintained by us. Funds are returned to our parent as required by our parent. The aggregate amount of funds distributed to our parent by us is subject to various restrictions in the senior credit facility and the indentures governing the 9 7/8% senior subordinated notes due 2006 and 8 5/8% senior subordinated notes due 2007. As of February 2, 2002, the aggregate intercompany account we owed to our parent was $73.5 million.

     Charles A. Ratner, our director and a director of our parent, is the President, Chief Operating Officer and a director of Forest City Enterprises, Inc., a developer and manager of commercial real estate. Our subsidiaries currently operate 15 stores under leases with Forest City or its affiliates. Under such leases, which are generally for multiple year periods of differing duration, our subsidiaries paid aggregate rent of approximately $638,664 and other customary charges during fiscal 2001. We believe that the terms of these leases are equivalent to those that could have been obtained pursuant to arm's length transactions with unaffiliated parties.

     Walter J. Salmon, our director and a director of our parent, is currently retained as a consultant to us and receives compensation of $25,000 per year for such services. In addition, under a deferred compensation agreement entered into in 1979 with a predecessor of Things Remembered, Mr. Salmon is entitled to receive annual payments of $5,500 for the period that commenced in 1996 and will end in 2004.

                       DESCRIPTION OF OTHER INDEBTEDNESS

8 5/8% SENIOR SUBORDINATED NOTES DUE 2007

     We have an aggregate principal amount of $125.0 million of 8 5/8% senior subordinated notes due 2007 outstanding under an indenture dated August 22, 1997 between us and Wells Fargo Bank Minnesota, N.A., formerly Norwest Bank Minnesota, N.A., as trustee. The 8 5/8% senior subordinated notes are unsecured and mature on August 15, 2007 with no earlier scheduled redemption or sinking fund payments. The 8 5/8% senior subordinated notes accrue interest at the rate of 8 5/8% per annum, payable semi-annually on February 15 and August 15 of each year. We do not have the right to redeem any 8 5/8% senior subordinated notes prior to August 15, 2002. After August 15, 2002, at our option, we may redeem, in whole or in part, the 8 5/8% senior subordinated notes at the redemption prices set forth below, which are expressed as percentages of the principal amount, plus accrued and unpaid interest thereon, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

YEAR                                                           REDEMPTION PRICE
----                                                           ----------------
2002........................................................       104.3125%
2003........................................................       102.8750%
2004........................................................       101.4375%
2005 and thereafter.........................................       100.0000%

     The indenture governing the 8 5/8% senior subordinated notes contains other covenants, including restrictions on our ability to pay dividends or make other restricted payments to Cole National Corporation. The indenture permits us to pay dividends to Cole National Corporation in an aggregate amount of up to the sum of (1) $25.0 million, (2) one-half of our consolidated net income and (3) other specified amounts, provided that no default or event of default has occurred under the indenture governing the 8 5/8% senior subordinated notes and that we have met a specified fixed charge coverage ratio test. The indenture governing the 8 5/8% senior subordinated notes also permits us to make payments to Cole National Corporation for specified tax obligations and for administrative expenses, which payments may not exceed 0.25% of our net sales in any fiscal year.

     In addition, the indenture governing the 8 5/8% senior subordinated notes contains covenants restricting our and our subsidiaries' ability to, among other things:

     - sell or otherwise dispose of our assets;

     - create or incur liens on our assets;

     - incur or guaranty indebtedness; and

     - merge or consolidate with or into, or sell or otherwise dispose of all or substantially all of our assets to, another person.

     Under the indenture governing the 8 5/8% senior subordinated notes, each of the following constitutes an event of default:

     - default for 30 days in the payment when due of interest on the 8 5/8% senior subordinated notes;

     - default in the payment when due of principal on the 8 5/8% senior subordinated notes;

     - our failure or the failure of any of our subsidiaries for 60 days after notice to comply with other agreements or covenants in the indenture or in the 8 5/8% senior subordinated notes;

     - our failure or the failure by any of our subsidiaries to pay at final maturity, within the applicable grace period, principal, interest or premium in an aggregate amount of $5.0 million or more with respect to any debt, or the acceleration of any debt in the aggregate of $5.0 million or more, which default or acceleration is not cured, waived or postponed within 60 days after written notice by the trustee or any holder of the 8 5/8% senior subordinated notes or which acceleration is not rescinded or annulled within 20 days after written notice by the trustee or any holder of the 8 5/8% senior subordinated notes;

     - our failure or the failure by any of our subsidiaries to pay final judgments aggregating in excess of $5.0 million if the judgments are not stayed within 60 days after their entry, other than any judgment as to which a reputable insurance company has accepted full liability; and

     - specified events of bankruptcy or insolvency with respect to us or any of our significant subsidiaries.

SENIOR CREDIT FACILITY

     Our primary source of liquidity is funds provided from operations of our operating subsidiaries. On May 23, 2002, Cole Vision Corporation, Things Remembered, Inc. and Pearle, Inc., our principal operating subsidiaries, entered into an amended senior credit facility with Canadian Imperial Bank of Commerce, as administrative agent, and various financial institutions. Under the terms of the amended senior credit facility, the principal operating subsidiaries have a working capital commitment of $75.0 million. The amended senior credit facility will terminate on May 31, 2006.

     Borrowings under the amended senior credit facility currently bear interest at a rate equal to, at the option of the principal operating subsidiaries, either:

     - the Eurodollar rate, plus a margin of 1.75% to 2.25% depending on leverage ratios; or

     - the highest of (a) the prime rate, (b) the latest three-week moving average of the secondary market rates for three-month certificates of deposit plus 1.0%, and (c) the federal funds rate plus 0.5%, plus a margin of 0.75% to 1.25% depending on leverage ratios.

     We pay a commitment fee of between .50% and .75% per annum on the total unused portion of the facility based on the percentage of revolving credit commitments used. Cole National Corporation fully and unconditionally guarantees the amended senior credit facility. We unconditionally guarantee the amended senior credit facility; however, recourse against us is limited to the amounts on deposit in one of our bank accounts.

     The amended senior credit facility requires the principal operating subsidiaries to comply with various operating covenants that restrict corporate activities, including covenants restricting the principal operating subsidiaries' ability to:

     - incur additional indebtedness;

     - pay dividends;

     - prepay subordinated indebtedness;

     - dispose of assets;

     - create liens;

     - make capital expenditures; and

     - make investments or acquisitions.

     The amended senior credit facility also requires us and the principal operating subsidiaries to comply with financial covenants, including covenants regarding minimum interest coverage and maximum leverage.

     The amended senior credit facility restricts the amount of dividends payable to us by the principal operating subsidiaries to, among other things:

     - amounts needed to pay interest on the 8 5/8% senior subordinated notes due 2007 and the 8 7/8% senior subordinated notes due 2012;

     - specified amounts related to the repurchase of the 8 5/8% senior subordinated notes due 2007, and the 8 7/8% senior subordinated notes due 2012;

     - specified amounts related to the repurchase of certain shares of ours and Cole National Corporation;

     - specified amounts related to taxes;

     - 0.25% of our consolidated net revenue annually for other direct expenses of ours and Cole National Corporation; and

     - other dividends totaling no more than $10.0 million annually.

As of May 4, 2002, there were no amounts outstanding under the senior credit facility.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On May 22, 2002, we sold $150.0 million in aggregate principal amount at maturity of the outstanding notes in a private placement through initial purchasers to a limited number of "qualified institutional buyers," as defined in the Securities Act. In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers, dated as of May 22, 2002. Under that agreement, we must, among other things, file with the SEC a registration statement under the Securities Act covering the exchange offer and use our reasonable best efforts to cause that registration statement to become effective under the Securities Act. Upon effectiveness of that registration statement, we must offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - the exchange notes being acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes;

     - you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

     - you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

     - you are not one of our "affiliates," as defined in Rule 405 of the Securities Act.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

RESALE OF THE EXCHANGE NOTES

     Based on a previous interpretation by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of ours, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are able to make the representations set forth in "-- Purpose and Effect of the Exchange Offer."

     If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, or indemnify you against, this liability.

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. See "Plan of Distribution." In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

     Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for brokers-dealers participating in the exchange offer. Under the registration rights agreement, we are not required to amend or supplement the prospectus for a period exceeding 180 days after the expiration date of the exchange offer, except in the case of a blackout period.

     We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

     As of the date of this prospectus, $150.0 million in aggregate principal amount at maturity of the notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer. Holders, however, of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer prior to the expiration date of the exchange offer to participate.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See "-- Consequences of Failure to Exchange."

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. See
"-- Procedures for Tendering."

     Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See
"-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The expiration date is 5:00 p.m., New York City time on August 8, 2002, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer, or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under "-- Conditions."


     To extend the exchange offer, we must notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

     We reserve the right:

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" are not satisfied by giving oral or written notice of the delay, extension, or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptances, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment, or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. See "-- Conditions" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

     In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws such previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder thereof.

CONDITIONS

     Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

     - the staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     - any governmental approval or approval by holders of the outstanding notes has not been obtained, which approval we, in our reasonable judgment, deem necessary for the consummation of the exchange offer.

     If we determine that any of these conditions are not satisfied, we may:

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their tendered outstanding notes; or

     - waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer. You may also tender your outstanding notes by means of The Depository Trust Company's Automatic Tenders Over the Participant Terminal System ("ATOP"), subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent's message to the exchange agent account at The Depository Trust Company. The term "agent's message" means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part for a book-entry transfer, that states that The Depository Trust Company has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition, either:

     - certificates for the outstanding notes must be received by the exchange agent, along with the letter of transmittal;

     - a timely confirmation of transfer by book-entry of those outstanding notes, if the book-entry procedure is available, into the exchange agent's account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below, which the exchange agent must receive prior to the expiration date of the exchange offer; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration of the exchange offer.

     If you tender your outstanding notes and do not withdraw them prior to the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner's behalf. If the beneficial owner wishes to tender its outstanding notes on the owner's own behalf, that owner must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner's name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - commercial bank;

     - trust company having an office or correspondent in the United States; or

     - eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and unless we waive the requirement, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, or any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

     In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under "-- Conditions," to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under "-- Resale of the Exchange Notes"; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     In all cases, issuance of exchange notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agents message through ATOP.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - the tender is made through an eligible institution;

     - before the expiration date of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

     Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

     - specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

     We will determine all questions as to the validity, form, and eligibility of the notices, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes so withdrawn are validly re-tendered.

     Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date of the exchange offer.

TERMINATION OF CERTAIN RIGHTS

     All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

     - to use our reasonable best efforts to keep the registration statement continuously effective for a period of not more than 180 days, subject to any blackout period; and

     - to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under "-- Resale of the Exchange Notes."

EXCHANGE AGENT

     Wells Fargo Bank Minnesota, N.A. has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the Notice of Guaranteed Delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

  By Registered or Certified          By Regular Mail or            In Person By Hand Only:
             Mail:                    Overnight Courier:          Wells Fargo Bank Minnesota,
  Wells Fargo Bank Minnesota,     Wells Fargo Bank Minnesota,                N.A.
             N.A.                            N.A.                   608 Second Avenue South
        MAC #N9303-121                  MAC #N9303-121            Corporate Trust Operations,
  Corporate Trust Operations      Corporate Trust Operations              12th Floor
         P.O. Box 1517            Sixth and Marquette Avenue         Minneapolis, MN 55402
  Minneapolis, MN 55480-4972         Minneapolis, MN 55479

         By Telephone (to confirm receipt of facsimile): (800) 344-5128 By Facsimile (for Eligible Institutions only): (612) 667-4927

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail. Additional solicitation, however, may be made by facsimile, telephone, or in person by our officers and regular employees and by officers and regular employees of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We estimate that our cash expenses in connection with the exchange offer will be approximately $150,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or

     - if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or

     - if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

     If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding notes may not be offered, sold, pledged, or otherwise transferred except:

     - to us or any of our subsidiaries;

     - to a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder, if available;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 904 thereunder, if available;

     - pursuant to an effective registration statement under the Securities Act,

and, in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

NO APPRAISAL OR DISSENTERS' RIGHTS

     In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to exchange offers.

                              DESCRIPTION OF NOTES

     Cole National issued the outstanding notes and will issue the exchange notes under an indenture, dated May 22, 2002, between itself and Wells Fargo Bank Minnesota, N.A., as trustee. All references in this section to "notes" include the outstanding notes and the exchange notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under "-- Additional Information." You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture. In this description, the word "Cole National" refers only to Cole National Group, Inc. and not to any of its subsidiaries or its parent, Cole National Corporation.

     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are general unsecured obligations of Cole National;

     - are subordinated in right of payment to all existing and future Senior Debt of Cole National;

     - are pari passu in right of payment with the 8 5/8% Notes and the 9 7/8% Notes and any future senior subordinated indebtedness of Cole National; and

     - are senior in right of payment to any subordinated debt of Cole National, which by its terms is subordinated to the notes.

     Assuming we had completed the offering of the outstanding notes and applied the net proceeds as intended as of February 2, 2002, (i) Cole National and its subsidiaries would have had total Senior Debt of approximately $69.5 million, of which $69.4 million would have been payable to the Parent, and would have had $62.7 million of additional availability under the Senior Credit Facility and
(ii) our ratio of earnings to fixed charges would have been 1.2x for the year ended February 2, 2002. As indicated above and as discussed in detail below under the caption "-- Subordination," payments on the notes and under any future guarantees of the notes will be subordinated to the payment of Senior Debt. The indenture permits us and any future Guarantors to incur additional Senior Debt.

     The Senior Credit Facility currently does not permit any of our subsidiaries to guarantee the notes, and therefore none of our subsidiaries will initially guarantee the notes. None of our subsidiaries will be permitted to guarantee the notes in the future unless and until the Senior Credit Facility permits the guarantees. Further, under the terms of the indenture, none of our subsidiaries will be required to guarantee the notes in the future unless they guarantee certain other debt of Cole National or incur certain debt of their own. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, our subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our subsidiaries generated 100.0% of our consolidated revenues in the twelve-month period ended February 2, 2002, and held 88.2% of our consolidated total assets as of February 2, 2002. In addition, our ability to access the cash flow of our subsidiaries is subject to certain restrictions. See "Risk
Factors -- These notes will be effectively subordinated to the debts of our subsidiaries."

     As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted

Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     Cole National issued the notes initially in an aggregate principal amount of $150.0 million. Cole National may issue additional notes from time to time after the initial offering. Any offering of additional notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Cole National will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 15, 2012.

     Interest on the notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2002. Cole National will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to Cole National, Cole National will pay, or cause to be paid by the paying agent, all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless Cole National elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Cole National may change the paying agent or registrar without prior notice to the Holders of the notes, and Cole National or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Cole National is not required to transfer or exchange any note selected for redemption. Also, Cole National is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBORDINATION

     The indebtedness represented by the notes is, to the extent and in the manner provided in the indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all existing and future Senior Debt.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to Cole National or to its creditors, as such, or to its assets, whether voluntary or involuntary, or any liquidation, dissolution or other winding-up of Cole National, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or other marshaling of assets or liabilities of Cole National (except in connection with the merger or consolidation of Cole National or its liquidation or dissolution following the transfer of substantially all of its assets, upon the terms and conditions permitted under the circumstances described under "-- Certain Covenants -- Merger,

Consolidation or Sale of Assets") (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Debt will be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Debt before the holders of the notes are entitled to receive or retain any payment or distribution of any kind on account of the notes. In the event that, notwithstanding the foregoing, the trustee or any holder of notes receives any payment or distribution of assets of Cole National of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the notes before all Senior Debt is paid and satisfied in full in cash, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt. By reason of such subordination, in the event of liquidation or insolvency, creditors of Cole National who are holders of Senior Debt may recover more, ratably, than other creditors of Cole National, and creditors of Cole National who are not holders of Senior Debt or of the notes may recover more, ratably, than the holders of the notes.

     No payment or distribution of any assets or securities of Cole National or any Subsidiary of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of Cole National being subordinated to the payment of the notes by Cole National) may be made by or on behalf of Cole National or any Subsidiary, including, without limitation, by way of set-off or otherwise, for or on account of the notes, or for or on account of the purchase, redemption or other acquisition of the notes, and neither the trustee nor any holder or owner of any notes shall take or receive from Cole National or any Subsidiary, directly or indirectly in any manner, payment in respect of all or any portion of notes following the occurrence of a Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, Cole National shall resume making any and all required payments in respect of the notes, including any missed payments.

     Upon the occurrence of a Non-Payment Event of Default on Designated Senior Debt, no payment or distribution of any assets of Cole National of any kind may be made by Cole National, including, without limitation, by way of set-off or otherwise, on account of any principal of, premium, if any, or interest on, or Liquidated Damages with respect to, the notes, or on account of the purchase, redemption, defeasance or other acquisition of notes, and neither the trustee nor any holder or owner of notes shall take or receive from Cole National or any Subsidiary, directly or indirectly in any manner, payment in respect of all or any portion of the notes for a period (a "Payment Blockage Period") commencing on the date of receipt by the trustee of written notice from an authorized Person on behalf of the holders of Designated Senior Debt (the "Authorized Person") of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of (x) more than 179 days shall have elapsed since receipt of such written notice by the trustee, (y) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Debt shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to Cole National or the trustee from such Authorized Person, after which, in the case of clause (x), (y) or (z), Cole National shall resume making any and all required payments in respect of the notes, including any missed payments. Notwithstanding any other provision of the indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the indenture described in this paragraph extend beyond 179 days from the date of the receipt by the trustee of the notice referred to above (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the indenture, no event of default with respect to Designated Senior Debt (other than a Payment Default) which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by an Authorized Person shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by an Authorized Person, whether or not within the Initial Blockage Period, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     If Cole National fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the indenture and would enable the holders of the notes to accelerate the maturity thereof. See " -- Events of Default and Remedies." Cole National must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     A holder of notes by his acceptance of notes agrees to be bound by such provisions and authorizes and expressly directs the trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the indenture and appoints the trustee his attorney-in-fact for such purpose.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Cole National, Holders of notes may recover less ratably than creditors of Cole National who are holders of Senior Debt. See "Risk Factors -- Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings."

OPTIONAL REDEMPTION

     At any time prior to May 15, 2005, Cole National may on any one or more occasions redeem up to 40% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offering; provided that:

          (1) at least 60% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Cole National and its Subsidiaries); and

          (2) the redemption occurs within 60 days of the date of the closing of such Qualified Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at Cole National's option prior to May 15, 2007.

     After May 15, 2007, Cole National may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2007........................................................    104.438%
2008........................................................    102.958%
2009........................................................    101.479%
2010 and thereafter.........................................    100.000%

MANDATORY REDEMPTION

     Cole National is not required to make mandatory redemption or sinking fund payments with respect to the notes.

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

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require Cole National to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Cole National will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 15 days following any Change of Control, Cole National will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 25 days and no later than 55 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Cole National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Cole National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Cole National will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Cole National.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Cole National will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Cole National will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Cole National to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Cole National repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Cole National will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Cole National and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Cole

National and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Cole National to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Cole National and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     ASSET SALES

     Cole National will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Cole National or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) the fair market value is determined by Cole National's Board of Directors; and

          (3) except in the case of the sale, transfer or other disposition of Cole National owned stores to franchisees in a business related to the optical business that results in the conversion of such stores to franchised stores, at least 75% of the consideration received in the Asset Sale by Cole National or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Productive Assets. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on Cole National's most recent consolidated balance sheet, of Cole National or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee of the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Cole National or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by Cole National or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Cole National or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Cole National may apply those Net Proceeds at its option:

          (1) to repay Senior Debt or Indebtedness of Cole National or a Restricted Subsidiary of Cole National and to correspondingly permanently reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          (3) to make a capital expenditure relating to a Permitted Business; or

          (4) to acquire other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, Cole National may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Cole National will (a) first, make an Excess Proceeds Offer (as defined in the 9 7/8% Notes Indenture) with respect to any outstanding 9 7/8% Notes, (b) second, make an Excess Proceeds Offer (as defined in the 8 5/8% Notes Indenture) with respect to any outstanding 8 5/8% Notes, and (c) third, make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any

Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Cole National may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Cole National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Cole National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The Senior Credit Facility prohibits Cole National from purchasing any notes, and also provides that certain change of control or asset sale events with respect to Cole National would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which Cole National becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Cole National is prohibited from purchasing notes, Cole National could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Cole National does not obtain such a consent or repay such borrowings, Cole National will remain prohibited from purchasing notes. In such case, Cole National's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less may be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS

     Cole National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Cole National's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Cole National or any of its Restricted Subsidiaries) or to the direct or indirect holders of Cole National's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Cole National or dividends or distributions payable to Cole National or a Restricted Subsidiary of Cole National);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Cole National) any Equity Interests of Cole National or any direct or indirect parent of Cole National;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or any Guarantees of the notes, except a payment of interest or principal at the Stated Maturity thereof or any payment to Cole National with respect to Indebtedness owed solely to Cole National; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Triggering Default Event has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) Cole National would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Cole National and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of Cole National for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after August 2, 1997 to the end of Cole National's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (which amount as of February 2, 2002 was $24.4 million) (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Board of Directors of Cole National) of Productive Assets received by Cole National since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Cole National (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Cole National that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Cole National); provided that if the fair market value of such Productive Assets received by Cole National is in excess of $20.0 million, then Cole National must deliver to the trustee an opinion as to the value of

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        such consideration issued by an accounting, appraisal or investment banking firm of national standing, plus

             (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

             (d) 50% of the amount of any dividends paid in cash received by Cole National or a Restricted Subsidiary of Cole National after the date of the indenture from an Unrestricted Subsidiary of Cole National, to the extent that the dividends were not otherwise included in Consolidated Net Income of Cole National for the period, plus

             (e) to the extent that any Unrestricted Subsidiary of Cole National is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Cole National's Investment in that Subsidiary as of the date of the redesignation and
        (ii) the initial amount of such Restricted Investment.

     The preceding provisions will not prohibit (in the case of clauses (1), (5) and (10) so long as no Default has occurred and is continuing or would be caused thereby):

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Cole National or any Guarantor or of any Equity Interests of Cole National in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Cole National) of, Equity Interests of Cole National (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Cole National or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend by a Restricted Subsidiary of Cole National to the holders of its Equity Interests on a pro rata basis;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Cole National or the Parent or any current or former Restricted Subsidiary of Cole National held by any current or former employee, officer, director or consultant of Cole National (or any of its Restricted Subsidiaries) under any management equity subscription agreement, stock option agreement or other employee or management plan or agreement or employment benefit plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $4.0 million;

          (6) the payment of dividends to the Parent solely for the purpose of enabling Parent to pay the ordinary operating and administrative expenses of the Parent (including all reasonable professional fees and expenses) in connection with complying with its reporting obligations and obligations to prepare and distribute business records in the ordinary course of business and the Parent's costs and expenses relating to taxes (which taxes are attributable to the operations of Cole National and its Subsidiaries or to the Parent's ownership thereof); provided, however, that the aggregate dividend payment paid in each fiscal year pursuant to this clause (6) will at no time exceed 0.25% of Cole National's "Net Revenue," as shown on Cole National's audited consolidated statements of income for such fiscal year;

          (7) payments to the Parent for income taxes pursuant to the Tax Allocation Agreement;

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          (8) the payment of dividends to the Parent solely for the purpose of enabling the Parent to pay taxes other than income taxes, to the extent actually owed and attributable to the operations of Cole National and its Subsidiaries or to the Parent's ownership thereof;

          (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; and

          (10) other Restricted Payments not to exceed $25.0 million in the aggregate.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Cole National or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Cole National will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Cole National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and Cole National will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock other than to Cole National; provided, however, that, so long as no Triggering Default Event has occurred and is continuing, Cole National and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Cole National's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least
2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Cole National and any of its Restricted Subsidiaries of Indebtedness and letters of credit under the Senior Credit Facility in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Cole National and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $100.0 million less any permanent commitment reductions since the date of the indenture associated with the application of Net Proceeds of Asset Sales or
     (b) the sum of (x) 80% of consolidated accounts receivable of Cole National and its Restricted Subsidiaries and (y) 50% of consolidated inventory of Cole National and its Restricted Subsidiaries;

          (2) the incurrence by Cole National and its Restricted Subsidiaries of Existing Indebtedness;

          (3) the incurrence by Cole National and any Guarantors of Indebtedness represented by the notes to be issued on the date of the indenture and the Guarantees of the notes, if any, and the exchange notes to be issued pursuant to the registration rights agreement and the Guarantees of the notes, if any, thereon;

          (4) the incurrence by Cole National or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or

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     improvement of property, plant or equipment used in the business of Cole
     National or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

          (5) the incurrence by Cole National or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4), (5), (10), (11) or (12) of this paragraph;

          (6) the incurrence by Cole National or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Cole National and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Cole National or a Restricted Subsidiary of Cole National and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Cole National or a Restricted Subsidiary of Cole National; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Cole National or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by Cole National or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (b) risk associated with fluctuations in foreign currency exchange rates;

          (8) the guarantee by Cole National or any of the Guarantors of Indebtedness of Cole National or a Restricted Subsidiary of Cole National that was permitted to be incurred by another provision of this covenant;

          (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Cole National as accrued;

          (10) Indebtedness of Cole National or its Restricted Subsidiaries that do not in the aggregate exceed $10.0 million in principal amount at any time outstanding with respect to guarantees of obligations of franchisees in a business related to the optical business of Cole National or any Restricted Subsidiary of Cole National as conducted on the date of the indenture;

          (11) the incurrence by Cole National or any of the Guarantors of additional Indebtedness or the issuance of Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $50.0 million;

          (12) the incurrence of Indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by the insurance company in the ordinary course of business; and

          (13) Indebtedness arising from agreements of Cole National or a Restricted Subsidiary of Cole National providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of Cole National, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of that business, assets or Restricted Subsidiary of Cole National for the purpose of financing that acquisition; provided that the maximum assumable liability in respect of all of this Indebtedness shall at no time exceed the gross proceeds actually received by Cole National and its Restricted Subsidiaries in connection with the disposition.

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     Notwithstanding any other provision of this covenant, the maximum amount of
Indebtedness that Cole National or any Restricted Subsidiary of Cole National may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Cole National will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Senior Credit Facility outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

     SALE AND LEASEBACK TRANSACTIONS

     Cole National will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Cole National or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

          (1) Cole National or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens;"

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Cole National applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

     NO SENIOR SUBORDINATED DEBT

     Cole National will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Cole National and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Guarantee of the notes.

     LIENS

     Cole National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness that is pari passu or subordinated in right of payment to the notes upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien, in each case, except Permitted Liens.

     LIMITATION ON CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Cole National will not (1) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary (other than under the Senior Credit Facility or a successor facility or under the terms of any Designated Senior Debt) or (2) permit any of its Restricted Subsidiaries to issue any Capital
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Stock, other than to Cole National or a Wholly-Owned Restricted Subsidiary of
Cole National. The foregoing restrictions shall not apply to an Asset Sale (other than the sale of Preferred Stock of a Restricted Subsidiary of Cole National) made in compliance with "-- Repurchase at the Option of Holders -- Asset Sales."

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Cole National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Cole National or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Cole National or any of its Restricted Subsidiaries;

          (2) make loans or advances to Cole National or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Cole National or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and the Senior Credit Facility as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture, the notes and any Guarantee of the notes;

          (3) applicable law or regulation;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Cole National or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
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          (12) Indebtedness (other than Permitted Refinancing Indebtedness)
     incurred after the date of the indenture in accordance with the terms of the Indenture; provided that the restrictions contained in the agreements governing such Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing Indebtedness outstanding on the date of the Indenture; and

          (13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the dividend or other payment restrictions before the amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     Cole National may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Cole National is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Cole National and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) Cole National is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Cole National) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Cole National) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Cole National under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction, no Default or Event of Default exists; and

          (4) Cole National or the Person formed by or surviving any such consolidation or merger (if other than Cole National), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio of Cole National immediately before the transaction or (b) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Cole National may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Cole National and any of its Wholly-Owned Restricted Subsidiaries.

     TRANSACTIONS WITH AFFILIATES

     Cole National will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to Cole National or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Cole National or such Restricted Subsidiary with an unrelated Person; and

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          (2) Cole National delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Cole National of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement or other compensation-related transaction, approved by an independent committee of the Board of Directors of Cole National, entered into by Cole National or any of its Restricted Subsidiaries in the ordinary course of business of Cole National or such Restricted Subsidiary;

          (2) transactions between or among Cole National and/or its Wholly-Owned Restricted Subsidiaries;

          (3) transactions with a Person that is an Affiliate of Cole National solely because Cole National owns an Equity Interest in, or controls, such Person;

          (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Cole National;

          (5) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments;"

          (6) the Tax Allocation Agreement;

          (7) Indebtedness incurred by Cole National to the Parent; provided such Indebtedness has terms no more onerous than those contained in the Senior Credit Facility;

          (8) providing indemnity to current or former officers, directors, employees or consultants of Cole National or any of its Subsidiaries as determined in good faith by the Board of Directors of Cole National.

     FUTURE SUBSIDIARY GUARANTEES

     If any Restricted Subsidiary of Cole National guarantees any Indebtedness of another Person (other than under the Senior Credit Facility or any Permitted Guarantee), pledges any of its assets to secure any Indebtedness of another Person or otherwise provides direct credit support for any Indebtedness of another Person, in each case, then such Restricted Subsidiary will become a Guarantor of the notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which such Restricted Subsidiary so guarantees, pledges its assets or otherwise provides direct credit support. In addition, Cole National may elect that any Subsidiary of Cole National become a Guarantor. Each such Guarantee of the notes will be subordinated to the prior payment in full of all Senior Debt of such Guarantor.

     The Guarantee of the notes of a Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Cole National, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture; or

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          (2) in connection with any sale of all of the Capital Stock of a
     Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Cole National; provided, that such sale shall be subject to the "Asset Sale" provisions of the indenture.

     See "-- Repurchase at the Option of Holders -- Asset Sales."

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Cole National and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for (1) Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or (2) reduce the amount available for future investments under one or more clauses of the definition of Permitted Investments, as determined by Cole National. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. Upon any such redesignation or other designation as a Restricted Subsidiary, such Subsidiary will become a Guarantor and execute a supplemental indenture if so required under the covenant described above under the caption "-- Future Subsidiary Guarantees."

     PAYMENTS FOR CONSENT

     Cole National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, Cole National will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Cole National were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Cole National's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if Cole National were required to file such reports.

     If Cole National has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Cole National and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Cole National.

     In addition, following the consummation of this exchange offer contemplated by the registration rights agreement, attached as an exhibit to the registration statement to which this prospectus is a part, whether or not required by the Commission, Cole National will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Cole
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National and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

          (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3) failure by Cole National or any of its Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

          (4) failure by Cole National or any of its Subsidiaries for 60 days after written notice from the trustee or the Holders of at least 25% in principal amount of notes then outstanding to comply with any of the other agreements in the indenture;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Cole National or any of its Subsidiaries (or the payment of which is guaranteed by Cole National or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default (a) is caused by a failure to pay at final maturity (within the grace period provided in such Indebtedness) principal, interest or premium in an aggregate amount of $5.0 million or more with respect to such Indebtedness or (b) results in the acceleration of any such Indebtedness aggregating $5.0 million or more, which default or acceleration shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice, or such acceleration shall not be rescinded or annulled within 20 days after written notice;

          (6) failure by Cole National or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7) except as permitted by the indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

          (8) certain events of bankruptcy or insolvency described in the indenture with respect to Cole National or any of its Significant Subsidiaries or any group of Subsidiaries that taken together would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Cole National, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred under the indenture as part of the Senior Credit Facility is outstanding, no acceleration shall be effective until the earlier of (1) five business days after the giving of written notice to Cole National and the administrative agent under the Senior Credit Facility of the acceleration or (2) the acceleration of any Indebtedness under the Senior Credit Facility.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may

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direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Cole National with the intention of avoiding payment of the premium that Cole National would have had to pay if Cole National then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to May 15, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Cole National with the intention of avoiding the prohibition on redemption of the notes prior to May 15, 2007, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     Cole National is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Cole National is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES AND STOCKHOLDERS

     No director, officer, employee, incorporator, Affiliate or stockholder of Cole National or any Guarantor, solely by reason of this status, will have any liability for any obligations of Cole National or the Guarantors under the notes, the indenture, any Guarantees of the notes, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Cole National may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their respective Guarantees of the notes ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

          (2) Cole National's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Cole National's and the Guarantors' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Cole National may, at its option and at any time, elect to have the obligations of Cole National and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.
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     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Cole National must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or of a nationally recognized investment bank, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Cole National must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Cole National has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Cole National has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Cole National has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91(st) day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Cole National or any of its Subsidiaries is a party or by which Cole National or any of its Subsidiaries is bound;

          (6) Cole National must deliver to the trustee an officers' certificate stating that the deposit was not made by Cole National with the intent of preferring the Holders of notes over the other creditors of Cole National with the intent of defeating, hindering, delaying or defrauding creditors of Cole National or others; and

          (7) Cole National must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer for, notes).

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

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the 30-day prior notice requirement described in the third paragraph under the caption "-- Optional Redemption" and provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) release any Guarantor from any of its obligations under its Guarantee of the notes or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

     Notwithstanding the preceding, without the consent of any Holder of notes, Cole National, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Cole National's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Cole National's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture; or

          (7) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes.

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SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Cole National, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Cole National or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Cole National or any Guarantor is a party or by which Cole National or any Guarantor is bound;

          (3) Cole National or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) Cole National has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Cole National must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Cole National or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Cole National Group, Inc., 5915 Landerbrook Drive, Mayfield Heights, Ohio 44124, Attention: Chief Financial Officer.

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BOOK-ENTRY, DELIVERY AND FORM

     The exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

     The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Cole National takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Cole National that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Cole National that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or

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otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Cole National and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Cole National, the trustee nor any agent of Cole National or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Cole National that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Cole National. Neither Cole National nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Cole National and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC has advised Cole National that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Cole National nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies Cole National that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Cole National fails to appoint a successor depositary;

          (2) Cole National, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or
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          (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

SAME DAY SETTLEMENT AND PAYMENT

     Cole National will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Cole National will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Cole National expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "8 5/8% Notes" means Cole National's 8 5/8% Senior Subordinated Notes due 2007.

     "8 5/8% Notes Indenture" means the indenture relating to the 8 5/8% Notes.

     "9 7/8% Notes" means Cole National's 9 7/8% Senior Subordinated Notes due 2006.

     "9 7/8% Notes Indenture" means the indenture relating to the 9 7/8% Notes.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

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     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Cole National and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption
     "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests by any of Cole National's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

          (2) a transfer of assets or other disposition between or among Cole National and its Wholly-Owned Restricted Subsidiaries or between Cole National and another Person if, after giving effect to such transaction, the other Person becomes a Wholly-Owned Restricted Subsidiary of Cole National;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to Cole National or to another Wholly-Owned Restricted Subsidiary;

          (4) the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents;

          (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments;"

          (7) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and that do not materially interfere with the business of Cole National and its Subsidiaries;

          (8) bona fide foreclosures on assets;

          (9) any sale, transfer or other disposition to any Person if, after such sale, transfer or other disposition, such Person becomes a Wholly-Owned Restricted Subsidiary; and

          (10) any release of intangible claims or rights in connection with a bona fide lawsuit, dispute or other controversy.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

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     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or any committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) marketable, direct obligations issued or guaranteed by the United States of America, or by any governmental agency or political subdivision thereof, maturing with 365 days of the date of purchase;

          (2) United States dollar denominated time deposits and United States dollar denominated certificates of deposit (including Eurodollar time deposits and certificates of deposit) maturing within 365 days of the date of purchase thereof issued by any United States or Canadian national, provincial or state (including the District of Columbia) banking institution having capital, surplus and undivided profits aggregating at least $250.0 million, or by any British, French, German, Japanese or Swiss national banking institution having capital, surplus and undivided profits aggregating at least $1.0 billion, in each case that is (a) rated at least "A" by Standard & Poor's Corporation or at least "A-2" by Moody Investors Service Inc., or (b) that is a party to the Senior Credit Facility;

          (3) commercial paper maturing within 270 days after the issuance thereof that has the highest credit rating of either of such rating agencies;

          (4) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having the highest rating obtainable from either of such rating agencies;

          (5) tax exempted and tax advantaged instruments including, without limitation, municipal bonds, commercial paper, auction rate preferred stock and variable rate demand obligations with the highest short-term ratings by either of such rating agencies or a long-term debt rating of "AAA" from Standard & Poor's Corporation;

          (6) repurchase agreements and reverse repurchase agreements with institutions described in clause (2) above that are fully secured by obligations described in clause (1) above; and

          (7) money market funds not exceeding 365 days in duration that invest substantially all of such funds' assets in the terms described in the preceding clauses (1) through (5).

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the

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     properties or assets of Cole National and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

          (2) the adoption of a plan relating to the liquidation or dissolution of Cole National or the Parent;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Cole National or the Parent, measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the Board of Directors of Cole National or the Parent are not Continuing Directors; or

          (5) the first day on which the Parent ceases to own 80% of the outstanding Voting Stock of Cole National.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such loss was deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Cole National will be added to Consolidated Net Income to compute Consolidated Cash Flow of Cole National only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Cole National by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

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     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly-Owned Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (4) the cumulative effect of a change in accounting principles will be excluded;

          (5) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

          (6) extraordinary, unusual and non-recurring gains, charges and losses will be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Cole National or the Parent who:

          (1) was a member of such Board of Directors on the date of the indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means:

          (1) any Indebtedness outstanding under the Senior Credit Facility; and

          (2) after payment in full of all Obligations under the Senior Credit Facility, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Cole National as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Cole National to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Cole National may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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     "Existing Indebtedness" means Indebtedness of Cole National and its
Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the date of the indenture, until such amounts are repaid and commitments are permanently reduced.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries (other than Permitted Guarantees, except to the extent called on) or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Cole National (other than Disqualified Stock) or to Cole National or a Restricted Subsidiary of Cole National, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) if since the beginning of the reference period any Person (that subsequently became a Restricted Subsidiary of Cole National or was merged with or into Cole National or any Restricted Subsidiary of Cole National since the beginning of that period) has made any acquisitions and dispositions including through mergers or consolidations and including any related financing transactions that would have

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     required adjustment pursuant to this definition, then the Fixed Charge
     Coverage Ratio will be calculated giving pro forma effect thereto (as described in paragraph (1) above) for the reference period as if the acquisition or disposition had occurred at the beginning of the applicable four-quarter period;

          (3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means each Restricted Subsidiary of Cole National that executes a Guarantee of the notes in accordance with the provisions of the indenture, and its successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

          (3) agreements entered into solely for the purpose of fixing or hedging the risks associated with fluctuations in foreign currency exchange rates,

in each case, in reasonable relation to the Person's business and not for speculative purposes.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or other accrued liabilities arising in the ordinary course of business; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the

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specified Person (whether or not such Indebtedness is assumed by the specified
Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Investments shall exclude (1) extensions of trade credit on commercially reasonably terms in accordance with normal trade practices and (2) the repurchase of securities of any Person by such Person. If Cole National or any Restricted Subsidiary of Cole National sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Cole National such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Cole National, Cole National will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Cole National's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments." The acquisition by Cole National or any Restricted Subsidiary of Cole National of a Person that holds an Investment in a third Person will be deemed to be an Investment by Cole National or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

     "Net Proceeds" means the aggregate cash proceeds received by Cole National or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any

                                        88
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reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Debt.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither Cole National nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Cole National or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Cole National or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or otherwise entered into in connection with any Indebtedness.

     "Parent" means Cole National Corporation, a Delaware corporation and Cole National's sole stockholder, or any successor entity thereto pursuant to a merger or consolidation that results in the voting securities of Parent being held immediately after the merger or consolidation by the same holders (other than those that exercise statutory dissenters' rights) that held the voting securities of Parent immediately before the merger or consolidation and which merger or consolidation is solely for the purpose of reincorporating Parent in another State of the United States.

     "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Debt.

     "Permitted Business" means any business in which Cole National and its Subsidiaries were engaged on the date of the indenture, and any business reasonably related or complementary thereto.

     "Permitted Guarantees" means Guarantees of obligations of franchisees for Indebtedness permitted pursuant to clause (10) under the definition of Permitted Debt under the heading "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and any Guarantees of obligations of franchisees for Indebtedness in existence on the date of the indenture, together with any renewals or extensions thereof or modifications or supplements thereto.

     "Permitted Holder" means (a) Jeffrey A. Cole, (b) any employee stock ownership plan or "group" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) in which employees of the Parent or its Subsidiaries beneficially own at least 25% of the common stock of Cole National or the Parent owned by such group, (c) the Parent, and (d) any Person that is controlled by one or more of the Persons set forth in (a) through (c) above.

     "Permitted Investments" means:

          (1) any Investment in Cole National or in a Wholly-Owned Restricted Subsidiary of Cole National or in any Guarantor;

          (2) any Investment in Cash Equivalents;
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          (3) any Investment by Cole National or any Restricted Subsidiary of
     Cole National in a Person, if as a result of such Investment:

             (a) such Person becomes a Wholly-Owned Restricted Subsidiary of Cole National and, if required under the covenant described above under the caption "-- Certain Covenants -- Future Subsidiary Guarantees", a Guarantor;

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Cole National or a Restricted Subsidiary of Cole National that, if required under the covenant described above under the caption "-- Certain Covenants -- Future Subsidiary Guarantees", is a Guarantor; or

             (c) at the time of such Investment, such Person becomes a Guarantor;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Cole National;

          (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7) Hedging Obligations;

          (8) reasonable and customary loans made to employees in connection with their relocation;

          (9) Investments made by Cole National or any Restricted Subsidiary of Cole National in franchises in a business related to the optical business of Cole National as conducted on the date of the indenture; provided that, immediately after giving pro forma effect to such Investment, Cole National could incur $1.00 of additional Indebtedness (other than Permitted Debt) under the covenant described above under the caption "-- Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, however, that if Cole National may not incur $1.00 of additional Indebtedness, but otherwise satisfies the requirement of this clause (9), Cole National may make Investments in such franchises in an amount not to exceed $7.5 million in any fiscal year, which unused portion of any such annual amount, if any, may not be applied to any Investment in a subsequent fiscal year;

          (10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at any time outstanding not to exceed $15.0 million, without giving effect to any reduction for any writedown or writeoff of such Investment or reduction to the extent credit has already been given under paragraph 3(c), 3(d) or 3(e) of the covenant described above under the caption "Certain
     Covenants -- Restricted Payments";

          (11) Investments in securities of trade creditors or customers received pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

          (12) extensions of trade credit in the ordinary course of business.

     "Permitted Liens" means:

          (1) Liens of Cole National and any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

          (2) Liens in favor of Cole National or any of its Restricted Subsidiaries;

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          (3) Liens on property of a Person existing at the time such Person is merged with or into or acquired by or consolidated with Cole National or any Restricted Subsidiary of Cole National; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged with or into or acquired by or consolidated with Cole National or the Restricted Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by Cole National or any Restricted Subsidiary of Cole National; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Cole National or the Restricted Subsidiary;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

          (10) Liens securing Hedging Obligations;

          (11) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $5.0 million in the aggregate at any one time outstanding;

          (12) judgment Liens not giving rise to an Event of Default;

          (13) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

          (14) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (15) Liens imposed by law, such as carriers', landlords', warehouseman's and mechanics' Liens, in each case, for sums not yet due or being contested in good faith through diligent proceedings;

          (16) Liens securing Indebtedness of a Restricted Subsidiary of Cole National owing solely to Cole National or any Guarantor to the extent such Indebtedness is permitted to be incurred in accordance with the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (17) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations with respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Cole National and its Restricted Subsidiaries in the ordinary course of business;

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          (19) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building or other restrictions or any similar laws, ordinances, orders, rules or regulations as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (20) licenses, leases and subleases entered into in the ordinary course of business and consistent with past practice; and

          (21) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Cole National or any Guarantor, or any Permitted Debt of any Restricted Subsidiary of Cole National that is not a Guarantor, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Cole National or any Guarantor, or any Permitted Debt of any such Restricted Subsidiary (in each case, other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Cole National, the Guarantor or by the Restricted Subsidiary that is not a Guarantor who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Productive Assets" means (1) long-term assets that are used or useful in a Permitted Business or (2) a majority of the Voting Stock of any Person engaged in a Permitted Business that becomes a Restricted Subsidiary.

     "Qualified Equity Offering" means an offering by Cole National or the Parent of shares of its common stock (however designated and whether voting or non-voting) and any and all rights, warrants on options to acquire such common stock, whether registered or exempt from registration under the Securities Act; provided, however, that, in connection with a Qualified Equity Offering of the Parent, Cole National will only be able to redeem notes as set forth in the first paragraph of the covenant described above under the caption "-- Optional Redemption" to the extent the net proceeds of such Qualified Equity Offering are contributed to Cole National as common equity.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

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     "Senior Credit Facility" means that certain Credit Agreement, dated as of
November 15, 1996, as amended, by and among Cole Vision Corporation, Things Remembered, Inc., Cole Gift Centers, Inc., Pearle, Inc. and Pearle Service Corporation, as borrowers, Canadian Imperial Bank of Commerce, as administrative agent, and the several banks and other financial institutions party thereto, providing for up to $75.0 million of revolving credit borrowings and other extensions of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, increased, renewed, refunded, replaced or refinanced from time to time.

     "Senior Debt" means:

          (1) all Indebtedness of Cole National or any Subsidiary outstanding under the Senior Credit Facility and all Hedging Obligations of Cole National or any Subsidiary;

          (2) any other Indebtedness of Cole National or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated to any Senior Debt or on a parity with or subordinated in right of payment to the notes or any Guarantee of the notes; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by Cole National;

          (2) any intercompany Indebtedness of Cole National or any of its Subsidiaries to Cole National, any of its Subsidiaries or any of its Affiliates (other than the Parent);

          (3) any trade payables; or

          (4) the portion of any Indebtedness (other than that under the Senior Credit Facility described in clause (1) above) that is incurred in violation of the indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Tax Allocation Agreement" means the Tax Allocation Agreement, dated as of August 23, 1985, as amended, between the Parent and its subsidiaries, including Cole National, as the same may be amended or extended from time to time; provided that no such amendment may create greater additional liability of Cole National and its Subsidiaries than existing as of the date of the indenture under such agreement.

     "Triggering Default Event" means a Default or Event of Default described in clauses (1), (2), (3), (5), (6), (7) or (8) under the caption "-- Events of Default and Remedies" or any breach or violation of the covenants contained under the captions entitled "-- Certain Covenants -- Incurrence of Indebtedness and
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Issuance of Preferred Stock," "-- Certain Covenants -- Restricted Payments,"
"-- Certain Covenants -- No Senior Subordinated Debt," "-- Certain
Covenants -- Liens," "-- Certain Covenants -- Sale and Leaseback Transactions," "-- Certain Covenants -- Dividend and Other Payment Restrictions Affecting Subsidiaries," "-- Certain Covenants -- Transactions with Affiliates,"
"-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain
Covenants -- Limitation on Capital Stock of Restricted Subsidiaries,"
"-- Certain Covenants -- Payments for Consent," "-- Certain Covenants -- Future Subsidiary Guarantees," "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" or certain other covenants as set forth in the indenture.

     "Unrestricted Subsidiary" means any Subsidiary of Cole National that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Cole National or any Restricted Subsidiary of Cole National unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Cole National or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Cole National;

          (3) is a Person with respect to which neither Cole National nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Cole National or any of its Restricted Subsidiaries; and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of Cole National or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Cole National or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Cole National as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Cole National as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Cole National will be in default of such covenant. The Board of Directors of Cole National may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Cole National of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Upon any such designation as a Restricted Subsidiary, such Subsidiary will become a Guarantor and execute a supplemental indenture if so required under the covenant described above under the caption "-- Certain Covenants -- Future Subsidiary Guarantees."

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

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     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly-Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income and estate tax considerations relating to the exchange, ownership and disposition of the exchange notes by holders thereof, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the Internal Revenue Service will agree with such statements and conclusions.

     This summary assumes that the exchange notes are held as capital assets and holders hold the exchange notes from their initial issuance. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders' particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

     - holders subject to the alternative minimum tax;

     - banks, insurance companies, or other financial institutions;

     - tax-exempt organizations;

     - dealers in securities or commodities;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - United States holders (as defined below) whose "functional currency" is not the United States dollar;

     - persons that will hold the exchange notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

     - persons deemed to sell the notes under the constructive sale provisions of the Internal Revenue Code.

     If a partnership holds exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our exchange notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the exchange notes.

     THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR
TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX
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CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING
JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CONSEQUENCES TO UNITED STATES HOLDERS

     The following is a summary of the United States federal income tax consequences that will apply to you if you are a United States holder of the exchange notes. Certain consequences to "non-United States holders" of the exchange notes are described under " -- Consequences to Non-United States Holders" below. "United States holder" means a beneficial owner of an exchange note that is:

     - a citizen or resident of the United States, as determined for federal income tax purposes;

     - a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

  Payments of Interest

     Stated interest on the exchange notes will generally be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

  Disposition of Exchange Notes

     Upon the sale, exchange, redemption or other disposition of an exchange note, you generally will recognize gain or loss equal to the difference between
(i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) your adjusted tax basis in the exchange note. A United States holder's adjusted tax basis in an exchange note generally will equal the cost of the exchange note to such holder reduced by any principal payments received by such holder.

     Gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the United States holder's holding period for the note is more than 12 months. The maximum federal long-term capital gain rate is 20% for noncorporate United States holders and 35% for corporate United States holders. The deductibility of capital losses by United States holders is subject to limitations.

  Consequences of the Exchange Offer

     Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you will not recognize income, gain or loss on such exchange, your holding period for the exchange notes will generally include the holding period for the notes so exchanged, your adjusted tax basis in the exchange notes will generally be the same as your adjusted tax basis in the outstanding notes so exchanged, and the federal income tax consequences associated with owning the outstanding notes will continue to apply to the exchange notes.

  Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to certain payments of principal and interest on and the proceeds of certain sales of exchange notes unless you are an exempt recipient. A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or

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certification of exempt status or have been notified by the Internal Revenue
Service that payments to you are subject to backup withholding.

     Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a summary of the United States federal tax consequences that will apply to you if you are a non-United States holder of exchange notes. The term "non-United States holder" means a beneficial owner of a note that is not a United States holder.

     Special rules may apply to certain non-United States holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  Payment of Interest

     The 30% United States federal withholding tax should not apply to any payment to you of interest on an exchange note provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on an exchange note is described in section 881(c)(3)(A) of the Internal Revenue Code; and

     - (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the exchange note on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the Internal Revenue Service Form W-8BEN. If the exchange notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     If you are engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Internal Revenue Code, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

  Sale, Exchange or Other Taxable Disposition of the Exchange Notes

     Any gain realized upon the sale, exchange or other taxable disposition of an exchange note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

     - that gain is effectively connected with your conduct of a trade or business in the United States;

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     - you are subject to Internal Revenue Code provisions applicable to certain United States expatriates.

  United States Federal Estate Tax

     The United States federal estate tax will not apply to the exchange notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

  Information Reporting and Backup Withholding

     The amount of interest paid to you on the exchange note and the amount of tax withheld, if any, will generally be reported to you and the Internal Revenue Service. You will generally not be subject to backup withholding with respect to payments that we make to you provided that you have made appropriate certifications as to your foreign status, or you otherwise establish an exemption. The certification of foreign status described above under " -- Payments of Interest" is generally effective to establish exemption from backup withholding.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date upon which the exchange offer is consummated, subject to a blackout period, or such shorter period in some circumstances, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 6, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.


     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of the exchange offer, subject to a blackout period, or such shorter period in some circumstances, we will promptly provide sufficient copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer and we will indemnify certain holders of the notes against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes offered hereby will be passed upon for us by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                    EXPERTS

     The audited financial statements of Cole National Group, Inc. included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, which is included herein. Arthur Andersen has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Under most circumstances a registrant must obtain and file the consent of its accountants contemporaneously with the filing of any registration statement that includes audited financial statements. By granting such a consent, accounting firms become exposed to liability under
Section 11(a) of the Securities Act for any untrue statements of material fact in, or omissions of material facts from, the registration statement. Investors who bring a successful claim under Section 11(a) of the Securities Act are entitled to recessionary damages. Because we are filing this registration statement without the consent of Arthur Andersen, investors will not be able to pursue claims against Arthur Andersen under Section 11(a) of the Securities Act.

                                 OTHER MATTERS

     On March 14, 2002, our former independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corp. On June 15, 2002, Arthur Andersen LLP was found guilty of these charges. See "Risk Factors -- There may be risks related to our previous use of Arthur Andersen LLP, our former independent public accountants."

     Effective June 13, 2002, our Board of Directors, based on the recommendation of its Audit Committee, determined to replace Arthur Andersen LLP as its independent auditor and to appoint Deloitte & Touche LLP to serve as its new independent auditors for fiscal 2002. This determination followed the decision by our parent's Board of Directors to seek proposals from independent public accounting firms to audit the consolidated financial statements of Cole National Corporation and its subsidiaries, including us. We utilized Arthur Andersen LLP as our predecessor independent auditor with respect to our financial statements through the first quarter of fiscal 2002.

     The audit reports of Arthur Andersen LLP on our consolidated financial statements for the fiscal years ended February 2, 2002 and February 3, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the fiscal years ended February 2, 2002 and February 3, 2001, and the subsequent interim period through June 13, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our fiscal years ended February 2, 2002 and February 3, 2001 or the subsequent interim period through June 13, 2002.

     During the fiscal years ended February 2, 2002 and February 3, 2001, and the subsequent interim period through June 13, 2002, neither we nor anyone on our behalf consulted with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are required to file reports and other information with the Securities and Exchange Commission. These reports and other information are available for reading and copying at the SEC Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Cole National Group, Inc. Attention:
Senior Vice President -- Business Development, General Counsel and Secretary, 5915 Landerbrook Drive, Mayfield Heights, Ohio 44124, telephone number: (440) 449-4100.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2

Consolidated Balance Sheets as of February 2, 2002 and
  February 3, 2001..........................................  F-3

Consolidated Statements of Operations for the 52 weeks ended
  February 2, 2002, the 53 weeks ended February 3, 2001 and
  the 52 weeks ended January 29, 2000.......................  F-4

Consolidated Statements of Cash Flows for the 52 weeks ended
  February 2, 2002, the 53 weeks ended February 3, 2001 and
  the 52 weeks ended January 29, 2000.......................  F-5

Consolidated Statements of Stockholder's Equity and
  Comprehensive Income for the 52 weeks ended February 2,
  2002, the 53 weeks ended February 3, 2001 and the 52 weeks ended January 29, 2000....................................  F-6

Notes to Consolidated Financial Statements..................  F-7

Consolidated Balance Sheets as of May 4, 2002 and February
  2, 2002 (unaudited).......................................  F-20

Consolidated Statements of Operations for the Thirteen Weeks
  ended May 4, 2002 and May 5, 2001 (unaudited).............  F-21

Consolidated Statements of Cash Flows for the Thirteen Weeks
  ended May 4, 2002 and May 5, 2001 (unaudited).............  F-22

Notes to Consolidated Financial Statements (unaudited)......  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Cole National Group, Inc.:

We have audited the accompanying consolidated balance sheets of Cole National Group, Inc. (a Delaware corporation) and Subsidiaries as of February 2, 2002 and February 3, 2001, and the related consolidated statements of operations, cash flows and stockholder's equity and comprehensive income for each of the three years in the period ended February 2, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cole National Group, Inc. and Subsidiaries as of February 2, 2002 and February 3, 2001, and the results of their operations and their cash flows for each of the three years in the period ended February 2, 2002 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Cleveland, Ohio,
March 19, 2002.

                   COLE NATIONAL GROUP, INC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              FEBRUARY 2,   FEBRUARY 3,
                                                                 2002          2001
                                                              -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  63,656     $  36,725
  Accounts receivable, less allowance for doubtful accounts
     of $4,008 in 2001 and $7,348 in 2000...................      39,544        40,429
  Current portion of notes receivable.......................       2,825         4,272
  Inventories...............................................     111,098       122,238
  Refundable income taxes...................................         502           571
  Prepaid expenses and other................................      22,613        16,154
  Deferred income tax benefits..............................         430         2,009
                                                               ---------     ---------
     Total current assets...................................     240,668       222,398

Property and equipment, at cost.............................     291,148       284,794
  Less -- accumulated depreciation and amortization.........    (169,851)     (161,775)
                                                               ---------     ---------
     Total property and equipment, net......................     121,297       123,019

Notes receivable, excluding current portion, less allowance
  for doubtful accounts of $5,209 in 2001 and $4,537 in
  2000......................................................       3,899         6,573
Deferred income tax benefits and other assets...............      49,371        57,422
Intangible assets, net......................................     146,544       151,588
                                                               ---------     ---------
     Total assets...........................................   $ 561,779     $ 561,000
                                                               =========     =========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt.........................   $      54     $      49
  Accounts payable..........................................      57,242        55,644
  Payable to affiliates, net................................      73,548        81,789
  Accrued interest..........................................       6,130         6,337
  Accrued liabilities.......................................      78,725        76,620
  Accrued income taxes......................................         546           502
                                                               ---------     ---------
     Total current liabilities..............................     216,245       220,941

Long-term debt, net of discount and current portion.........     274,318       274,262

Other long-term liabilities.................................      12,040        11,506

Stockholder's equity:
  Common stock..............................................          --            --
  Paid-in capital...........................................     195,676       195,162
  Accumulated other comprehensive loss......................      (1,198)         (658)
  Accumulated deficit.......................................    (135,302)     (140,213)
                                                               ---------     ---------
     Total stockholder's equity.............................      59,176        54,291
                                                               ---------     ---------
     Total liabilities and stockholders equity..............   $ 561,779     $ 561,000
                                                               =========     =========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                          FIFTY-TWO    FIFTY-THREE    FIFTY-TWO
                                                         WEEKS ENDED   WEEKS ENDED   WEEKS ENDED
                                                         FEBRUARY 2,   FEBRUARY 3,   JANUARY 29,
                                                            2002          2001          2000
                                                         -----------   -----------   -----------
Net revenue............................................  $1,101,333    $1,076,420    $1,037,581

Costs and expenses:
  Cost of goods sold...................................     364,752       358,030       364,580
  Operating expenses...................................     694,450       678,456       633,162
  Goodwill and tradename amortization..................       5,769         5,840         5,279
                                                         ----------    ----------    ----------
     Total costs and expenses..........................   1,064,971     1,042,326     1,003,021
                                                         ----------    ----------    ----------

Operating income.......................................      36,362        34,094        34,560

Interest and other (income) expense:
  Interest expense.....................................      27,553        28,402        27,405
  Interest and other income............................      (1,632)         (541)         (722)
                                                         ----------    ----------    ----------
     Total interest and other (income) expense, net....      25,921        27,861        26,683
                                                         ----------    ----------    ----------

Income before income taxes.............................      10,441         6,233         7,877

Income tax provision...................................       5,530         4,350         3,737
                                                         ----------    ----------    ----------

Net income.............................................  $    4,911    $    1,883    $    4,140
                                                         ==========    ==========    ==========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                          FIFTY-TWO    FIFTY-THREE    FIFTY-TWO
                                                         WEEKS ENDED   WEEKS ENDED   WEEKS ENDED
                                                         FEBRUARY 2,   FEBRUARY 3,   JANUARY 29,
                                                            2002          2001          2000
                                                         -----------   -----------   -----------
Cash flows from operating activities:
  Net income...........................................   $  4,911      $  1,883      $  4,140
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................     39,445        37,351        38,485
     Non-cash interest, net............................      1,205         1,150         1,050
     Gain on sale of fixed assets......................       (683)           --            --
     Deferred income tax provision.....................        818         2,528         3,239
     Increases (decreases) in cash resulting from
       changes assets and liabilities:
          Accounts and notes receivable, prepaid
            expenses...................................     (1,519)       (3,826)        4,871
          Inventories..................................     10,929        (5,724)        3,367
          Accounts payable, accrued liabilities and
            other liabilities..........................      3,228          (369)      (32,481)
          Accrued interest.............................       (207)          247          (126)
          Accrued, refundable and deferred income
            taxes......................................      7,292           433         1,559
                                                          --------      --------      --------
          Net cash provided by operating activities....     65,419        33,673        24,104
                                                          --------      --------      --------

Cash flows from investing activities:
  Purchases of property and equipment, net.............    (35,122)      (35,030)      (25,877)
  Net proceeds from sale and sale/leasebacks of fixed
     assets............................................     12,481            --            --
  Systems development costs............................     (6,875)       (8,444)      (13,639)
  Acquisitions of businesses, net of cash acquired.....       (747)           --        (2,956)
  Other, net...........................................       (728)          127           338
                                                          --------      --------      --------
       Net cash used for investing activities..........    (30,991)      (43,347)      (42,134)
                                                          --------      --------      --------

Cash flows from financing activities:
  Repayment of long-term debt..........................        (42)         (576)         (409)
  Advances from (to) affiliates, net...................     (7,360)       18,971        (3,848)
  Payment of deferred financing fees...................         --          (422)         (281)
  Other, net...........................................        (95)         (527)          464
                                                          --------      --------      --------
       Net cash provided by (used for) financing
          activities...................................     (7,497)       17,446        (4,074)
                                                          --------      --------      --------

Cash and cash equivalents:
  Net increase (decrease) during the period............     26,931         7,772       (22,104)
  Balance, beginning of the period.....................     36,725        28,953        51,057
                                                          --------      --------      --------
  Balance, end of the period...........................   $ 63,656      $ 36,725      $ 28,953
                                                          ========      ========      ========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME

                             (DOLLARS IN THOUSANDS)

                                                  FEBRUARY 2, 2002   FEBRUARY 3, 2001   JANUARY 29, 2000
                                                  ----------------   ----------------   ----------------
Common Stock:
  Balance at beginning of period................     $      --          $      --          $      --
  Balance at end of period......................            --                 --                 --
                                                     ---------          ---------          ---------
Paid-in Capital:
  Balance at beginning of period................       195,162            195,162            195,139
  Tax benefit of stock option exercises.........           514                 --                 23
                                                     ---------          ---------          ---------
  Balance at end of period......................       195,676            195,162            195,162
                                                     ---------          ---------          ---------
Accumulated Deficit:
  Balance at beginning of period................      (140,213)          (142,096)          (146,236)
  Net income....................................         4,911              1,883              4,140
                                                     ---------          ---------          ---------
  Balance at end of period......................      (135,302)          (140,213)          (142,096)
                                                     ---------          ---------          ---------
Accumulated Other Comprehensive Loss:
  Balance at beginning of period................          (658)              (117)              (657)
  Other comprehensive income (loss).............          (540)              (541)               540
                                                     ---------          ---------          ---------
  Balance at end of period......................        (1,198)              (658)              (117)
                                                     ---------          ---------          ---------
Total Stockholder's Equity......................     $  59,176          $  54,291          $  52,949
                                                     =========          =========          =========
Comprehensive Income:
  Net income....................................     $   4,911          $   1,883          $   4,140
  Cumulative translation adjustment.............          (540)              (541)               540
                                                     ---------          ---------          ---------
  Total comprehensive income....................     $   4,371          $   1,342          $   4,680
                                                     =========          =========          =========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Cole National Group, Inc. is a wholly owned subsidiary of Cole National Corporation. The consolidated financial statements include the accounts of Cole National Group and its wholly owned subsidiaries (collectively, the Company). All significant intercompany transactions have been eliminated in consolidation.

     Fiscal years end on the Saturday closest to January 31 and are identified according to the calendar year in which they begin. For example, the fiscal year ended February 2, 2002 is referred to as "fiscal 2001." Fiscal 2001 and fiscal 1999 each consisted of 52-week periods, fiscal 2000 consisted of a 53-week period.

  NATURE OF OPERATIONS

     The Company is a specialty service retailer operating in both host and nonhost environments, whose primary lines of business are eyewear products and services and personalized gifts. The Company sells its products through 2,477 company-owned retail locations and 440 franchised locations in 50 states, Canada, and the Caribbean, and differentiates itself from other specialty retailers by providing value-added services at the point of sale at all of its retail locations. The Company has two reportable segments: Cole Vision and Things Remembered (see Note 8).

  INVENTORIES

     Inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

  PROPERTY AND DEPRECIATION

     The policy is to provide depreciation using the straight-line method over a period which is sufficient to amortize the cost of the asset over its useful life or lease term.

     The estimated useful lives for depreciation purposes are:

Buildings and improvements..................................   5 to 40 years
Equipment...................................................   3 to 10 years
Furniture and fixtures......................................   2 to 10 years
Leasehold improvements......................................   2 to 20 years

     Property and equipment, at cost, consist of the following at February 2, 2002 and February 3, 2001 (000's omitted):

                                                                2001       2000
                                                              --------   --------
Land and buildings..........................................  $  2,408   $ 13,322
Furniture, fixtures and equipment...........................   182,420    173,060
Leasehold improvements......................................   106,320     98,412
                                                              --------   --------
  Total property and equipment..............................  $291,148   $284,794
                                                              ========   ========

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

  STORE OPENING EXPENSES

     Store opening expenses are charged to operations in the period the expenses are incurred.

  NOTES RECEIVABLE

     The Company's notes receivable are primarily from Pearle's franchisees throughout the United States. The franchise notes are collateralized by inventory, equipment, and leasehold improvements at each location, generally bear interest at the prime rate plus 3.0%, and require monthly payments of principal and interest over periods of up to ten years.

  INTANGIBLE ASSETS

     Intangible assets, net, consist of the following at February 2, 2002 and February 3, 2001 (000's omitted):

                                                                2001       2000
                                                              --------   --------
Goodwill....................................................  $103,552   $107,360
Tradenames..................................................    42,992     44,228
                                                              --------   --------
                                                              $146,544   $151,588
                                                              ========   ========

     Goodwill is being amortized on a straight-line basis over periods from 5 to 40 years, based on management's assessment of the estimated useful life, and is presented net of accumulated amortization of $50,723,000 and $46,194,000 at February 2, 2002 and February 3, 2001, respectively. Amortization of goodwill in fiscal 2001, 2000 and 1999 was $4,533,000, $4,580,000 and $4,043,000,
respectively. Management regularly evaluates its accounting for goodwill considering primarily such factors as historical profitability, current operating profits and cash flows. The Company believes that, at February 2, 2002, the assets are realizable and the amortization periods are appropriate.

     Tradenames acquired in connection with the Pearle acquisition in 1996 are being amortized on a straight-line basis over 40 years and are presented net of accumulated amortization of $6,467,000 and $5,231,000 at February 2, 2002 and February 3, 2001, respectively. Amortization of tradenames in fiscal 2001, 2000 and 1999 was $1,236,000, $1,260,000 and $1,236,000, respectively.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). This statement requires that goodwill and certain intangible assets deemed to have indefinite useful lives will no longer be amortized, but instead, will be subject to annual reviews for impairment. The Company will apply these rules of accounting for its goodwill and tradenames beginning in the first quarter of fiscal 2002. The Company is in the process of quantifying the impact of adopting each of the provisions of SFAS 142.

  OTHER LONG-TERM ASSETS

     Financing costs incurred in connection with obtaining long-term debt are capitalized in other assets and amortized over the life of the related debt using the effective interest method. At February 2, 2002 and February 3, 2001, deferred financing costs net of accumulated amortization were $4,980,000 and $6,082,000, respectively. Amortization of financing costs in fiscal 2001, 2000 and 1999 was $1,102,000, $1,054,000 and $965,000, respectively.

     Direct costs to develop or obtain internal use software, including internal costs, are capitalized in other assets and amortized over the estimated useful life of the software using the straight-line method. Amortization periods range from two to seven years, and begin when the software is placed in service. At

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

February 2, 2002 and February 3, 2001, these costs, net of accumulated amortization, were $34,352,000 and $36,370,000, respectively. Amortization of systems development costs in fiscal 2001, 2000 and 1999 was $7,614,000, $7,695,000 and $6,703,000, respectively.

  VALUATION OF LONG-LIVED ASSETS

     Long-lived assets, such as property and equipment, goodwill and other intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

  OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consist primarily of certain employee benefit obligations, deferred lease credits and other lease-related obligations, deferred revenue and other obligations not expected to be paid within 12 months. Deferred lease credits are amortized on a straight-line basis over the life of the applicable lease.

  CAPITAL STOCK

     At February 2, 2002 and February 3, 2001, there were 1,100 shares of common stock, par value $.01 per share, authorized, issued and outstanding.

  FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of the Company's foreign subsidiary are translated to United States dollars at the rates of exchange on the balance sheet date. Income and expense items are translated at average monthly rates of exchange. Translation adjustments are presented as a component of accumulated other comprehensive loss within stockholder's equity.

  NET REVENUES

     Revenues include sales of goods and services to retail customers at company-operated stores, sales of merchandise inventory to franchisees and other outside customers, other revenues from franchisees such as royalties based on sales, interest income on notes receivable and initial franchise fees, and capitation and other fees associated with Cole Vision's managed vision care business.

     Franchise revenues based on sales by franchisees are accrued as earned. Initial franchise fees are recorded as revenue when all material services or conditions relating to the sale of the franchises have been substantially performed or satisfied by the Company and when the related store begins operations.

  ADVERTISING

     Net advertising production costs and other advertising costs are expensed as incurred, a portion of which are reimbursed by franchisees based on a percentage of their sales. Advertising expense is summarized as follows (000's omitted):

                                                          2001       2000       1999
                                                        --------   --------   --------
Gross advertising expense.............................  $ 86,364   $ 89,329   $ 88,525
Less: Franchise contribution..........................   (20,486)   (20,562)   (19,930)
                                                        --------   --------   --------
Net advertising expense...............................  $ 65,878   $ 68,767   $ 68,595
                                                        ========   ========   ========

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

  EARNINGS PER SHARE

     Earnings per share and weighted average number of common shares outstanding data for 2001, 2000 and 1999 have been omitted as the presentation of such information, considering the Company is a wholly owned subsidiary of Cole National Corporation, is not meaningful.

  CASH FLOWS

     For purposes of reporting cash flows, all temporary cash investments which have original maturities of three months or less are considered to be cash equivalents. The carrying amounts of cash and cash equivalents approximate fair value due to the short maturity of those instruments.

     Net cash flows from operating activities reflect cash payments for income taxes and interest as follows (000's omitted):

                                                           2001      2000      1999
                                                          -------   -------   -------
Income taxes............................................  $ 1,049   $   844   $   623
Interest................................................   26,555    27,007    26,229

     No dividends were declared during fiscal 2001, 2000 or 1999.

  USE OF ESTIMATES

     The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

(2)  ACQUISITION AND DISPOSITION OF BUSINESSES

     The Company made the following acquisition, which has been accounted for under the purchase method of accounting, including any contingent payments that may be made in the future. Pro forma financial results have not been presented for this acquisition, as it did not have a material effect on results of operations.

     In October 1999, the Company acquired MetLife's managed vision care benefits business. The business consisted of vision care contracts with approximately 250 institutional customers and generated approximately $15.0 million of revenue annually. The purchase price paid to date totals $3.3 million, with additional amounts contingently due upon certain conditions being met over the four years following the date of purchase.

     In fiscal 1999, the Company closed 150 optical departments in Montgomery Ward stores resulting in a pretax loss of $2.0 million, consisting primarily of inventory and fixed asset write-offs. Annual revenues in fiscal 1999 for the Ward's Optical Departments were $21.2 million.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

(3)  LONG-TERM DEBT

     Long-term debt at February 2, 2002 and February 3, 2001 is summarized as follows (000's omitted):

                                                                2001       2000
                                                              --------   --------
9 7/8% Senior Subordinated Notes:
  Face value................................................  $150,000   $150,000
  Unamortized discount......................................      (682)      (785)
                                                              --------   --------
     Total 9 7/8% Senior Subordinated Notes.................   149,318    149,215
8 5/8% Senior Subordinated Notes............................   125,000    125,000
Capital lease obligations...................................        54         96
                                                              --------   --------
                                                               274,372    274,311
Less current portion........................................       (54)       (49)
                                                              --------   --------
Net long-term debt..........................................  $274,318   $274,262
                                                              ========   ========

     On August 22, 1997, the Company issued $125.0 million of 8 5/8% Senior Subordinated Notes that mature in 2007 with no earlier scheduled redemption or sinking fund payments. Interest on the 8 5/8% notes is payable semi-annually on February 15 and August 15.

     On November 15, 1996, the Company issued $150.0 million of 9 7/8% Senior Subordinated Notes that mature in 2006 with no earlier scheduled redemption or sinking fund payments. Interest on the 9 7/8% notes is payable semi-annually on June 30 and December 31.

     The 8 5/8% notes and the 9 7/8% notes are general unsecured obligations of the Company, subordinated in right of payment to senior indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness of the Company.

     The indentures pursuant to which the 8 5/8% notes and the 9 7/8% notes were issued restrict dividend payments to Cole National Corporation to 50% of the Company's net income after October 31, 1993, plus amounts due to Cole National Corporation under a tax sharing agreement and for administrative expenses of Cole National Corporation not to exceed 0.25% of the Company's net revenue. The indentures also contain certain optional and mandatory redemption features and other financial covenants. The Company was in compliance with these covenants at February 2, 2002.

     At February 2, 2002 the fair value of long-term debt was approximately $266.8 million compared to a carrying value of $274.4 million. The fair value was estimated primarily by using quoted market prices. The Company has no significant principal payment obligations under its outstanding indebtedness until the 9 7/8% notes mature in 2006.

(4)  CREDIT FACILITY

     The operating subsidiaries of the Company have a working capital commitment ranging from $50.0 million to $75.0 million based on the Company's current debt leverage ratio described in the credit facility. This credit facility extends until January 31, 2003. Borrowings under the credit facility presently bear interest based on leverage ratios at a rate equal to, at the option of the principal operating subsidiaries of the Company, either (a) the Eurodollar Rate plus 2.5% or (b) 1.5% plus the highest of (i) the prime rate, (ii) the three-week moving average of the secondary market rates for three-month certificates of deposit plus 1.0% and (iii) the federal funds rate plus 0.5%. The Company pays a commitment fee of between 0.375% and

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

0.75% per annum on the total unused portion of the facility based on the percentage of revolving credit commitments used. Cole National Corporation, the Company's parent, guarantees this credit facility.

     The credit facility requires the principal operating subsidiaries of Cole National Group to comply with various operating covenants that restrict corporate activities, including covenants restricting the ability of the subsidiaries to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain investments or make acquisitions. The credit facility also requires the Company to comply with certain financial covenants, including covenants regarding minimum interest coverage, maximum leverage and consolidated net worth. The Company and its principal operating subsidiaries were in compliance with these covenants at February 2, 2002.

     The credit facility restricts dividend payments to the Company to amounts needed to pay interest on the 9 7/8% notes and the 8 5/8% notes, and certain amounts related to taxes, along with up to $8.0 million plus 0.25% of the Company's consolidated net revenue annually for other direct expenses of Cole National Corporation or the Company.

     No borrowings under the credit facility were outstanding as of February 2, 2002 and February 3, 2001, or at anytime during fiscal 2001. The maximum amount of borrowings outstanding during fiscal 2000 was $20.2 million.

(5)  STOCK COMPENSATION AND WARRANTS

     Cole National Corporation has various stock-based compensation plans in which key employees of the Company are eligible to participate.

     The Company applies APB Opinion 25 and related Interpretations in accounting for Cole National Corporation's stock-based compensation plans. Had compensation cost for Cole National Corporation's stock-based compensation plans been determined based on the fair value at the dates of awards consistent with the method of SFAS No. 123, the Company's net income would have been $3,703,000 in fiscal 2001, $489,000 in fiscal 2000 and $2,583,000 in fiscal 1999, respectively.

     For SFAS No. 123 purposes, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates of 4.8%, 6.2% and 5.9% for grants in fiscal 2001, 2000 and 1999, respectively, volatility of 47-49%, 45-47% and 39-45% in fiscal 2001, 2000 and 1999, respectively, and expected lives of six years for options granted in all fiscal years. The weighted average fair value of options granted during fiscal 2001, 2000 and 1999 at the date of grant were $6.31, $3.59 and $4.58, respectively. The fair value of each share granted under the Employee Stock Purchase Plan was similarly estimated using the following assumptions: risk-free interest rate of 2.7%, 6.0% and 5.2% in fiscal 2001, 2000 and 1999, respectively, volatility of 49%, 46-47% and 42% in fiscal 2001, 2000 and 1999, respectively, and expected lives of 5 to 6 months. The weighted average fair value of purchase plan shares granted during fiscal 2001, 2000 and 1999 was $2.93, $2.11 and $1.63, respectively. The effects of applying SFAS No. 123 in the pro forma disclosure above are not necessarily indicative of future amounts.

(6)  INCOME TAXES

     The Company is included in the consolidated federal income tax returns of Cole National Corporation and has been charged (credited) an amount equal to the taxes that would have been payable by it if it were a corporation filing a separate return.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

     The income tax provision reflected in the accompanying consolidated statements of operations for fiscal 2001, 2000 and 1999 are detailed below (000's omitted):

                                                            2001      2000      1999
                                                           -------   -------   -------
Current payable:
  Federal................................................  $ 3,885   $   860   $    --
  State and local........................................      784       972       824
  Foreign................................................       43        89       339
                                                           -------   -------   -------
                                                             4,712     1,921     1,163
                                                           -------   -------   -------
Deferred:
  Federal................................................      895     2,002     8,199
  Foreign................................................      (77)      427      (179)
  Tax benefit of net operating loss carryforward.........       --        --    (5,446)
                                                           -------   -------   -------
                                                               818     2,429     2,574
                                                           -------   -------   -------
  Income tax provision...................................  $ 5,530   $ 4,350   $ 3,737
                                                           =======   =======   =======

     The income tax provision differs from the federal statutory rate as follows (000's omitted):

                                                            2001      2000      1999
                                                           -------   -------   -------
Tax provision at statutory rate..........................  $ 3,654   $ 2,182   $ 2,757
  Tax effect of:
     Amortization of goodwill............................    1,252     1,252     1,230
     State income taxes, net of federal tax benefit......      510       632       536
     Decrease in valuation allowance.....................       --        --      (669)
     Other, net..........................................      114       284      (117)
                                                           -------   -------   -------
       Income tax provision..............................  $ 5,530   $ 4,350   $ 3,737
                                                           =======   =======   =======

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

     The income tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and deferred tax liabilities at February 2, 2002 and February 3, 2001 are as follows (000's omitted):

                                                                2001       2000
                                                              --------   --------
Deferred tax assets:
  Employee benefit accruals.................................  $    316   $  1,738
  Other non-deductible accruals.............................     3,267      6,200
  State and local taxes.....................................       599        818
  Net operating loss carryforwards..........................     1,859      3,025
  Intangibles...............................................     4,387      4,446
  Inventory reserves........................................     2,187      3,665
  Bad debt reserves.........................................     1,677      1,657
  Other.....................................................     2,101      2,297
                                                              --------   --------
  Total deferred tax assets.................................    16,393     23,846
  Valuation allowance.......................................    (1,141)    (1,141)
                                                              --------   --------
       Net deferred tax assets..............................    15,252     22,705
                                                              --------   --------
Deferred tax liabilities:
  Depreciation and amortization.............................    (3,261)    (4,750)
  Other.....................................................    (3,948)    (2,856)
                                                              --------   --------
       Total deferred tax liabilities.......................    (7,209)    (7,606)
                                                              --------   --------
       Net deferred tax assets..............................  $  8,043   $ 15,099
                                                              ========   ========

     At February 2, 2002, the Company had approximately $14.2 million of tax net operating loss carryforwards in the United States that expire in the years 2005 through 2019. Of that amount, $5.3 million resulted from the Company's acquisition of American Vision Centers ("AVC"). Due to the change in ownership requirements of the Internal Revenue Code, utilization of AVC's net operating loss is limited to $0.3 million per year. A valuation allowance of $1.1 million has been established to reduce the deferred tax asset related to the net operating loss to the amount that will likely be realized. The Company's balance sheet reflects an amount due from its parent for the benefit the parent will receive on the U.S. consolidated federal income tax return as a result of the net operating losses generated by the Company.

     No provision of United States federal and state income taxes has been provided for the undistributed earnings of the Company's foreign subsidiaries because those earnings are considered to be indefinitely reinvested. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable.

(7)  RETIREMENT PLANS

     The Company maintains a noncontributory defined benefit pension plan that covers employees who have met eligibility service requirements and are not members of certain collective bargaining units. The pension plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and their compensation levels near retirement.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

     The Company's policy is to fund amounts necessary to keep the pension plan in full force and effect, in accordance with the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. Actuarial present values of benefit obligations are determined using the projected unit credit method.

     In January 2002, the Company approved a plan freeze for all participants except for participants who are age 50 with 10 years of benefit service as of March 31, 2002. These participants will have their average pay frozen as of March 31, 2002, and covered compensation frozen as of December 31, 2001, but their benefit service will continue to grow. The plan freeze resulted in a curtailment gain of $3,443,000 that reduced the plan's actuarial unrecognized net loss at December 31, 2001.

     Pension expense for fiscal 2001, 2000 and 1999 includes the following components (000's omitted):

                                                            2001      2000      1999
                                                           -------   -------   -------
Service cost -- benefits earned during the period........  $ 1,639   $ 1,398   $ 1,636
Interest cost on the projected benefit obligation........    2,122     1,882     1,733
Less:
  Return on plan assets:
     Actual..............................................      483      (359)   (2,205)
     Deferred............................................   (3,203)   (2,086)       (9)
                                                           -------   -------   -------
                                                            (2,720)   (2,445)   (2,214)
Amortization of transition asset over 17.9 years.........     (179)     (179)     (179)
Prior service cost.......................................       25        28        28
                                                           -------   -------   -------
  Net pension expense....................................  $   887   $   684   $ 1,004
                                                           =======   =======   =======

     The following sets forth changes in the benefit obligation and the plan assets during the year and reconciles the funded status of the pension plan with the amounts recognized in the consolidated balance sheets (000's omitted):

                                                                2001       2000
                                                              --------   --------
Change in benefit obligation:
  Benefit obligation at beginning of period.................  $ 25,200   $ 22,660
  Service cost..............................................     1,639      1,398
  Interest cost.............................................     2,122      1,882
  Actuarial loss............................................     3,149        633
  Effects of curtailment....................................    (3,443)        --
  Benefits paid.............................................    (1,056)    (1,011)
  Expenses paid.............................................      (372)      (362)
                                                              --------   --------
     Benefit obligation at end of period....................  $ 27,239   $ 25,200
                                                              ========   ========

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

                                                                2001       2000
                                                              --------   --------
Change in plan assets:
  Fair value of plan assets at beginning of year............  $ 26,077   $ 25,410
  Actual return of plan assets..............................      (483)       359
  Employer contributions....................................     4,696      1,681
  Benefits paid.............................................    (1,056)    (1,011)
  Expenses paid.............................................      (372)      (362)
                                                              --------   --------
     Fair value of plan assets at end of year...............  $ 28,862   $ 26,077
                                                              ========   ========
Reconciliation of funded status:
  Benefit obligation at end of period.......................  $ 27,239   $ 25,200
  Fair value of plan assets, primarily money market and
     equity mutual funds....................................    28,862     26,077
                                                              --------   --------
  Funded status.............................................     1,623        877
  Unrecognized prior service cost...........................        --         25
  Net unrecognized loss.....................................     3,671        762
  Unamortized transition (asset) obligation.................      (519)      (698)
                                                              --------   --------
     Pension asset included in prepaid expenses and other...  $  4,775   $    966
                                                              ========   ========

     The weighted average discount rate used to measure the projected benefit obligation was 7.9% for fiscal 2001 and 8.4% for fiscal 2000, the rate of increase in future compensation levels was 5.0% and the expected long-term rate of return on plan assets was 9.5%.

     The Company has a defined contribution plan, including features under
Section 401(k) of the Internal Revenue Code, which provides retirement benefits to its employees. Eligible employees may contribute up to 17% of their compensation to the plans. In the United States, the Company provides for a mandatory company match of 10% of employee contributions, and may also make a discretionary matching contribution for each plan year equal to such dollar amount or percentage of employee contributions as determined by the Company's Board of Directors. In Puerto Rico, the Company provides for a mandatory match of 50% of the first 6.0% of employee contributions. The Company also has a deferred compensation plan for executives and other senior management which generally allows deferral of income without regard to limitations imposed by the Company's 401(k) plan. The Company makes a contribution of its common stock equal to 10% of the participant's deferrals. Total company matches of $785,000, $726,000 and $659,000 were recorded as expense for 2001, 2000 and 1999, respectively.

     The Company has several Supplemental Executive Retirement Plans that provide for the payment of retirement benefits to participating executives supplementing amounts payable under the Company's noncontributory defined benefit pension plan. The first plan is an excess benefit plan designed to replace benefits that would otherwise have been payable under the pension plan but that were limited as a result of certain tax law changes. Benefits payable under this plan are also subject to the Retirement Plan freeze discussed above. The second plan is a defined contribution plan under which participants receive an annual credit based on a percentage of base salary, subject to vesting requirements. The third plan is a defined benefit plan designed to provide additional retirement benefits for certain management and highly compensated employees. Expenses for these plans for fiscal 2001, 2000 and 1999 were $689,000, $619,000 and $696,000, respectively.

     The Company provides no additional significant post retirement or post employment benefits.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

(8)  SEGMENT INFORMATION

     The Company has two reportable segments: Cole Vision and Things Remembered. Most of Cole Vision's revenue is provided by sales of prescription eyewear, accessories and services through its Cole Licensed Brands and Pearle retail locations. Cole Vision's revenue is also provided by sales of merchandise to franchisees and other outside customers, by royalties based on sales, interest income on notes receivable and initial franchise fees from franchisees and by fees from managed vision care programs. The Cole Licensed Brands and Pearle business units have been aggregated in accordance with SFAS No. 131 based on the similarity of their economic characteristics, nature of products, services and production processes, types of customers, distribution methods and regulatory environment. Things Remembered's revenue is provided by sales of engravable gift merchandise, personalization and other services primarily through retail stores and kiosks. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (see Note 1).

     The reportable segments are strategic business units that offer different products and services. They are managed separately as each business requires different technology and marketing strategies. Performance is evaluated based on operating income from operations before interest, income taxes, and nonrecurring or unusual charges. Cole Vision is subject to various state regulations related to the dispensing of prescription eyewear, its relationship with the doctors of optometry and other matters.

     Reported segment revenue, depreciation and amortization, income or loss, with reconciliations to consolidated amounts are as follows (000's omitted):

                                                      2001         2000         1999
                                                   ----------   ----------   ----------
Net revenue:
  Cole Vision....................................  $  829,287   $  800,561   $  778,995
  Things Remembered..............................     272,046      275,859      258,586
                                                   ----------   ----------   ----------
       Consolidated net revenue..................  $1,101,333   $1,076,420   $1,037,581
                                                   ==========   ==========   ==========
Depreciation and amortization:
  Cole Vision....................................  $   25,404   $   24,820   $   26,266
  Things Remembered..............................      11,352       10,260       10,916
                                                   ----------   ----------   ----------
       Total segment depreciation and
          amortization...........................      36,756       35,080       37,182
     Corporate...................................       2,689        2,271        1,303
                                                   ----------   ----------   ----------
       Consolidated depreciation and
          amortization...........................  $   39,445   $   37,351   $   38,485
                                                   ==========   ==========   ==========
Income or loss:
  Cole Vision....................................  $   22,999   $   20,755   $   17,915
  Things Remembered..............................      23,403       25,811       22,706
                                                   ----------   ----------   ----------
       Total segment profit......................      46,402       46,566       40,621
  Unallocated amounts:
       Corporate expenses........................     (10,040)     (12,472)      (6,061)
                                                   ----------   ----------   ----------
  Consolidated operating income..................      36,362       34,094       34,560
  Interest and other expense, net................     (25,921)     (27,861)     (26,683)
                                                   ----------   ----------   ----------
  Income before income taxes.....................  $   10,441   $    6,233   $    7,877
                                                   ==========   ==========   ==========

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

     Reported segment assets, expenditures for capital additions and systems developments costs and acquisitions of businesses, with reconciliations to consolidated amounts, are as follows (000's omitted):

                                                       2001        2000        1999
                                                     ---------   ---------   ---------
Segment assets:
  Cole Vision......................................  $ 401,837   $ 423,709   $ 418,687
  Things Remembered................................    140,787     141,484     141,511
                                                     ---------   ---------   ---------
     Total segment assets..........................    542,624     565,193     560,198
  Elimination of intercompany receivables..........    (47,385)    (43,949)    (52,917)
  Corporate cash and temporary cash investments....     50,650      26,416      21,024
  Other corporate assets...........................     15,890      13,340      59,966
                                                     ---------   ---------   ---------
     Consolidated assets...........................  $ 561,779   $ 561,000   $ 588,271
                                                     =========   =========   =========
Expenditures for capital additions and systems
  development costs:
  Cole Vision......................................  $  27,410   $  31,857   $  33,728
  Things Remembered................................     12,751      11,457       5,709
                                                     ---------   ---------   ---------
     Total segment expenditures....................     40,161      43,314      39,437
  Corporate........................................      1,836         160          79
                                                     ---------   ---------   ---------
     Consolidated expenditures.....................     41,997      43,474      39,516
                                                     =========   =========   =========
Expenditures for acquisitions of businesses, net of
  cash acquired Cole Vision........................  $     747   $      --   $   2,956
                                                     =========   =========   =========

     Revenue from external customers of each group of similar products and services is as follows (000's omitted):

                                                      2001         2000         1999
                                                   ----------   ----------   ----------
Sales of optical products and services...........  $  749,314   $  733,410   $  724,546
Royalties, interest income and initial fees from
  franchises.....................................      20,109       21,653       22,361
Fees from managed vision care programs...........      59,864       45,498       32,088
                                                   ----------   ----------   ----------
  Total Cole Vision net revenue..................     829,287      800,561      778,995
Retail sales of gift merchandise and services....     272,046      275,859      258,586
                                                   ----------   ----------   ----------
  Consolidated net revenue.......................  $1,101,333   $1,076,420   $1,037,581
                                                   ==========   ==========   ==========

     The Company operates primarily in the United States. Net revenue attributable to Cole Vision's Canadian operations was $29.9 million, $31.3 million and $28.6 million in fiscal 2001, 2000 and 1999, respectively. Long-lived assets located in Canada at February 2, 2002, February 3, 2001 and January 29, 2000 totaled $3.0 million, $3.4 million and $3.1 million, respectively.

(9)  COMMITMENTS

     The Company leases a substantial portion of its equipment and facilities including laboratories, office and warehouse space, and retail store locations. These leases generally have initial terms of up to 10 years and often contain renewal options. Certain of the store locations have been sublet to franchisees. In most

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     FEBRUARY 2, 2002 AND FEBRUARY 3, 2001

leases covering retail store locations, additional rents are payable based on store sales. In addition, Cole Vision operates departments in various host stores paying occupancy costs solely as a percentage of sales under agreements containing short-term cancellation clauses. Generally, the Company is required to pay taxes and normal expenses of operating the premises for laboratory, office, warehouse and retail store leases; the host stores pay these expenses for departments operated on a percentage-of-sales basis. The following amounts represent rental expense for fiscal 2001, 2000 and 1999 (000's omitted):

                                                       2001        2000        1999
                                                     ---------   ---------   ---------
Occupancy costs based on sales.....................  $  56,652   $  54,854   $  52,623
All other rental expense...........................    102,173      96,924      96,084
Sublease rental income.............................    (19,719)    (21,354)    (21,672)
                                                     ---------   ---------   ---------
  Total rental expense, net........................  $ 139,106   $ 130,424   $ 127,035
                                                     =========   =========   =========

     At February 2, 2002, future minimum lease payments and sublease income receipts under noncancellable leases are as follows (000's omitted):

                                                                OPERATING LEASES
                                                              ---------------------
                                                              PAYMENTS    RECEIPTS
                                                              ---------   ---------
2002........................................................  $  76,483   $ (10,565)
2003........................................................     67,836      (7,997)
2004........................................................     59,535      (6,557)
2005........................................................     48,129      (4,750)
2006........................................................     37,346      (3,201)
2007 and thereafter.........................................     92,900      (5,520)
                                                              ---------   ---------
Total future minimum lease payments.........................  $ 382,229   $ (38,590)
                                                              =========   =========

     In fiscal 2001, under a sale and leaseback agreement, the Company received approximately $5.7 million, net of related costs, from the sale of its Cole Vision lab and distribution facility in Dallas, Texas and leased it back under a fifteen-year lease agreement with four five-year renewal options. The transaction produced a gain of approximately $0.6 million that was deferred and is being amortized over the fifteen-year lease period.

     In fiscal 2000, under a sale and leaseback agreement, the Company received approximately $13.8 million, net of related costs, from the sale of its Cole Vision office facility in Twinsburg, Ohio and leased it back under an eighteen-year lease agreement with two ten-year renewal options. The transaction produced a gain of approximately $4.8 million that was deferred and is being amortized over the eighteen-year initial lease period.

     In the ordinary course of business, the Company is involved in various legal proceedings. The Company is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the results of operations, liquidity or financial position of the Company.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                               MAY 4,     FEBRUARY 2,
                                                                2002         2002
                                                              ---------   -----------
Assets
Current assets:
  Cash and cash equivalents.................................  $  62,560    $  63,656
  Accounts receivable, less allowances of $5,494 and $4,008,
     respectively...........................................     46,199       39,544
  Current portion of notes receivable.......................      2,795        2,825
  Inventories...............................................    118,832      111,098
  Refundable income taxes...................................        472          502
  Prepaid expenses and other................................     21,712       22,613
  Deferred income tax benefits..............................        500          430
                                                              ---------    ---------
       Total current assets.................................    253,070      240,668

Property and equipment, at cost.............................    293,604      291,148
  Less -- accumulated depreciation and amortization.........   (172,998)    (169,851)
                                                              ---------    ---------
       Total property and equipment, net....................    120,606      121,297

Notes receivable, excluding current portion, less allowances
  of $4,218 and $5,209, respectively........................      3,921        3,899
Deferred income taxes and other assets......................     48,441       49,371
Intangible assets, net......................................    146,549      146,544
                                                              ---------    ---------
       Total assets.........................................    572,587      561,779
                                                              =========    =========
Liabilities and Stockholder's Equity
Current liabilities:
  Current portion of long-term debt.........................  $      44    $      54
  Account payable...........................................     60,752       57,242
  Payable to affiliates, net................................     74,393       73,548
  Accrued interest..........................................      7,436        6,130
  Accrued liabilities.......................................     80,475       78,725
  Accrued income taxes......................................        907          546
                                                              ---------    ---------
       Total current liabilities............................    224,007      216,245

Long-term debt, net of discount and current portion.........    274,346      274,318

Other long-term liabilities.................................     12,046       12,040

Stockholder's equity........................................     62,188       59,176
                                                              ---------    ---------
     Total liabilities and stockholder's equity.............  $ 572,587    $ 561,779
                                                              =========    =========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                              THIRTEEN WEEKS ENDED
                                                              ---------------------
                                                               MAY 4,      MAY 5,
                                                                2002        2001
                                                              ---------   ---------
Net revenue.................................................  $290,109    $270,291

Costs and expenses:
  Cost of goods sold........................................    95,648      87,722
  Operating expenses........................................   182,949     173,276
  Goodwill and tradename amortization.......................        --       1,462
                                                              --------    --------
     Total costs and expenses...............................   278,597     262,460
                                                              --------    --------

Operating income............................................    11,512       7,831

Interest and other (income) expense:
  Interest expense..........................................     6,993       6,901
  Interest and other income.................................      (298)       (936)
                                                              --------    --------
     Total interest and other (income) expense, net.........     6,695       5,965
                                                              --------    --------

Income before income taxes..................................     4,817       1,866

Income tax provision........................................     1,927       1,306
                                                              --------    --------

Net income..................................................  $  2,890    $    560
                                                              ========    ========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                              THIRTEEN WEEKS ENDED
                                                              ---------------------
                                                               MAY 4,      MAY 5,
                                                                2002        2001
                                                              ---------   ---------
Cash flows from operating activities:
  Net income................................................   $ 2,890     $   560
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     8,958       9,309
     Noncash interest expense...............................       309         305
     Gain on sale of fixed assets...........................        --        (683)
     Increases (decreases) in cash resulting from changes in
      operating assets and liabilities:
       Accounts and notes receivable, prepaid expenses and
        other assets........................................    (5,666)      4,301
       Inventories..........................................    (7,682)     (7,546)
       Accounts payable, accrued liabilities and other
        liabilities.........................................     5,234      (5,656)
       Accrued interest.....................................     1,306         977
       Accrued, refundable and deferred income taxes........       317         929
                                                               -------     -------
          Net cash provided by operating activities.........     5,666       2,496
                                                               -------     -------

Cash flows from investing activities:
  Purchases of property and equipment, net..................    (6,348)     (5,933)
  Net proceeds from sale of fixed assets....................        --       4,712
  Systems development costs.................................    (1,228)     (2,107)
  Other, net................................................       (95)       (105)
                                                               -------     -------
          Net cash used for investing activities............    (7,671)     (3,433)
                                                               -------     -------

Cash flows from financing activities:
  Repayment of long-term debt...............................       (11)        (10)
  Advances from (to) affiliates, net........................       881         (94)
  Other, net................................................        39        (200)
                                                               -------     -------
          Net cash provided by (used for) financing
           activities.......................................       909        (304)
                                                               -------     -------

Cash and cash equivalents:
  Net decrease during the period............................    (1,096)     (1,241)
  Balance, beginning of period..............................    63,656      36,725
                                                               -------     -------
  Balance, end of period....................................   $62,560     $35,484
                                                               =======     =======

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Cole National Group, Inc. is a wholly owned subsidiary of Cole National Corporation. The consolidated financial statements include the accounts of Cole National Group and its wholly owned subsidiaries (collectively, the "Company"). All significant intercompany transactions have been eliminated in consolidation.

     The accompanying consolidated financial statements have been prepared without audit and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although management believes that the disclosures herein are adequate to make the information not misleading. Results for interim periods are not necessarily indicative of the results to be expected for the full year. These statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included in its annual report on Form 10-K for the fiscal year ended February 2, 2002.

     In the opinion of management, the accompanying financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly Cole National Group, Inc.'s financial position as of May 5, 2001 and the results of operations and cash flows for the 13 weeks ended May 4, 2002 and May 5, 2001.

  Inventories

     The accompanying interim consolidated financial statements have been prepared without physical inventories.

  Cash Flows

     Net cash flows from operating activities reflect net cash payments for income taxes and payments for interest of $127,000 and $5,628,000, respectively, for the 13 weeks ended May 4, 2002, and $380,000 and $5,620,000, respectively, for the 13 weeks ended May 5, 2001.

  Total Other Comprehensive Income

     Total other comprehensive income for the 13 weeks ended May 4, 2002 and May 5, 2001 is as follows (000's omitted):

                                                              13 WEEKS ENDED
                                                              ---------------
                                                              MAY 4,   MAY 5,
                                                               2002     2001
                                                              ------   ------
Net income..................................................  $2,890    $560
Cumulative translation gain (loss)..........................     122    (209)
                                                              ------    ----
Total other comprehensive income............................  $3,012    $351
                                                              ======    ====

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

(2) GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company adopted Financial Accounting Standard Board Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in the first quarter of fiscal 2002. This statement

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

requires that goodwill and certain intangible assets deemed to have indefinite lives will no longer be amortized, but instead, will be subject to reviews for impairment annually, or more frequently if certain indicators arise. With the adoption of this statement, the Company ceased amortization of goodwill and tradenames as of February 3, 2002. The Company is in the process of completing the required transitional impairment testing of goodwill.

     The following table presents the first quarter results of the Company on a comparable basis (000's omitted, except per share amounts):

                                                              13 WEEKS ENDED
                                                              ---------------
                                                              MAY 4,   MAY 5,
                                                               2002     2001
                                                              ------   ------
Net income:
  Reported net income.......................................  $2,890   $  560
  Goodwill amortization.....................................      --    1,153
  Tradename amortization....................................      --      309
  Related tax adjustment....................................      --      (25)
                                                              ------   ------
  Adjusted net income.......................................  $2,890   $1,997
                                                              ======   ======

     The net carrying amount of intangible assets at May 4, 2002, by business segment, was $124,218,000 at Cole Vision and $22,331,000 at Things Remembered. The change in the net carrying amount of intangible assets for the 13 weeks ended May 4, 2002, was due to currency impact on goodwill at Cole Vision.

(3) SEGMENT INFORMATION

     Information on the Company's reportable segments is as follows (000's omitted):

                                                                13 WEEKS ENDED
                                                              -------------------
                                                               MAY 4,     MAY 5,
                                                                2002       2001
                                                              --------   --------
Net revenue:
  Cole Vision...............................................  $236,656   $216,381
  Things Remembered.........................................    53,453     53,910
                                                              --------   --------
     Consolidated net revenue...............................  $290,109   $270,291
                                                              ========   ========
Operating income (loss):
  Cole Vision...............................................  $ 15,136   $ 11,380
  Things Remembered.........................................    (1,364)    (1,068)
                                                              --------   --------
     Total segment operating income.........................  $ 13,772   $ 10,312
  Unallocated amounts:
     Corporate expenses.....................................    (2,260)    (2,481)
                                                              --------   --------
  Consolidated operating income.............................    11,512      7,831
  Interest and other income, net............................    (6,695)    (5,965)
                                                              --------   --------
  Income before income taxes................................  $  4,817   $  1,866
                                                              ========   ========

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(4) SUBSEQUENT EVENTS

     On May 22, 2002, the Company issued $150.0 million of 8 7/8% senior subordinated notes due 2012. These notes are unsecured and mature on May 15, 2012. Interest on the notes is payable semi-annually on each May 15 and November 15, commencing November 15, 2002.

     The indenture pursuant to which the 8 7/8% notes were issued contains certain optional and mandatory redemption features and other financial covenants similar to those in the indentures for the Company's 8 5/8% and previously outstanding 9 7/8% notes.

     Net proceeds from the 8 7/8% note offering, together with cash on hand, were used to retire $150.0 million of 9 7/8% senior subordinated notes due 2006 and pay premiums and other costs associated with retiring those notes. The Company anticipates that its second quarter results will include an extraordinary loss on early extinguishment of debt of approximately $7.6 million, net of an income tax benefit of approximately $4.1 million, representing the payment of premiums and other costs of retiring the notes and the write-offs of unamortized discount and deferred financing fees.

     In connection with the 8 7/8% note offering, the Company and its operating subsidiaries amended their existing credit facility to, among other things, extend its term to May 31, 2006, provide a working capital commitment of $75.0 million and reduce borrowing rates. Borrowings under the amended credit facility presently bear interest at a rate equal to, at the option of the principal operating subsidiaries, either (a) the Eurodollar Rate plus 2.25% or (b) 1.25% plus the highest of (i) the prime rate, (ii) the three-week moving average of the secondary market rates for three-month certificates of deposit plus 1.0% and
(iii) the federal funds rate plus 0.5%. The Company pays a commitment fee of between 0.50% and 0.75% per annum on the unused portion of the facility based on the percentage of revolving credit commitments used.

     The amended credit facility, which is guaranteed by Cole National Corporation and Cole National Group, has customary operating and financial covenants similar to those in the Company's previous credit agreement as described in the Company's annual reports on Form 10-K.

                                  $150,000,000

                                  [COLE LOGO]

                          8 7/8% Senior Subordinated Notes
                                    due 2012

                          ---------------------------

                                   PROSPECTUS

                                 July    , 2002

                          ---------------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION


     Until October 6, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Seventh of Cole National's Certificate provides that Cole National will indemnify its officers, directors and each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of Cole National as an employee or agent of Cole National or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or any other applicable laws as from time to time may be in effect and that Cole National may enter into agreements which provide for indemnification greater or different from that provided in the Certificate. In addition, Cole National has provided in Article Sixth of its Certificate that no director will be personally liable to Cole National or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director, to the full extent permitted by the DGCL or any other applicable laws as from time to time may be in effect. The Certificate further provides that any repeal or modification of Article Seventh or Article Sixth will not adversely affect the right or protection existing under such provision prior to such repeal or modification.

     Subsection (a) of the Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he will be indemnified against expenses including attorneys' fees) actually and reasonably incurred by him in connection therewith; that any indemnification under subsections (a) and
(b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, employee or agent of another corporation or enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Our parent has entered into indemnity agreements (the "Indemnity Agreements") with the current Directors and executive officers of Cole National and expects to enter into similar agreements with any Director or those executive officers designated by the Board of Directors of Cole National elected or appointed in the future at the time of their election or appointment.

     Pursuant to the Indemnity Agreements, our parent will indemnify a Director or officer of Cole National (the "Indemnitee") if the Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a Director or officer of Cole National, or is or was serving at the request of Cole National in certain capacities with another entity, against any and all costs, charges and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is available to the Indemnitee unless it proved by clear and convincing evidence that the Indemnitee's action or failure to act was not in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cole National.

     The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides our parent with a written promise that (i) he has reasonably incurred or will reasonably incur actual expenses in defending an actual civil, criminal, administrative, or investigative action, suit, proceeding or claim and (ii) he will repay such amount if it is ultimately determined that he is not entitled to be indemnified by our parent. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement.

     Under our parent's Director and Officer Liability Insurance Policy, each director and certain officers of Cole National are insured against certain liabilities which might arise in connection with their respective positions with Cole National.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference.

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
  3.1(i)     Certificate of Incorporation of Cole National Group,
             incorporated by reference to Exhibit 3.1(i) to Cole National
             Group's Registration Statement on Form S-1 (Registration No.
             33-66342)
  3.2(ii)    By-Laws of Cole National Group, incorporated by reference to
             Exhibit 3.2(ii) to Cole National Group's Registration
             Statement on Form S-1 (Registration No. 33-66342)
  4.1        Indenture dated August 22, 1997, between Cole National
             Group, Inc. and Norwest Bank Minnesota, National
             Association, as Trustee, relating to the 8 5/8% Senior
             Subordinated Notes Due 2007, incorporated by reference to
             Exhibit 4.4 of Cole National Group, Inc.'s Registration
             Statement on Form S-1 (Registration No. 333-34963)
  4.2        Indenture dated May 22, 2002, between Cole National Group,
             Inc. and Wells Fargo Bank Minnesota, N.A., as trustee,
             relating to the 8 7/8% Senior Subordinated Notes Due 2012
             (the form of such notes are included in the Indenture),
             incorporated by reference to Exhibit 10.2 of Cole National
             Group, Inc.'s Quarterly Report or Form 10-Q for the quarter ended May 4, 2002 (File No. 33-66342)
  4.3        Cole National Group by this filing agrees, upon request, to file with the Commission the instruments defining the rights of holders of long-term debt of Cole National Group and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of Cole
             National Group and its subsidiaries on a consolidated basis

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
  4.4***     Registration Rights Agreement dated May 22, 2002, by and
             between Cole National Group, Inc. and Lehman Brothers Inc.,
             CIBC World Markets Corp. and McDonald Investments Inc., as
             initial purchasers relating to the 8 7/8% Senior
             Subordinated Notes due 2012
  5.1***     Opinion of Jones, Day, Reavis & Pogue
 10.1        Lease Agreement (Knoxville) dated as of November 28, 1979 by and between Tommy Hensley, as agent for the real property of
             Mrs. Don Siegel and Cole Vision Corporation, as amended and supplemented, incorporated by reference to Exhibit 10.15 to
             Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.2        Lease Agreement (Memphis) dated as of October 2, 1991 by and between Shelby Distribution Park and Cole Vision
             Corporation, incorporated by reference to Exhibit 10.16 to
             Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.3        Lease Agreement (Richmond) dated as of April 23, 1982 by and between Daniel, Daniel & Daniel and Cole Vision Corporation, as amended and supplemented, incorporated by reference to
             Exhibit 10.17 to Cole National Group's Registration
             Statement on Form S-1 (Registration No. 33-66342)
 10.4        Lease for Multi-Tenancy Space (Salt Lake) dated as of
             October 30, 1981 by and between East Centennial Joint
             Venture and Cole Vision Corporation, as amended and
             supplemented, incorporated by reference to Exhibit 10.18 to
             Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.5        Form of Lease Agreement Finite 19518 dated as of December
             29, 1988 between Sears, Roebuck and Co. and Cole Vision
             Corporation, incorporated by reference to Exhibit 10.23 to
             Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.6        Lease Agreement (Knoxville) dated as of April 11, 1995 by
             and between Richard T. Fox and Cole Vision Corporation,
             incorporated by reference to Exhibit 10.29 to Cole National
             Corporation's Annual Report on Form 10-K for the period
             ended February 3, 1996 (File No. 1-12814)
 10.7        Form of Indemnification Agreement for Directors of Cole
             National Group, incorporated by Reference to Exhibit 10.19 to Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.8        Form of Indemnification Agreement for Officers of Cole
             National Group, incorporated by reference to Exhibit 10.20 to Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.9        Form of License Agreement (Optical), incorporated by
             reference to Exhibit 10.24 to Cole National Group's
             Registration Statement on Form S-1 (Registration No.
             33-66342)
 10.10       Form of License/Lease Agreement (Optical), incorporated by reference to Exhibit 10.25 to Cole National Group's
             Registration Statement on Form S-1 (Registration No.
             33-66342)
 10.11       Agreement for the Allocation of Federal Income Tax Liability
             and Benefits among Members of the Parent Group dated August
             23, 1985, as amended, incorporated by reference to Exhibit
             10.26 to Cole National Group's Registration Statement on
             Form S-1 (Registration No. 33-66342)
 10.12       Assignment and Assumption Agreement dated as of September
             30, 1993 between Cole National Corporation and Cole National
             Group, incorporated by reference to Exhibit 10.24 to Cole
             National Corporation's Annual Report on Form 10-K for the
             period ended February 3, 1996 (File No. 1-12814)
 10.13       Lease agreement (Salt Lake) dated as of November 1, 1996 by and between Gibbons Realty Company and Cole Vision
             Corporation, incorporated by reference to Exhibit 10.01 of
             Cole National Corporation's quarterly report of Form 10-Q
             for the period ended November 2, 1996 (File No. 1-12814)
 10.14       Cole National Group Guarantee and Cash Collateral Agreement,
             dated as of November 15, 1996, by Cole National Group and
             Cole National Corporation, incorporated by reference to
             Exhibit 99.3 of Cole National Corporation's Report on Form
             8-K, filed with the Commission on December 2, 1996 (File No.
             1-12814)

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
 10.15       Guarantee and Collateral Agreement, dated as of November 15,
             1996, by Cole Vision Corporation, Things Remembered, Inc.,
             Cole Gift Centers, Inc., Pearle, Inc. and Pearle Service
             Corporation and Canadian Imperial Bank of Commerce,
             incorporated by reference to Exhibit 99.4 of Cole National
             Corporation's Report on Form 8-K, filed with the Commission on December 2, 1996 (File No. 1-12814)
 10.16*      Cole National Group, Inc. 1999 Supplemental Retirement
             Benefit Plan dated as of December 17, 1998, incorporated by reference to Exhibit 10.51 to Cole National Corporation's
             Annual Report on Form 10-K for the period ended January 30,
             1999 (File No. 1-12814)
 10.17*      Amended and Restated Instrument Designating Participants of
             the Cole National Group, Inc. 1999 Supplemental Retirement
             Benefit Plan dated January 25, 2002, incorporated by
             reference to Exhibit 10.39 to Cole National Corporation's
             Annual Report on Form 10-K for the period ended February 2,
             2002 (File No. 1-12814)
 10.18*      Cole National Group, Inc. Deferred Compensation Plan
             effective as of February 1, 1999, incorporated by reference to Exhibit 10.53 to Cole National Corporation's Annual
             Report on Form 10-K for the period ended January 30, 1999
             (File No. 1-12814)
 10.19*      Amendment No. 1, dated as of December 17, 1998, to the Cole
             National Group, Inc. Supplemental Pension Plan, incorporated by reference to Exhibit 10.54 to Cole National Corporation's
             Annual Report on Form 10-K for the period ended January 30,
             1999 (File No. 1-12814)
 10.20*      Employment Agreement entered into as of December 17, 1998 by and among Cole National Corporation, Cole National Group,
             Inc., Cole Vision Corporation, Pearle Inc., Things
             Remembered, Inc. and Jeffrey A. Cole, incorporated by
             reference to Cole National Corporation's Annual Report on
             Form 10-K in the period ended January 30, 1999 (File No.
             1-12814)
 10.21*      Instrument Designating Participant of the Cole National
             Group, Inc. 1999 Supplemental Retirement Benefit Plan dated
             January 1, 2000, incorporated by reference to Exhibit 10.66 to Cole National Corporation's Annual Report on Form 10-K
             for the period ended February 3, 2001 (File No. 1-12814)
 10.22*      Addendum to Employment Agreement dated June 4, 1999 among
             Jeffrey A. Cole, Cole National Corporation and certain of
             its subsidiaries, incorporated by reference to Exhibit 10.67 to Cole National Corporation's Annual Report on Form 10-K
             for the period ended February 3, 2001 (File No. 1-12814)
 10.23*      Amendment No. 1 to the Cole National Group, Inc. Deferred
             Compensation Plan for Senior Executives and other Senior
             Management, dated January 25, 2002 incorporated by reference to Exhibit 10.63 to Cole National Corporation's Annual
             Report on Form 10-K for the period ended February 2, 2002
             (File No. 1-12814)
 10.24*      Amendment No. 2 to the Cole National Group, Inc.
             Supplemental Pension Plan, dated January 25, 2002
             incorporated by reference to Exhibit 10.64 to Cole National
             Corporation's Annual Report on Form 10-K for the period
             ended February 2, 2002 (File No. 1-12814)
 10.25*      Amendment No. 2 to the Cole National Group, Inc.
             Supplemental Retirement Benefit Plan, dated January 25, 2002 incorporated by reference to Exhibit 10.66 to Cole National
             Corporation's Annual Report on Form 10-K for the period
             ended February 2, 2002 (File No. 1-12814)
 10.26*      Amendment No. 1 to the Cole National Group, Inc. 1999
             Supplemental Retirement Benefit Plan, dated January 25, 2002 incorporated by reference to Exhibit 10.67 to Cole National
             Corporation's Annual Report on Form 10-K for the period
             ended February 2, 2002 (File No. 1-12814)
 10.27***    Amended and Restated Credit Agreement dated May 23, 2002,
             among Cole Vision Corporation, Things Remembered, Inc., and
             Pearle, Inc. and Canadian Imperial Bank of Commerce, is
             incorporated by reference to Exhibit 10.1 to Cole National
             Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 4, 2002 (File No. 33-66342)
 12.1***     Ratio of Earnings to Fixed Charges
 21.1***     Subsidiaries
 23.1**      Consent of Arthur Andersen LLP
 23.2***     Consent of Jones Day, Reavis & Pogue (included in Exhibit
             5.1)

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
 24.1***     Power of Attorney.
 25.1***     Statement of Eligibility under the Trust Indenture Act of
             1939 on Form T-1
 99.1****    Letter of Transmittal
 99.2****    Notice of Guaranteed Delivery
 99.3****    Letter regarding Exchange Offer
 99.4****    Letter to Depository Trust Company Participants


---------------

   * Reflects management contract or other compensatory arrangement required to be filed under Item 601 of Regulation S-K.

  ** Omitted in reliance upon Rule 437a of the Securities Act.


 *** Previously filed.



**** Filed herewith.


(b) Financial Statement Schedules:

     Report of Independent Public Accountants on the Financial Statement
Schedules

     Schedule I -- Condensed Financial Information of Registrant

     Schedule II -- Valuation and Qualifying Accounts

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                      ON THE FINANCIAL STATEMENT SCHEDULES

To the Board of Directors of Cole National Group, Inc.:

     We have audited in accordance with auditing standards generally accepted in the United States the consolidated financial statements of Cole National Group, Inc. and Subsidiaries included in Form 10-K, and have issued our report thereon dated March 19, 2002. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The financial statement schedules are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the consolidated financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Cleveland, Ohio,
March 19, 2002.

                                                                      SCHEDULE I

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

COLE NATIONAL GROUP, INC.
CONDENSED BALANCE SHEETS
FEBRUARY 2, 2002 AND
FEBRUARY 3, 2001
(Dollars in millions)

                                                               2001     2000
                                                              ------   ------
Assets:
Cash........................................................  $ 50.7   $ 26.4
Deferred income tax benefits................................      --      2.5
Investment in subsidiaries..................................   387.0    391.8
Property and equipment, net.................................     6.0      3.6
Other.......................................................    12.8      9.0
                                                              ------   ------
  Total assets..............................................  $456.5   $433.3
                                                              ======   ======
Liabilities and stockholder's equity:
Accounts payable and accrued expenses.......................  $ 15.4   $ 13.5
Deferred income taxes.......................................     3.0       --
Payable to affiliates.......................................    99.8     85.9
Long-term debt..............................................   274.4    274.4
Other long-term liabilities.................................     4.7      5.2
Stockholder's equity........................................    59.2     54.3
                                                              ------   ------
  Total liabilities and stockholder's equity................  $456.5   $433.3
                                                              ======   ======

COLE NATIONAL GROUP, INC.                                             SCHEDULE I
CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS                    (CONTINUED)
52 WEEKS ENDED FEBRUARY 2, 2002,
53 WEEKS ENDED FEBRUARY 3, 2001 AND
52 WEEKS ENDED JANUARY 29, 2000
(Dollars in millions)

                                                             FEBRUARY 2,   FEBRUARY 3,   JANUARY 29,
                                                                2002          2001          2000
                                                             -----------   -----------   -----------
Revenue -- services to affiliates..........................     $29.7         $16.4         $10.4
Operating expenses.........................................      29.8          14.3          10.4
Interest expense...........................................      (0.5)          0.3           0.1
                                                                -----         -----         -----
Pre-tax income (loss)......................................       0.4           1.8          (0.1)
Income tax benefit.........................................      (0.8)         (0.4)         (0.9)
                                                                -----         -----         -----
Income before equity in undistributed earnings of
  subsidiaries and extraordinary items.....................       1.2           2.2           0.8
Equity in undistributed earnings (loss) of subsidiaries....       3.7          (0.4)          3.7
                                                                -----         -----         -----
Net income.................................................       4.9           1.8           4.5
Adjustments to reconcile net income to cash provided by
  (used for) operating activities..........................       9.5           6.8          (7.1)
                                                                -----         -----         -----
     Net cash provided by (used for) operating
       activities..........................................      14.4           8.6          (2.6)
                                                                -----         -----         -----
Investing activities:
  Purchases of property and equipment net..................      (3.4)           --            --
  Systems development costs................................      (1.0)         (1.8)         (2.1)
  Other, net...............................................        --           0.2            --
                                                                -----         -----         -----
     Net cash used for investing activities................      (4.4)         (1.6)         (2.1)
                                                                -----         -----         -----
Financing activities:
  Repayment of long-term debt..............................      (0.1)         (0.4)         (0.3)
  Advances from (to) affiliates............................      13.9          (0.8)         (9.0)
  Payment of financing fees................................        --           (.4)         (0.3)
  Other, net...............................................       0.5            --           0.6
                                                                -----         -----         -----
     Net cash provided by (used for) financing
       activities..........................................      14.3          (1.6)         (9.0)
                                                                -----         -----         -----
Net change in cash.........................................      24.3           5.4         (13.7)
Cash, beginning of period..................................      26.4          21.0          34.7
                                                                -----         -----         -----
Cash, end of period........................................     $50.7         $26.4         $21.0
                                                                =====         =====         =====

                                                                      SCHEDULE I

                                                                     (CONTINUED)

             NOTE TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

     The accompanying financial information of Cole National Group, Inc., a wholly-owned subsidiary of Cole National Corporation, is as of February 2, 2002 and February 3, 2001 and for the 52 weeks ended February 2, 2002 and January 29, 2000 and the 53 weeks ended February 3, 2001. Cole National Group is a holding company for its wholly-owned subsidiaries, Things Remembered, Inc., Cole Vision Corporation and Pearle, Inc., except for expenses associated with Cole National Group's corporate offices, consisted of no other operations.

     This financial information should be read in connection with the Notes to Consolidated Financial Statements of Cole National Group, Inc. and Subsidiaries, contained elsewhere in this registration statement.

COLE NATIONAL GROUP, INC. AND SUBSIDIARIES                           SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
52 WEEKS ENDED FEBRUARY 2, 2002
53 WEEKS ENDED FEBRUARY 3, 2001 AND
52 WEEKS ENDED JANUARY 29, 2000
(Dollars in millions)

                                                          CHARGED
                                                        (REVERSALS)
                                          BALANCE AT      TO COST                    BALANCE
                                           BEGINNING        AND                       END OF
              DESCRIPTION                  OF PERIOD     EXPENSES     DEDUCTIONS      PERIOD
              -----------                 -----------   -----------   -----------   ----------
FEBRUARY 2, 2002
Allowance for doubtful accounts.........     $7.3          $ 0.1       $   (3.4)(A)    $4.0
Franchise note allowance for doubtful
  accounts..............................      4.5            1.6           (0.9)(A)      .2
FEBRUARY 3, 2001
Allowance for doubtful accounts.........     $7.6          $ 4.6       $   (4.9)(A)    $7.3
Franchise allowance for uncollectable
  notes.................................      4.2            0.8           (0.5)(A)     4.5
JANUARY 29, 2000
Allowance for doubtful accounts.........     $7.2          $ 4.3       $   (3.9)(A)    $7.6
Franchise note allowance for doubtful
  accounts..............................      5.2            0.3           (1.3)(A)     4.2
Restructuring --
1998 Charge.............................     $6.1          $(0.1)      $   (6.0)       $ --
1996 Charge.............................      1.0             --           (1.0)         --

---------------

(A) Receivable balances written off, net of recoveries

     Reserve balances presented in the Notes to Consolidated Financial Statements are not presented in this schedule.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                 (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, in the State of Ohio, on July 3, 2002.


                                          Cole National Group, Inc.

                                          By: /s/ THOMAS T. S. KAUNG
                                          --------------------------------------
                                              Thomas T. S. Kaung
                                              Executive Vice President
                                              and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:



                      NAME                                        TITLE                       DATE
                      ----                                        -----                       ----
                       *                          Chairman, Chief Executive Officer and   July 3, 2002
------------------------------------------------  Director (Principal Executive Officer)
                Jeffrey A. Cole

                       *                            President, Chief Operating Officer    July 3, 2002
------------------------------------------------               and Director
                 Larry Pollock

                       *                          Vice President, Accounting and Report   July 3, 2002
------------------------------------------------      (Principal Accounting Officer)
              Tracy L. Burmeister

             /s/ THOMAS T. S. KAUNG                 Executive Vice President and Chief    July 3, 2002
------------------------------------------------  Financial Officer (Principal Financial
               Thomas T. S. Kaung                                Officer)

                       *                                         Director                 July 3, 2002
------------------------------------------------
               Timothy F. Finley

                       *                                         Director                 July 3, 2002
------------------------------------------------
                 Irwin N. Gold

                       *                                         Director                 July 3, 2002
------------------------------------------------
               Melchert F. Groot

                       *                                         Director                 July 3, 2002
------------------------------------------------
                Peter V. Handal

                       *                                         Director                 July 3, 2002
------------------------------------------------
               Charles A. Ratner

                       *                                         Director                 July 3, 2002
------------------------------------------------
                Walter J. Salmon



* The undersigned, by signing his name hereto, does sign and execute this amendment no. 1 to the Registration Statement on Form S-4 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as exhibit 24.1 on behalf of the registrant.


                                          By: /s/ THOMAS T. S. KAUNG
                                            ------------------------------------
                                            Thomas T. S. Kaung, Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
  3.1(i)     Certificate of Incorporation of Cole National Group,
             incorporated by reference to Exhibit 3.1(i) to Cole National
             Group's Registration Statement on Form S-1 (Registration No.
             33-66342)
  3.2(ii)    By-Laws of Cole National Group, incorporated by reference to
             Exhibit 3.2(ii) to Cole National Group's Registration
             Statement on Form S-1 (Registration No. 33-66342)
  4.1        Indenture dated August 22, 1997, between Cole National
             Group, Inc. and Norwest Bank Minnesota, National
             Association, as Trustee, relating to the 8 5/8% Senior
             Subordinated Notes Due 2007, incorporated by reference to
             Exhibit 4.4 of Cole National Group, Inc.'s Registration
             Statement on Form S-1 (Registration No. 333-34963)
  4.2        Indenture dated May 22, 2002, between Cole National Group,
             Inc. and Wells Fargo Bank Minnesota, N.A., as trustee,
             relating to the 8 7/8% Senior Subordinated Notes Due 2012
             (the form of such notes are included in the Indenture),
             incorporated by reference to Exhibit 10.2 of Cole National
             Group, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 4, 2002 (File No. 33-66342)
  4.3        Cole National Group by this filing agrees, upon request, to file with the Commission the instruments defining the rights of holders of long-term debt of Cole National Group and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of Cole
             National Group and its subsidiaries on a consolidated basis
  4.4***     Registration Rights Agreement dated May 22, 2002, by and
             between Cole National Group, Inc. and Lehman Brothers Inc.,
             CIBC World Markets Corp. and McDonald Investments Inc., as
             initial purchasers relating to the 8 7/8% Senior
             Subordinated Notes due 2012
  5.1***     Opinion of Jones, Day, Reavis & Pogue
 10.1        Lease Agreement (Knoxville) dated as of November 28, 1979 by and between Tommy Hensley, as agent for the real property of
             Mrs. Don Siegel and Cole Vision Corporation, as amended and supplemented, incorporated by reference to Exhibit 10.15 to
             Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.2        Lease Agreement (Memphis) dated as of October 2, 1991 by and between Shelby Distribution Park and Cole Vision
             Corporation, incorporated by reference to Exhibit 10.16 to
             Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.3        Lease Agreement (Richmond) dated as of April 23, 1982 by and between Daniel, Daniel & Daniel and Cole Vision Corporation, as amended and supplemented, incorporated by reference to
             Exhibit 10.17 to Cole National Group's Registration
             Statement on Form S-1 (Registration No. 33-66342)
 10.4        Lease for Multi-Tenancy Space (Salt Lake) dated as of
             October 30, 1981 by and between East Centennial Joint
             Venture and Cole Vision Corporation, as amended and
             supplemented, incorporated by reference to Exhibit 10.18 to
             Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.5        Form of Lease Agreement Finite 19518 dated as of December
             29, 1988 between Sears, Roebuck and Co. and Cole Vision
             Corporation, incorporated by reference to Exhibit 10.23 to
             Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.6        Lease Agreement (Knoxville) dated as of April 11, 1995 by
             and between Richard T. Fox and Cole Vision Corporation,
             incorporated by reference to Exhibit 10.29 to Cole National
             Corporation's Annual Report on Form 10-K for the period
             ended February 3, 1996 (File No. 1-12814)
 10.7        Form of Indemnification Agreement for Directors of Cole
             National Group, incorporated by Reference to Exhibit 10.19 to Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.8        Form of Indemnification Agreement for Officers of Cole
             National Group, incorporated by reference to Exhibit 10.20 to Cole National Group's Registration Statement on Form S-1
             (Registration No. 33-66342)
 10.9        Form of License Agreement (Optical), incorporated by
             reference to Exhibit 10.24 to Cole National Group's
             Registration Statement on Form S-1 (Registration No.
             33-66342)

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
 10.10       Form of License/Lease Agreement (Optical), incorporated by reference to Exhibit 10.25 to Cole National Group's
             Registration Statement on Form S-1 (Registration No.
             33-66342)
 10.11       Agreement for the Allocation of Federal Income Tax Liability
             and Benefits among Members of the Parent Group dated August
             23, 1985, as amended, incorporated by reference to Exhibit
             10.26 to Cole National Group's Registration Statement on
             Form S-1 (Registration No. 33-66342)
 10.12       Assignment and Assumption Agreement dated as of September
             30, 1993 between Cole National Corporation and Cole National
             Group, incorporated by reference to Exhibit 10.24 to Cole
             National Corporation's Annual Report on Form 10-K for the
             period ended February 3, 1996 (File No. 1-12814)
 10.13       Lease agreement (Salt Lake) dated as of November 1, 1996 by and between Gibbons Realty Company and Cole Vision
             Corporation, incorporated by reference to Exhibit 10.01 of
             Cole National Corporation's quarterly report of Form 10-Q
             for the period ended November 2, 1996 (File No. 1-12814)
 10.14       Cole National Group Guarantee and Cash Collateral Agreement,
             dated as of November 15, 1996, by Cole National Group and
             Cole National Corporation, incorporated by reference to
             Exhibit 99.3 of Cole National Corporation's Report on Form
             8-K, filed with the Commission on December 2, 1996 (File No.
             1-12814)
 10.15       Guarantee and Collateral Agreement, dated as of November 15,
             1996, by Cole Vision Corporation, Things Remembered, Inc.,
             Cole Gift Centers, Inc., Pearle, Inc. and Pearle Service
             Corporation and Canadian Imperial Bank of Commerce,
             incorporated by reference to Exhibit 99.4 of Cole National
             Corporation's Report on Form 8-K, filed with the Commission on December 2, 1996 (File No. 1-12814)
 10.16*      Cole National Group, Inc. 1999 Supplemental Retirement
             Benefit Plan dated as of December 17, 1998, incorporated by reference to Exhibit 10.51 to Cole National Corporation's
             Annual Report on Form 10-K for the period ended January 30,
             1999 (File No. 1-12814)
 10.17*      Amended and Restated Instrument Designating Participants of
             the Cole National Group, Inc. 1999 Supplemental Retirement
             Benefit Plan dated January 25, 2002, incorporated by
             reference to Exhibit 10.39 to Cole National Corporation's
             Annual Report on Form 10-K for the period ended February 2,
             2002 (File No. 1-12814)
 10.18*      Cole National Group, Inc. Deferred Compensation Plan
             effective as of February 1, 1999, incorporated by reference to Exhibit 10.53 to Cole National Corporation's Annual
             Report on Form 10-K for the period ended January 30, 1999
             (File No. 1-12814)
 10.19*      Amendment No. 1, dated as of December 17, 1998, to the Cole
             National Group, Inc. Supplemental Pension Plan, incorporated by reference to Exhibit 10.54 to Cole National Corporation's
             Annual Report on Form 10-K for the period ended January 30,
             1999 (File No. 1-12814)
 10.20*      Employment Agreement entered into as of December 17, 1998 by and among Cole National Corporation, Cole National Group,
             Inc., Cole Vision Corporation, Pearle Inc., Things
             Remembered, Inc. and Jeffrey A. Cole, incorporated by
             reference to Cole National Corporation's Annual Report on
             Form 10-K in the period ended January 30, 1999 (File No.
             1-12814)
 10.21*      Instrument Designating Participant of the Cole National
             Group, Inc. 1999 Supplemental Retirement Benefit Plan dated
             January 1, 2000, incorporated by reference to Exhibit 10.66 to Cole National Corporation's Annual Report on Form 10-K
             for the period ended February 3, 2001 (File No. 1-12814)
 10.22*      Addendum to Employment Agreement dated June 4, 1999 among
             Jeffrey A. Cole, Cole National Corporation and certain of
             its subsidiaries, incorporated by reference to Exhibit 10.67 to Cole National Corporation's Annual Report on Form 10-K
             for the period ended February 3, 2001 (File No. 1-12814)
 10.23*      Amendment No. 1 to the Cole National Group, Inc. Deferred
             Compensation Plan for Senior Executives and other Senior
             Management, dated January 25, 2002 incorporated by reference to Exhibit 10.63 to Cole National Corporation's Annual
             Report on Form 10-K for the period ended February 2, 2002
             (File No. 1-12814)

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
 -------     ----------------------
 10.24*      Amendment No. 2 to the Cole National Group, Inc.
             Supplemental Pension Plan, dated January 25, 2002
             incorporated by reference to Exhibit 10.64 to Cole National
             Corporation's Annual Report on Form 10-K for the period
             ended February 2, 2002 (File No. 1-12814)
 10.25*      Amendment No. 2 to the Cole National Group, Inc.
             Supplemental Retirement Benefit Plan, dated January 25, 2002 incorporated by reference to Exhibit 10.66 to Cole National
             Corporation's Annual Report on Form 10-K for the period
             ended February 2, 2002 (File No. 1-12814)
 10.26*      Amendment No. 1 to the Cole National Group, Inc. 1999
             Supplemental Retirement Benefit Plan, dated January 25, 2002 incorporated by reference to Exhibit 10.67 to Cole National
             Corporation's Annual Report on Form 10-K for the period
             ended February 2, 2002 (File No. 1-12814)
 10.27***    Amended and Restated Credit Agreement dated May 23, 2002,
             among Cole Vision Corporation, Things Remembered, Inc., and
             Pearle, Inc., and Canadian Bank of Commerce, is incorporated by reference to Exhibit 10.1 to Cole National Group Inc.'s
             Quarterly Report on Form 10-Q for the quarter ended May 4,
             2002 (File No. 33-66342)
 12.1***     Ratio of Earnings to Fixed Charges
 21.1***     Subsidiaries
 23.1**      Consent of Arthur Andersen LLP
 23.2***     Consent of Jones Day, Reavis & Pogue (included in Exhibit
             5.1)
 24.1***     Power of Attorney.
 25.1***     Statement of Eligibility under the Trust Indenture Act of
             1939 on Form T-1
 99.1****    Letter of Transmittal
 99.2****    Notice of Guaranteed Delivery
 99.3****    Letter regarding Exchange Offer
 99.4****    Letter to Depository Trust Company Participants


---------------

   * Reflects management contract or other compensatory arrangement required to be filed under Item 601 of Regulation S-K.

  ** Omitted in reliance upon Rule 437a of the Securities Act.


 *** Previously filed.



**** Filed herewith.